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Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-100672

IROQUOIS BIO-ENERGY COMPANY, LLC 20,000,000 Units, $20,000,000 Minimum Offering 25,000,000 Units, $25,000,000 Maximum Offering $1.00 per Unit

        We are offering units of Iroquois Bio-Energy Company, LLC, an Indiana limited liability company. Each unit represents a pro rata ownership interest in our assets, profits, losses and distributions.

        Offering Terms.    Our officers and managers will offer and sell the units on our behalf on a best efforts basis. However, we intend to engage one or more broker-dealers to act as underwriters to offer and sell the units on a best efforts basis. We are offering a minimum of 20,000,000 and a maximum of 25,000,000 units, at a price of $1.00 per unit. No public market currently exists for the units. If you wish to purchase units, then you must purchase a minimum of 5,000 units (a $5,000 minimum investment), and in increments of 1,000 units thereafter. You may purchase the units by either submitting 100% of the total subscription price or 20% and executing a promissory note for the remaining balance. You cannot, together with your affiliates, own more than 20% of the units then held by all members. We intend to close the offering on December 31, 2003, subject to one or more extensions to no later than June 30, 2004.

        Escrow and Closing.    We will hold your subscription payment in an escrow account that we have established at Peoples State Bank of Francesville until we receive and accept subscriptions for the minimum amount offered. If we do not raise the minimum amount offered by the close of the offering, we will promptly return all subscription payments, together with any related interest earned after September 30, 2003. If we receive and accept subscriptions for the minimum amount offered by the close of the offering, 10% of your total subscription price (or one-half of your 20% minimum initial payment) may be released to us from escrow. If we do not subsequently close on our debt financing and execute a design-build agreement for the construction and operation of our proposed ethanol plant by September 30, 2004, we will promptly return all subscription payments remaining in the escrow account, together with any related interest earned after September 30, 2003. See "Plan of Distribution—Escrow Procedures" for additional information.

        Investing in our units involves a high degree of risk. Before deciding to invest, you should carefully review this prospectus, and consider each of the factors under "Risk Factors" beginning on page 10, including, among others, the following:

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  Our units are subject to significant transfer restrictions, and no public trading market for the units exists or is expected to develop in the foreseeable future;

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  We are a start-up entity that will initially allocate all of our resources towards the development of our proposed ethanol plant, will initially be engaged in design and construction, and will not begin generating revenue until we complete construction of the proposed ethanol plant;

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  We expect to be taxed as a partnership for federal income tax purposes, which means you will have to recognize your share of any income we generate regardless of whether we make any cash distributions to you;

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  Our success depends upon federal and state regulations and incentives that support the ethanol industry; and

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  We also require significant debt financing, and you may lose 10% of your total subscription price if we raise the minimum amount offered but do not close on our debt financing.

        The following table summarizes our estimated proceeds from the offering if the minimum or maximum number of units offered are sold, and before deducting offering expenses estimated at $455,000:

	Minimum		Maximum
	Per Unit	Total	Per Unit	Total
Public Offering Price	$1.00	$20,000,000	$1.00	$25,000,000
Underwriters' Commissions(1)	$.06	$960,000	$.06	$1,260,000
Net Proceeds, before offering expenses	$.94	$19,040,000	$.94	$23,740,000

(1)
Assumes that we engage one or more broker-dealers to act as underwriters to sell 16,000,000 units if the minimum offering is sold, or 21,000,000 units if the maximum offering is sold, and we pay them a fee equal to 6% of the offering price per unit. See "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2003.

TABLE OF CONTENTS

Page
Prospectus Summary	1
Risk Factors	10
Capitalization	22
Dilution	23
Distribution Policy	24
Selected Financial Data	25
Use of Proceeds	26
Management's Plan of Operation	27
Business	35
Management	61
Certain Relationships and Related Party Transactions	66
Security Ownership of Certain Beneficial Owners and Management	68
Plan of Distribution	69
Determination of Offering Price	74
Description of Units and Operating Agreement	74
Units Eligible for Future Sale	83
Federal Income Tax Consequences of Owning Our Units	84
Legal Matters	94
Experts	94
Transfer Agent	94
Where You Can Get More Information	94
Financial Statements	F-1
Appendix A—Iroquois Bio-Energy Company, LLC Articles of Organization and Operating Agreement (formally known as the First Amended and Restated Operating Agreement)	A-1
Appendix B—Subscription Agreement	B-1

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus and if provided, such information must not be relied upon as having been authorized by us. This prospectus is an offer to sell, or a solicitation of offers to buy the units only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the units.

PROSPECTUS SUMMARY

        This summary only highlights certain information from this prospectus and may not contain all of the information that is important to you. We urge you to read this entire prospectus and the documents it refers to carefully in order to fully understand our business, the offering and the units that we are offering.

The company

        We are a recently formed Indiana limited liability company. We are seeking a minimum of $20,000,000 and a maximum of $25,000,000 in equity capital to pay for a portion of the design, development, construction and start-up costs of a 40,000,000 gallon per year ethanol plant that we intend to build near Rensselaer, Indiana. Since our estimated total project cost is approximately $60,106,000 to $60,231,000, we will also require a significant amount of grant proceeds and debt financing to complete the project. Once the ethanol plant is constructed, we plan to produce and sell ethanol, distillers grains and carbon dioxide.

        We are a development stage company formed on April 2, 2002. On April 30, 2002, all project assets and cash of Iroquois Bio-Energy Cooperative were transferred to us as part of the reorganization of the cooperative into a limited liability company. Iroquois Bio-Energy Cooperative was a development stage company formed on September 8, 1995. Other than project assets relating to the proposed ethanol plant and cash, the cooperative had no other assets or operations. As part of the reorganization, each of the members of the cooperative became a member of our limited liability company and each was issued 1,000 units in exchange for the member's cooperative membership interest. The cooperative was dissolved on April 30, 2002.

        We are not an operating entity. We have no substantial assets or revenue. We will not begin operations until we complete construction of our proposed ethanol plant. Our principal office is located at 6317 East 181st Avenue, Hebron, Indiana 46341-9302. Our telephone number is (219) 866-5990 and our fax number is (219) 866-7490.

The ethanol industry

        Ethanol is produced by processing corn and other biomass. Ethanol is utilized primarily as an "oxygenate," or an additive to gasoline to increase the oxygen level in fuel so the gasoline burns more cleanly. Ethanol is also used to enhance octane in gasoline and as a gasoline extender. The increased use of ethanol is attributable in part to the Federal Clean Air Act Amendments of 1990, which established the federal oxygenated gasoline programs to reduce smog in certain urban areas by requiring the use of oxygenated fuels during the winter months. In addition, under the Clean Air Amendments, ten major U.S. metropolitan areas are required to use oxygenated fuel year-round. Currently, the mandates of the Federal Clean Air Act Amendments of 1990 are being satisfied primarily with ethanol or methyl tertiary butyl ether or "MTBE," which is cheaper than ethanol. However, unlike MTBE, which is petroleum-based, ethanol is biodegradable. MTBE is being phased out or is currently banned in certain states, including, among others, New York, California and Illinois, due to concerns over groundwater contamination.

        Due in part to federal and state policies promoting cleaner air and federal and state tax and production incentives, the ethanol industry has grown substantially in recent years. Based on the Renewable Fuels Association's February 2003 Industry Outlook, twelve new ethanol facilities opened in 2002. These new plants, combined with expansions to six existing facilities, added more than 400,000,000 gallons of production capacity to the ethanol industry in 2002. According to the Renewable Fuels Association, as of June 2003, U.S. ethanol plants have the capacity to produce approximately 2.9 billion gallons of ethanol annually, with approximately 527,000,000 gallons under construction or expansion. Ultimately, pending federal and state legislation regarding the use of MTBE as an oxygenate, continuation of the clean air standards, and the creation of a national renewable fuels standard may materially affect the ethanol industry and our business.

Government incentive programs

        To assist in the development of ethanol production and to stimulate demand for domestically produced corn, the federal government and various state governments, including Indiana, have created incentive programs to encourage ethanol production. The federal incentive programs include excise tax credits to gasoline distributors, direct payments to eligible producers for increased ethanol production and federal income tax credits which may be earned by eligible producers. State incentive programs include production payments and income tax credits. However, these programs are not without controversy, due in part to the cost of such programs. Increases in the use of ethanol as a fuel additive will increase the amount of excise tax credits available to gasoline distributors, which translates into lower federal tax revenues. The direct payment program is a significant expenditure and Congress may choose not to fully fund the program in any given fiscal year. These federal programs may be affected by the passage of pending energy legislation. In addition, opposition to ethanol is mounting from non-corn producing states. These states contend that gasoline prices in the state may increase significantly due to shipping costs, because most ethanol is currently produced in corn producing states.

  Commodity Credit Corporation Bioenergy Program

        One of the federal incentive programs is the Commodity Credit Corporation Bioenergy Program, which makes payments of up to $7,500,000 per year through federal fiscal year 2006 (September 30, 2006) to producers of biofuels for increases in their production of ethanol, biodiesel or other biofuels over their prior year's production. Funding for the program is subject to an annual appropriation, up to a maximum of $150,000,000 per fiscal year. For fiscal year 2003, the program received funding of $115,500,000. Payments under the program are subject to pro rata reduction if aggregate payments to all producers in any one fiscal year would otherwise exceed the annual available funding. According to the United States Department of Agriculture's Farm Service Agency, applications for payments for the first three quarters of fiscal year 2003 have already exceeded the program's available funding for the entire fiscal year.

  Indiana Ethanol Production Credit

        The State of Indiana has recently enacted legislation providing for tax credits against the Indiana state income and other taxes for qualifying new ethanol plants. Under the Ethanol Production Tax Credit program, the maximum credit allowed to any one facility is $5,000,000, and the maximum total credit allowed to all facilities for all tax years is $10,000,000. We expect that our proposed ethanol plant would be eligible to participate in this program if credits are still available, and that any credits received could be passed through to our unit holders.

The business

        We believe that perceived risks associated with MTBE, the growth in the number of larger gasoline consuming vehicles in many metropolitan areas, federal and Indiana subsidies and incentives for ethanol producers, potential growth in ethanol markets east and southeast of the proposed site, an abundant supply of corn, and existing local dairy and cattle operations, create an opportunity for a large-scale ethanol plant in northern Indiana. Northern Indiana in general is served by good rail and highway transportation networks that provide access to a number of ethanol markets in the Midwest and beyond, including Baltimore, Chicago, Cincinnati, Indianapolis, Louisville, Milwaukee and New York City. We have selected a site near Rensselaer, Indiana to build our ethanol plant, and have entered into an option agreement with one of our managers and his family to allow us to purchase the land. There is a CSX rail line adjacent to the site that connects to the CSX main line rail system for the area. There are also two primary natural gas pipelines running through the site that connect to a Louisiana-sourced natural gas supply. We believe that the existing natural gas and rail infrastructure will provide our project with competitive strengths in energy and transportation costs.

        We expect that it will take approximately 14 months from the date we close on our debt financing to build our proposed ethanol plant. We expect that our proposed ethanol plant will be able to convert, on an annual basis, approximately 14,300,000 bushels of corn into approximately 40,000,000 gallons of ethanol, 120,000 tons of distillers grains and 109,000 tons of raw carbon dioxide gas. We intend to sell the distillers grains as animal feed. We do not intend to hire a sales staff to market our ethanol and distillers grains. We have entered into an agreement with Ethanol Products, LLC, the second largest seller of ethanol in the United States, to market our ethanol. We have entered into discussions with prospective third party distributors for our distillers grains, but have not contracted with any distributor. We have also entered into an agreement to sell our raw carbon dioxide to an unrelated third party processor who intends to build a carbon dioxide processing facility next to our ethanol plant.

        We plan to engage Dilling Mechanical Contractors, Inc. to design and build our proposed ethanol plant, using ethanol process technology provided by Katzen International, Inc. (which has been involved in the development of over 70 ethanol plants worldwide) or another established process engineering firm. We also anticipate that Dilling Mechanical will engage Shiel Sexton (an Indiana construction company) to provide construction services and Gaylor Electric (an Indiana electrical engineering firm) to provide electrical engineering services. We anticipate entering into a design-build agreement with Dilling Mechanical on a cost plus fee basis, with a guaranteed maximum price, before we close the offering. Dilling Mechanical has provided us a scope document and a guaranteed maximum price proposal for the construction of the ethanol plant, including certain site preparation and improvements, of approximately $47,994,000. In addition, we expect to incur approximately $2,509,000 for other construction-related expenditures for which we expect to be responsible. However, actual construction costs could be significantly higher because we expect that certain events and conditions, including among others, delays or change orders we may submit, may not be covered under the guaranteed maximum price.

Our financing plan

        Depending upon the results of the offering, we estimate that the project will cost approximately $60,106,000 to $60,231,000. We have raised approximately $947,000 in seed capital, and hope to raise $20,000,000 to $25,000,000 in this offering, obtain approximately $5,709,000 in grants, and finance the remaining balance with debt financing. We have been awarded a grant for up to $2,820,000 from the United States Department of Energy for the federal government's fiscal year 2002, which ends September 30, 2003. Funding for a renewal grant for us for up to $2,889,000 has been earmarked in the fiscal year 2003 Congressional appropriation conference report. We plan to combine these two grants and are currently negotiating the terms and conditions of the combined grant. These are matching funds, which means that to receive a total of $5,709,000 from the anticipated combined grant, we must spend at least $11,418,000 on qualified expenditures and comply with the other terms and conditions of the combined grant.

        The amount of debt financing that we need depends in part on the amount we raise in the offering and whether we receive all of our anticipated grant proceeds. We have no commitment from any lender for the debt financing that we need. If we do not secure the debt financing that we need, we will not be able to construct our proposed ethanol plant and may have to abandon our business. We expect that any debt financing we obtain will be secured by the ethanol plant and substantially all of our other assets. The debt financing will also have significant restrictive financial and other covenants that could limit distributions to unit holders and have other consequences.

        We have retained Acala Partners, Inc. to provide business plan and other development assistance for our proposed ethanol plant, including assisting and advising us on the potential engagement of suitable licensed broker-dealers.

Summary of risk factors

        Investing in our units is speculative and involves a high degree of risk. We cannot assure you that we will be able to complete our proposed ethanol plant or engage in the production of ethanol, distillers grains or carbon dioxide on a profitable basis. You should consider each of the risks described in the section entitled "Risk Factors" in evaluating an investment in the units, including, but not limited to the following:

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  Risks relating to the offering, including the lack of a public market for the units and restrictions on transfer, which could make it difficult for you to transfer your units when you desire and the fact that if we receive and accept subscriptions for the $20,000,000 minimum offered, 10% of your total subscription price (or one-half of your 20% minimum initial payment) may be released to us from escrow and become at risk capital, even if we have not closed on the debt financing that we need or collected the total subscription price from all investors;

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  Risks due to our lack of an operating history and expected restrictions from debt repayment obligations and other debt covenants, which could make it difficult for us to successfully operate the ethanol plant or make distributions to our unit holders;

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  Risks relating to our construction and development, including, among other things, environmental and permitting issues and adverse weather conditions, which could result in higher costs or delays, and hinder our ability to timely complete construction and begin start-up operations;

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  Risk of higher operating costs because of higher corn, labor, transportation or utilities costs, changes in environmental laws, or our inability to hire competent personnel to efficiently operate the ethanol plant;

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  Risk of significant decreases in ethanol prices because of lower demand due to, among others, changes in governmental regulations, the loss of governmental incentives, and an increased supply of ethanol as additional ethanol plants are built;

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  Risks relating to competition in the ethanol market, because other ethanol producers have significantly greater resources and experience than we do, and we may not be able to adopt technological advances into our operations;

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  Risks relating to restrictions on your right to participate in the management of our affairs, which makes it difficult for you to effect changes to our management or Operating Agreement, and that makes a change in control difficult to accomplish; and

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  Risks relating to our partnership tax status, including, among others, potential tax liabilities to you regardless of whether we make any distributions to you, audits and adjustments of our tax returns could result in audits and adjustments to your tax returns, and our earnings being subject to double taxation if we lose our partnership tax status, resulting in lower net income and less cash available for distributions.

The offering

        This is an initial public offering of units, which represents ownership interests in Iroquois Bio-Energy Company, LLC. We are offering a minimum of 20,000,000 and a maximum of 25,000,000 units, at a price of $1.00 per unit. As of August 24, 2003, we have received subscriptions for approximately 4,038,000 units ($4,038,000), which are subject to certain withdrawal rights as described elsewhere in this prospectus. We intend to close the offering on the date that we receive and accept subscriptions for the maximum number of units offered or December 31, 2003, subject to one or more extensions to no later than June 30, 2004, unless earlier terminated by the board of managers. If you wish to purchase units, then you must purchase a minimum of 5,000 units (a $5,000 minimum investment), and in increments of 1,000 units thereafter. Under our operating agreement, no member may, together with affiliates, own more than 20% of the units then held by all members.

        Our officers, managers and affiliates may also purchase the units for investment and not for resale. They must purchase units subject to the same terms and conditions that apply to all other investors acquiring units pursuant to this offering. Units acquired by our officers, managers and affiliates will count towards our achieving the minimum number of units offered.

        We currently have no underwriters. Our officers and managers will offer and sell the units on our behalf on a best efforts basis. However, we intend to engage one or more broker-dealers to act as underwriters to offer and sell the units on a best efforts basis. We expect to pay compensation of up to 6% of the offering price per unit to each broker-dealer engaged by us for sales effected through the broker-dealer. Based upon subscriptions already received, we estimate that we may sell through broker-dealers up to approximately 16,000,000 units ($16,000,000) if the minimum offering is sold, or 21,000,000 units ($21,000,000) if the maximum is sold. Please see "Plan of Distribution—Potential Broker-Dealer Arrangements."

  Suitability

        Investing in our units is highly speculative and very risky. Our units are suitable only as a long-term investment and only if you can bear a complete loss of your investment. Although we expect matching services to be available to match unit holders who want to sell with persons who want to buy, there is no public trading market for the units and we do not expect one to develop in the foreseeable future. The units are also subject to significant transfer restrictions. This means that it may be difficult for you to sell them in the future. The board of managers reserves the right to reject any subscription, in whole or in part, for any reason, including, if the board determines that the units are not a suitable investment for a particular investor.

  Subscription procedures

        If you wish to purchase units, you should follow the procedures outlined in the section "Plan of Distribution—Subscription Procedures." Generally, to purchase the units, you must:

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  Complete the subscription agreement, attached as Appendix B;

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  Execute the member signature page to our Operating Agreement, attached as Appendix A;

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  Include a check for 20% or 100% of the total subscription price made payable to "Iroquois Bio-Energy Company, LLC Escrow";

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  If you are not submitting full payment, complete and execute the promissory note, attached as Exhibit 1 to the subscription agreement, for the remaining balance of the total subscription price; and

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  Send an executed copy of the subscription agreement, the signature page to our Operating Agreement, the promissory note (if applicable) and check to us at:

    Iroquois Bio-Energy Company, LLC
    6317 East 181st Avenue
    Hebron, Indiana 46341-9302

  Promissory notes

        The outstanding principal balance of the promissory note will be due in one or more installments upon a 30-day written notice from us. The notes will not be due until we receive and accept subscription agreements for at least the minimum amount offered. If an investor does not pay the principal balance when due, interest will accrue on the amount due at a rate of 8% per annum and we may commence legal proceedings to collect the amount due and any related expenses. In addition, we have the right to retain 20% of the investor's total subscription price as liquidated damages, and redeem any units then already issued with respect to the subscription, in exchange for cancellation of the note. If we redeem your units, you will no longer own those units and will forfeit any related interest in our limited liability company.

  Escrow procedures

        We will hold all subscription payments in an escrow account that we have established at Peoples State Bank of Francesville until we receive and accept subscriptions for the minimum amount offered. If we do not raise the minimum amount offered by the close of the offering, we will promptly return all subscription payments, together with any related interest earned after September 30, 2003, and all related promissory notes. If we receive and accept subscriptions for the minimum amount offered by the close of the offering, 10% of each investor's total subscription price (or one-half of the investor's 20% minimum initial payment) may be released to us from escrow. We would use the proceeds to pay for project development costs and issue certificates representing 10% of the units subscribed. We will not break escrow and complete the sale of the remaining 90% of each investor's subscription until we satisfy the following conditions:

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  We close on $28,575,000 to $33,450,000 of debt financing, less any additional grants we may receive;

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  We execute a design-build agreement for the construction and operation of our proposed ethanol plant; and

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  We are not subject to any legal orders prohibiting the offering or our project, or orders from the Securities and Exchange Commission revoking the effectiveness of our registration statement relating to the offering.

If we do not close on our debt financing and execute a design-build agreement by September 30, 2004, we will promptly return all subscription payments remaining in the escrow account, together with any related interest earned after September 30, 2003, and all related promissory notes.

Use of proceeds

        We intend to use the net proceeds from the offering to pay for site acquisition and preparation costs, insurance, offering and financing costs, general and administrative expenses and a portion of the construction and start-up costs of the ethanol plant.

Summary of distribution policy

        We have not declared or paid any distributions on our units and will not pay or declare any distributions prior to our generating revenue. We will not begin generating any revenue until we begin operation of the ethanol plant. Subject to loan covenants and restrictions, we will distribute our net cash flow to holders of our units in proportion to their units held. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by the board of managers in its sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. However, we may never pay cash distributions.

Summary of our Operating Agreement

        Our Articles of Organization and the Operating Agreement of our members set forth how we govern our business and affairs and your rights as a member. Our Operating Agreement is formally known as the First Amended and Restated Operating Agreement. We have attached our Articles of Organization and Operating Agreement as Appendix A to this prospectus and encourage you to read them carefully.

  Description of units

        Under our Operating Agreement, we may issue up to 50,000,000 units. As of the date of this prospectus, we have 1,875,000 units issued and outstanding. Holders of units share earnings and will receive distributions (if any) ratably in proportion to units held. The units are described in greater detail under the section entitled "Description of Units and Operating Agreement."

  Restrictions on transfer

        Transfer of the units is restricted. You cannot transfer your units without the prior approval of our board of managers. Our board of managers will not approve a transfer unless the transfer complies with our Operating Agreement and does not cause us to lose our partnership tax status. Any transfer not approved by the board of managers or not in compliance with our Operating Agreement is null and void, and the parties engaged in the transfer must indemnify us against all cost and liability arising from the proposed transfer.

  Board of managers

        The board of managers will manage our business and operations. Currently, our initial board of managers consists of ten managers. Our initial board of managers may appoint up to five additional managers. No more than five managers may reside in the same county. Beginning in 2004, our members will elect one-third (or as nearly as possible) of the members of the board of managers. Beginning with the 2004 annual members' meeting, the board will consist of at least seven, but no more than 11 managers. Our members will elect managers upon the affirmative vote of holders of a majority of the units present, either in person or by proxy, and entitled to vote at a meeting of the members.

        To transact business, at least two-thirds of our managers must be present at a meeting. Generally, all matters to be decided by the board of managers must be approved by a majority of the managers present at a meeting. Each manager has one vote. A manager may resign at any time. Following the election of a manager, a manager may be removed at any time upon the affirmative vote of holders of a majority of the units entitled to vote at a duly held meeting of the members.

  Voting rights

        Members have voting power in proportion to units held. Each unit is entitled to one vote on matters submitted to a members' vote. In addition to electing or removing members of the board of managers, members have the right to vote on certain matters, such as the issuance of units for less than $1.00 per unit, the sale of all or substantially all of our assets, our merger or consolidation with another entity, our dissolution, and amending our Articles of Organization or Operating Agreement. Although members have certain voting rights, they do not have dissenters' rights. This means that if we were to merge, consolidate, exchange or otherwise dispose of all or substantially all of our assets, you will not have the right to seek appraisal or payment of the fair value of your units.

Summary of conflicts of interest

        Conflicts of interest exist and may arise in the future because of the relationships between and among our officers, managers, affiliates and us, and the fact that we may from time to time enter into transactions with our officers, managers and affiliates. We have entered into an option agreement to purchase a site for our proposed ethanol plant from one of our managers and his family. We may enter into other material contracts with our officers, managers and affiliates, and sell additional units to them. Our officers, managers and affiliates may also sell corn to us and purchase distillers grains on terms similar to those contained in contracts entered into by us with unaffiliated third parties. We cannot assure you that transactions we enter into with related parties are on terms as favorable to us as those that could have been obtained in an arms-length transaction.

        We currently have not established any formal procedures to evaluate or resolve any conflicts of interest. Although we intend to examine all conflicts that may arise from time to time, we cannot assure you that conflicts of interest will not harm our business or reduce the value of your units. Please see the more detailed discussion of these conflicts in "Certain Relationships and Related Party Transactions."

Summary of tax considerations

        We expect to be treated as a partnership for federal income tax purposes. We will not pay any federal income taxes and will instead allocate our net income to our unit holders who must include that income as part of their taxable income. This means that you will have to pay taxes on your allocated share of our income regardless of whether we make any distribution to you. To maintain our tax status, we may limit the number of transfers of units in any particular year. This could prevent you from transferring your units when you wish. Please see "Federal Income Tax Consequences of Owning Our Units" for a discussion of important federal income tax consequences.

Changes from and additions to our original prospectus

        This prospectus contains, among other things, the following changes from and additions to our original prospectus dated February 27, 2003:

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  We have made the following changes to the offering and subscription and escrow procedures:

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  We intend to close the offering on December 31, 2003, subject to one or more extensions to no later than June 30, 2004.

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  To purchase the units, an investor may either submit 100% of the total subscription price or 20% and execute a promissory note for the remaining balance.

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  Investors who submit subscriptions prior to receipt of this prospectus will be permitted to withdraw their subscriptions or replace 80% of their total subscription price with promissory notes.

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  If we receive and accept subscriptions for the minimum amount offered by the close of the offering, 10% of each investor's total subscription price, together with any related interest earned, may be released to us from escrow and we would issue the investor units for 10% of the units subscribed.

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  We will not break escrow and complete the sale of the remaining 90% of each investor's subscription unless we have closed on our debt financing and executed a design-build agreement for our proposed ethanol plant by September 30, 2004.

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  If we return any or all of an investor's subscription payments, the investor will also be entitled to any interest earned on those funds after September 30, 2003.

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  We have hired Acala Partners, Inc. to provide certain financial and business consulting services to us.

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  We now intend to build the ethanol plant on an approximately 69 acre site located a few miles outside of Rensselaer, Indiana near the original proposed site.

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  We have entered into an agreement to sell our raw carbon dioxide to an unrelated third party processor who intends to build a carbon dioxide processing facility next to our ethanol plant.

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  We have entered into an agreement with Ethanol Products, LLC to be the exclusive marketer of our ethanol.

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  We have included in this prospectus updated information concerning our business and the ethanol industry generally, including revised sources and uses of funds estimates.

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  We have included in this prospectus our unaudited financial statements at May 31, 2003 and for the six months ended May 31, 2003 and 2002, and for the period from inception to May 31, 2003.

Procedures Regarding Prior Subscriptions

        Due to the nature of the changes from and additions and updates to the information contained in the original prospectus dated February 27, 2003, we have decided that investors who submit subscriptions prior to receipt of this amended prospectus will be permitted to withdraw their subscriptions and receive a full refund of their investment, together with any related interest earned after September 30, 2003. We will resolicit each of these investors by sending, to the address specified in the applicable investor's subscription agreement, this prospectus together with a notice informing the investor of his or her rights and containing a form providing for the confirmation or withdrawal of the investor's subscription. Each investor will have 30 days from the date of this prospectus to confirm or withdraw the investor's subscription by filling out and returning to us the election form. Upon receiving a withdrawal election, we will promptly return or instruct the escrow agent to return the investor's investment. Any investor who confirms a subscription may elect either to leave all of the investor's subscription payment in escrow or to receive a refund of 80% of the investor's prior payment and replace that amount with a promissory note. If we do not receive a completed election form within 30 days from the date of this prospectus, the investor's subscription will automatically be cancelled, and the investment promptly refunded. These withdrawal rights apply only to investors who submit their subscriptions prior to receipt of this prospectus. Investors who subscribe to purchase units after receiving this prospectus will not be permitted to withdraw their subscriptions.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. For the reasons set forth below, and elsewhere in this prospectus, investing in our units involves a high degree of risk and therefore is not appropriate for you if you cannot hold the units for an indefinite period of time or afford to lose your entire investment. If any of the following risks actually occur, our business, financial condition or results of operation could be harmed, which could cause the value of your units to decline and you to lose all or part of your investment.

RISKS RELATED TO THE OFFERING

If we receive and accept subscriptions for the minimum amount offered and fail to close on our debt financing, you may lose 10% of your total subscription price.

        We will hold all of your subscription payment in an escrow account. We intend to close the offering on December 31, 2003, subject to one or more extensions to no later than June 30, 2004. However, to meet our target development schedule, once we receive and accept subscriptions for the minimum amount offered, 10% of your total subscription price may be released to us from escrow to pay for various project development costs before we close on our debt financing. If this occurs, we will issue you units equal to 10% of the units you subscribed to purchase and 10% of your total subscription price will become at risk capital. We do not believe that we can build the ethanol plant without debt financing. If we do not close on the debt financing that we need for any reason, we will not be able to complete the project and you may lose all of your investment that was released from escrow.

We may not be able to collect on subscriptions from investors, which could cause us to experience a shortage in capital.

        Only 20% of the total subscription price is due at the time investors subscribe to purchase the units offered by this prospectus. The remaining balance may be paid pursuant to a promissory note that will be due in one or more installments upon written notice. The minimum amount of this offering will be met if we receive and accept subscriptions for at least $20,000,000, even if we have not actually received cash in that amount. We cannot assure you that subscribers will not default on their payment obligations. If investors default and do not pay the amount due under the promissory notes, we could experience a shortage in capital and may not be able to construct the ethanol plant or fund start-up operations.

The units have no public market, no public market is expected to develop, and consequently, you may not be able to sell your units.

        Although we expect matching services to be available to match members who want to sell with persons who want to buy, there is no public trading market for the units and we do not expect one to develop in the foreseeable future. To maintain our partnership tax status, we do not intend to list the units on any stock exchange or automatic quotation system such as the Nasdaq Stock Market. Consequently, you may have to hold your units for an indefinite period of time because it may be difficult or impossible for you to sell your units.

There are significant restrictions on transferring the units, such as obtaining the approval of our managers, which may make your units unattractive to prospective purchasers and may prevent you from selling them when you desire.

        Investing in our units should be considered a long-term investment. Your ability to transfer your units is restricted by our Operating Agreement. You may not transfer your units unless the transfer is a

"permitted transfer." Permitted transfers are transfers approved by the board of managers and that satisfy certain conditions and restrictions set forth in Section 10 of our Operating Agreement.

        You may not transfer your units if the transfer would cause us to lose our partnership tax status and subject us to the publicly traded partnership rules. The board of managers will generally approve a transfer so long as the transfer falls within the "safe harbors" contained in the publicly traded partnership rules under the Internal Revenue Code. See "Federal Income Tax Consequences of Owning Our Units." In addition, the transferee of your units may not become a member unless approved by the board of managers in its sole discretion. These restrictions may make your units unattractive to prospective transferees, and may prevent you from selling your units when you desire.

We may redeem your units and keep your subscription payments if you do not pay the outstanding balance on your subscription when due.

        You may subscribe to purchase units by paying 20% of your total subscription price and executing a promissory note for the remaining balance. The outstanding principal balance will be due in one or more installments upon a 30-day written notice from us. If you do not pay the principal balance when due, interest will accrue on the amount due at a rate of 8% per annum and we may commence legal proceedings to collect the amount due and any related expenses. In addition, we have the right to retain 20% of your total subscription price as liquidated damages, and redeem any units then already issued with respect to the subscription, in exchange for cancellation of the note. If we redeem your units, you will no longer own those units and will forfeit any related interest in our limited liability company.

We may issue additional units in the future, and this could dilute your ownership interest in us, which could reduce your share of any distribution that we may make and reduce your voting power.

        Under our Operating Agreement, we may issue up to 50,000,000 units. We have sold 1,875,000 units, and are selling up to 25,000,000 units in the offering. Consequently, assuming we sell the maximum 25,000,000 units offered by this prospectus, we could sell up to an additional 23,125,000 units after the offering at a price of $1.00 or more per unit without seeking the approval of our members (sales at less than $1.00 per unit require member approval). The sale of additional units or rights to purchase additional units could lower the value of your units by diluting your ownership interest in us, reducing your voting power and reducing the amount of any distribution that we may make to you.

Our officers, managers and affiliates may purchase the units offered by this prospectus, and this may give them greater ownership and control of us, which may make your units unattractive to prospective purchasers and make a change in control difficult to accomplish.

        Our officers, managers and affiliates may purchase the units offered by this prospectus. There is no limit on the number of units our officers, managers and affiliates may purchase. However, no officer, manager or affiliate may own, together with their affiliates, more than 20% of the units that are then held by all members. Sales to our officers, managers and affiliates will count towards our raising the minimum amount offered. Accordingly, if we reach the minimum amount offered, you should not assume that all sales are to unaffiliated third parties. Sales to our officers, managers and affiliates may give them greater ownership and control of our limited liability company, which may reduce the amount of control other members have over our business. This may make a change in control difficult to achieve and your units unattractive to prospective purchasers.

You will experience immediate dilution in the value of your units because the offering price exceeds our pro forma per unit book value, and this makes your units less valuable.

        The offering price of the units is greater than our net tangible book value per unit as of May 31, 2003 on a pro forma basis to reflect the offering, which will be approximately $.93 per unit if the minimum is sold, or $.94 per unit if the maximum is sold. Consequently, on that basis, you will experience between 6% and 7% of immediate dilution in the net tangible book value of your units. This means that your units will be worth less than what you paid for them if we liquidate our business for any reason. Please see "Dilution."

You will be bound by actions taken by members holding a majority of our units, and because you have no dissenters' rights and there is no public market for the units, you could be forced to hold a substantially changed investment.

        We cannot engage in certain transactions, such as a merger, consolidation or sale of all or substantially all of our assets, without the approval of members holding a majority of our units. However, if holders of a majority of our units approve a transaction, then you will also be bound to that transaction regardless of whether you agree with the transaction. You do not have any dissenters' rights to seek appraisal or payment of the fair value of your units. Consequently, because there is no public market for the units, you may be forced to keep a substantially changed investment.

We may hold your subscription payments in an escrow account for a considerable period of time and you may miss out on other opportunities to earn a return on your investment during that time.

        We intend to close the offering on December 31, 2003, subject to one or more extensions to no later than June 30, 2004. This means that we may hold your payments in an escrow account for a considerable amount of time. If we close on the offering, you will not be entitled to any interest on your subscription payments while held in escrow, and you may miss out on other opportunities to earn a return on your investment. If we are unable to close on the offering, and are forced to return your payments, you will be entitled to any related interest earned after September 30, 2003, but you may miss out on other opportunities to earn a better return on your investment.

RISKS RELATED TO OUR FORMATION AND DEBT

Because we are recently formed and have virtually no operating history or experience operating an ethanol plant, we may have difficulties successfully completing and operating the ethanol plant.

        We are a start-up business venture with no operating history and limited resources. Since our inception to May 31, 2003, we have an accumulated deficit of $412,966. We expect to continue incurring significant losses until we construct and commence operation of our proposed ethanol plant. We are dependent on our officers and managers to manage our business and development. Our officers and managers have no experience managing and operating a public ethanol business. Our lack of an operating history and inexperience may make it difficult for us to successfully complete and operate the ethanol plant. If we do not successfully complete and operate the ethanol plant, the value of your units will decline.

Our debt financing agreements will contain restrictive covenants that will limit distributions and impose restrictions on the use of working capital, and these restrictions could reduce the value of your investment.

        Depending upon the results of the offering, we estimate that we will need approximately $28,575,000 to $33,450,000 of debt financing to complete our project. We may need more debt financing if our expenses are greater than anticipated or we do not receive all of our anticipated grant proceeds. We may also need to procure additional debt financing to operate the ethanol plant following construction. We have no commitment for the debt financing that we need. Even if we obtain the debt financing that we need, lenders may require that we first spend the proceeds we raise in the offering before they release any loan proceeds to us. This means that we will expend all offering proceeds before a lender will disburse any proceeds from our debt financing to us. This puts your money at risk first.

        The use of debt financing may make it more difficult for us to operate because we must make principal and interest payments on the indebtedness. Our debt may have important implications on our operations, including:

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  Limiting our ability to obtain additional financing;

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  Reducing funds available for operations and distributions because a substantial portion of our cash flows must be used to service our debt;

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  Making us vulnerable to increases in prevailing interest rates;

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  Placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;

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  Subjecting all or substantially all of our assets to liens, which means that there may be virtually no assets left for members in the event of a liquidation; and

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  Limiting our ability to adjust to changing market conditions, which could make us more vulnerable to a downturn in the general economic conditions of our business.

        The terms of our debt financing agreements will contain financial, maintenance, organizational, operational and other restrictive covenants. These covenants may significantly limit, among others, our ability to use our cash to pay for capital improvements or make cash distributions to our members. If we are unable to service our debt, we may be forced to reduce or delay planned capital expenditures, sell assets, restructure our indebtedness or seek additional equity capital. In addition, if we default on the debt financing, the lender may foreclose on the debt and sell the ethanol plant and our other assets for an amount that is less than the outstanding debt. If this happens, you may not recover any of your investment.

RISKS RELATED TO CONSTRUCTION AND DEVELOPMENT

We may not be able to timely begin start-up operations if we do not reach agreement with Dilling Mechanical for the construction of the ethanol plant, or if they were to terminate their relationship with us, and this may make it difficult for us to timely service our debt.

        We intend to use Dilling Mechanical as the general contractor for the construction of our proposed ethanol plant. If we do not reach agreement with Dilling Mechanical for the construction of the ethanol plant, or if they were to terminate their relationship with us for any reason, regardless of whether the termination constitutes a breach of contract, we may not be able to promptly secure a suitable replacement. If this occurs, construction of the proposed ethanol plant may be delayed or halted, which may delay our ability to commence start-up operations and service our debt financing.

Significant increases in the cost of the project because of, among others, change orders we may submit or differing site conditions, may require us to obtain additional debt financing, which may be difficult and expensive to obtain, or may not be available at all.

        Dilling Mechanical has provided us a scope document and a guaranteed maximum price proposal for the construction of the ethanol plant, including certain site preparation and improvements, of approximately $47,994,000. In addition, we expect to incur approximately $2,509,000 for other construction-related expenditures for which we expect to be responsible. However, actual construction costs could be significantly higher because we expect that certain events and conditions, including among others, delays, change orders we may submit and site conditions that may differ from what we expect, may not be covered under the guaranteed maximum price. Delays and changes are not uncommon in construction projects such as the one we intend to engage in. We expect that our detailed agreement with Dilling Mechanical will provide that if we encounter differing site conditions, then Dilling Mechanical will be entitled to an adjustment in price and time of performance. By differing site conditions, we mean concealed physical conditions that differ materially from the conditions contemplated in the detailed agreement or differ materially from those ordinarily encountered in similar work. We may modify or change the location of the ethanol plant if we do not move forward with the proposed site, if we find another site that better suits our needs, or if we cannot obtain the necessary permits and approvals or utilities and other services, or cannot obtain them at a reasonable cost. Changing the location of the ethanol plant from the proposed site may increase the cost of the project and delay construction and start-up operation of the ethanol plant. Increases in the cost of the ethanol plant will require us to procure additional debt financing, which may be difficult and expensive to obtain, or may not be available at all.

Delays due to, among others, weather, labor or material shortages or permitting or zoning delays, will hinder our ability to timely commence operations and service our debt.

        Delays could occur because of, among others, acts of God, defects in material or workmanship, labor or material shortages, permitting or zoning delays, our assumptions not materializing or our changing the location of the ethanol plant from the proposed site. We have developed what we believe to be a reasonable timetable for completing the project. Our schedule depends upon how quickly we can close the offering and upon the accuracy of the assumptions underlying our plan of operations. Our assumptions are partially based upon agreements and plans that we have not begun to negotiate or are not yet final or executed. These include, among others, our construction schedule, our going forward with the proposed site, our ability to obtain necessary permits, the ethanol plant being classified as a minor source of criteria pollutant by the Indiana Department of Environmental Management, and our ability to secure third party distributors for our distillers grains before the ethanol plant is completed. The definitive versions of such agreements and plans may not materialize or if they do materialize, may not prove to be reasonable. This could delay completion of the ethanol plant. Delays will hinder our ability to timely commence operations, generate revenue and service our debt. If this occurs, we may have to seek permission from the lender to delay repayment of our debt, and this could be expensive. Further, because governmental programs, such as the Commodity Credit Corporation Bioenergy Program and the Indiana Ethanol Production Credit, are time sensitive, any delays in start-up operations could decrease the amount of payment or credit for which we may otherwise be eligible under these programs.

Compliance with new and existing environmental laws and rules could significantly increase our construction and start-up costs, and force us to delay or halt construction or operation.

        To construct the ethanol plant, we will need to obtain and comply with a number of permitting requirements. Environmental issues, such as contamination and compliance with applicable environmental standards could arise at any time during the construction and operation of the ethanol plant. If this occurs, it would require us to spend significant resources to remedy the issues and may delay or prevent construction or operation of the ethanol plant. This would significantly increase the cost of the project. We cannot assure you that we will be able to obtain and comply with all necessary permits to construct and operate the ethanol plant. Further, we may have to emit a significant amount of carbon dioxide into the air. This could subject us to future environmental claims.

RISKS RELATED TO OUR OPERATIONS AND MARKET

Our Operating Agreement contains restrictions on a member's right to participate in the management of our affairs, which makes it difficult for you to effect changes to our management or to our Operating Agreement, and this makes a change in control difficult to accomplish.

        We are governed primarily by our Operating Agreement. Our Operating Agreement contains significant restrictions on a member's right to influence the manner or direction of management. Essentially, members have no right to participate in management other than to vote on matters that require the consent of our members. These include transactions such as a merger, consolidation, or the sale of all or substantially all of our assets, amending our Articles of Organization or Operating Agreement and electing or removing our managers. Members may not remove a manager without the consent of holders of at least a majority of the units present, either in person or by proxy, at a duly held meeting of the members. A member's inability to participate in management may make it very difficult for any member to effect changes to our management or affairs, which makes a change in control difficult to accomplish and may make your units unattractive to prospective purchasers.

Under our Operating Agreement, it may be difficult for you to enforce claims against an officer or manager, which means that you may not be able to recover any losses you may suffer through your ownership of our units arising from acts of our officers and managers that harm our business.

        Our officers and managers must discharge their duties with reasonable care, in good faith and in our best interest. Despite this obligation, our Operating Agreement limits an officer's and manager's liability to us and our members. Officers and managers are not liable to us or our members for monetary damages for breaches of fiduciary duty, unless it involves receipt of an improper personal financial benefit, a willful failure to deal fairly with us on matters where the officer or manager has a material conflict of interest, a knowing violation of law, or willful misconduct or recklessness. A member's ability to bring legal action against an officer or manager for these actions is also limited. A member may bring a legal action on our behalf if the action is approved by members holding a majority of our units then held by all members. These limitations could limit your rights to enforce claims against our officers or managers.

There are significant conflicts of interest in our business, because we have relationships with and may enter into additional transactions with our officers, managers, and affiliates, which could impair an interested officer's or manager's ability to act in our best interest.

        Conflicts of interest exist in our proposed structure and operation. The members of the board of managers have purchased units for their own accounts, and may purchase additional units on the same terms as other investors in this offering. Our officers, managers and affiliates may also sell corn to us and purchase distillers grains on terms similar to those contained in contracts entered into by us with unaffiliated third parties. We have entered into an option agreement with one of our managers and his family to allow us to purchase the land for our proposed ethanol plant. We may also enter into other transactions with officers, managers and affiliates. Conflicts of interest could cause our officers and managers to put their own personal interests ahead of ours. We cannot assure you that conflicts of interest will not harm our business or reduce the value of your units. The various conflicts are discussed in the section entitled "Certain Relationships and Related Party Transactions—Conflicts of Interest."

Our operating costs could be higher than we expect, and this could reduce any distributions we may make.

        In addition to general market fluctuations and economic conditions, we could experience significant operating cost increases from numerous factors, many of which are beyond our control. These increases could arise from, among others:

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  Higher corn prices because there is an inadequate supply or greater demand for corn;

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  Higher labor costs, particularly if there is any labor shortage;

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  Higher costs for electricity and natural gas; and

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  Higher transportation costs because of greater demands on truck and rail transportation services.

        In addition, operating the ethanol plant subjects us to ongoing compliance with applicable governmental regulations, such as those governing pollution control, occupational safety, and other matters. We may have difficulty complying with these regulations and our compliance costs could increase significantly.

The price of distillers grains is affected by the price of other commodity products, such as soybeans and corn, and decreases in the price of these commodities could decrease the price of distillers grains, which will decrease the amount of revenue we may generate.

        Distillers grains competes with other protein based animal feed products. The price of distillers grains may decrease when the price of competing feed products decrease. The prices of competing animal feed products are based in part on the prices of the commodities from which they are derived. Downward pressure on commodity prices, such as soybeans and corn, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grains. Decreases in the price of distillers grains will result in our generating less revenue.

We may have to emit a significant amount of carbon dioxide into the air, and this could subject us to future environmental claims.

        We have entered into an agreement to sell our raw carbon dioxide to an unrelated third party processor who intends to build a carbon dioxide processing facility next to our ethanol plant. However, this agreement is subject to certain conditions and requirements that may enable the processor to terminate the agreement. Further, the processor is not required to process all of the carbon dioxide that we produce. Therefore, we may have to emit a significant amount of carbon dioxide into the air. This could subject us to future environmental claims.

As more and more ethanol plants are built, ethanol production will increase and, if demand does not sufficiently increase, this could result in lower prices for ethanol and distillers grains, which will decrease the amount of revenue we may generate.

        We expect that the number of ethanol producers and the amount of ethanol produced will likely continue to rapidly increase. We cannot assure you that the demand for ethanol will continue to increase. The demand for ethanol is dependent upon numerous factors such as governmental regulations, governmental incentives, whether the phase out or restrictions on the use of MTBE continues and the development of other technologies or products that may compete with ethanol. If the demand for ethanol does not sufficiently increase, then increased ethanol production may lead to lower ethanol prices. In addition, because ethanol production produces distillers grains as a co-product, increased ethanol production will also lead to increased supplies of distillers grains. Demand for distillers grains depends upon various factors such as the strength of the local and national beef and dairy cattle industry, and the availability of other feed products at more economical prices. An increase in the supply of distillers grains, without offsetting increases in demand, could lead to lower prices. Decreases in the price of ethanol and distillers grains will result in our generating lower revenue.

The price of ethanol tends to follow the price of gasoline, which is volatile and could decrease significantly.

        Ethanol prices are affected by, among others, the price of gasoline. The price of ethanol tends to increase as gasoline prices increase and the price of ethanol tends to decrease as gasoline prices decrease. Gasoline prices are very volatile and could decrease significantly, thus causing ethanol prices to decrease. This would decrease the amount of revenue we may generate.

Corn prices will fluctuate and could increase significantly in the future, which will increase our operating costs and adversely affect our operating results because we may not be able to pass any of the increased costs on to our customers.

        We will require significant amounts of corn to produce ethanol. The price of corn, as with most other crops, is affected by weather, disease, changes in government incentives, demand and other factors. A significant reduction in the supply of corn because of weather or disease, or increases in the demand of corn because of increased ethanol production or other factors could result in higher corn prices. Increases in corn prices will generally produce lower profit margins, because there is little correlation between the price of corn and the price of ethanol to support increases in ethanol prices if corn prices increase. Substantial increases in the price of corn in 1996 caused some ethanol plants to temporarily cease production or operate at a loss. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. If corn prices increase, our production costs will increase and our profit margins will decrease because we may not be able to pass any of the increased costs on to our customers.

Hedging transactions could significantly increase our operating costs if we incorrectly estimate our corn requirements and are not able to utilize all of the corn subject to our futures contracts.

        We may attempt to minimize the effects of fluctuations in the price of corn on our operations by taking hedging positions in the corn futures markets. Hedging is a means of protecting the price at which we will buy corn in the future. In a hedging transaction, we will purchase futures contracts that lock in the amount and price of corn that we will purchase at a future date. Whether our hedging activities are successful depends upon, among other things, the cost of corn and our ability to sell sufficient amounts of ethanol and distillers grains to utilize all of the corn subject to the futures contracts. Although we will attempt to link hedging activities to sales plans and pricing activities, hedging activities can result in significant costs, especially if we cannot use all of the corn subject to our futures contracts.

The ethanol and fuel additives industry is very competitive, we face competition from entities that are larger and have significantly more resources than we do, and we may not have sufficient resources to compete with these entities.

        Competition in the ethanol industry is intense. Our business faces competitive challenges from larger facilities that can produce a wider range and larger quantity of products than we can, and from other plants similar to our proposed ethanol plant. Our ethanol plant will be in direct competition with other ethanol producers, many of which have greater resources than we do. Larger ethanol producers such as Archer Daniels Midland, Cargill and Aventine Renewable Energy, among others, are capable of producing a significantly greater amount of ethanol than we expect to produce. Nationally, the ethanol industry may become more competitive given the substantial initial construction and expansion that is occurring in the industry.

        In addition, we must also compete against producers of other gasoline additives having similar octane and oxygenate values as ethanol, such as producers of MTBE. Many major oil companies produce MTBE and strongly support its use because it is petroleum-based. These major oil companies have substantial resources to market MTBE, to develop alternative products, and to influence legislation and the public's perception about MTBE and ethanol. These companies also have sufficient resources to begin producing ethanol should they choose to do so. We may not have sufficient resources to compete against the ethanol and other fuel additive producers in the industry.

Technological advances could significantly decrease the cost of producing ethanol or result in the production of higher quality ethanol, and if we are unable to adopt or incorporate technological advances into our operations, our proposed ethanol plant could become uncompetitive or obsolete.

        We expect that technological advances in the processes and procedures for processing ethanol will continue to occur. It is possible that those advances could make the processes and procedures that we intend to utilize at our proposed ethanol plant less efficient or cause the ethanol we produce to be of a lesser quality. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our ethanol plant to become uncompetitive.

        Ethanol production methods are also constantly advancing. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass such as agricultural waste, forest residue, and municipal solid waste. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas that are unable to grow corn. Although current technology does not allow these production methods to be competitive, new technologies may develop that would allow these methods to become viable means of ethanol production in the future. If we are unable to adopt or incorporate these advances into our operations, our cost of producing ethanol could be significantly higher than our competitors, which could make our ethanol plant obsolete.

        In addition, alternative fuels, gasoline oxygenates and alternative ethanol production methods are continually under development. Alternative fuel additives that can replace ethanol may be developed, which may decrease the demand for ethanol. It is also possible that technological advances in engine and exhaust system design and performance could reduce the use of oxygenates, which would lower the demand for ethanol.

Our business will not be diversified, because we will be primarily dependent upon one product, and this means that we may not be able to adapt to changing market conditions or endure any decline in the ethanol industry.

        Our success depends on our ability to timely construct the ethanol plant and efficiently produce ethanol. We do not have any other lines of business or other sources of revenue to rely upon if we are unable to produce and sell ethanol, distillers grains and carbon dioxide, or if the market for those products decline. Our ethanol plant will not have the ability to produce any other products. Our lack of diversification means that we may not be able to adapt to changing market conditions or to weather any significant decline in the ethanol industry.

Competition for qualified personnel in the ethanol industry is intense and we may not be able to hire and retain qualified managers, engineers, and operators to efficiently operate the ethanol plant.

        When construction of the proposed ethanol plant nears completion, we will need approximately 32 employees to operate the ethanol plant. Our success depends in part on our ability to attract and retain competent personnel to a rural community. We must hire qualified managers, engineers, and accounting, human resources, operations and other personnel. Competition for employees in the ethanol industry is intense. We cannot assure you that we will be able to attract and maintain qualified personnel. If we are unable to hire and maintain productive and competent personnel, the amount of ethanol we produce may decrease and we may not be able to efficiently operate the ethanol plant.

If we are unable to obtain the services of third party distributors, or we subsequently lose those services, we will not be able to sell the ethanol or distillers grains that we produce.

        We do not intend to hire a sales staff to market our ethanol and distillers grains. We have entered into an agreement with Ethanol Products, LLC to market our ethanol. We have entered into discussions with prospective third party distributors for our distillers grains, but have not contracted with any distributor. If we are unable to secure the services of third party distributors or if any of the entities that we contract with breaches or terminates our distribution contracts or is unable to provide any of the services contracted for, we will not have any readily available means to sell our ethanol and distillers grains. Our dependence on these distributors means that our financial performance depends upon the financial health of the distributors we contract with. We cannot assure you that we will be able to find a suitable replacement if a distributor fails to perform.

        Further, Ethanol Products has relationships and other agreements with other ethanol producers. Other distributors we engage may also have other agreements with other entities that produce the same products that we do. It is possible that a distributor's ability or willingness to market and sell our products could be impaired by agreements that the distributor may have with other entities not related to us. Consequently, we may not obtain the best possible prices for our products.

GOVERNMENT AND REGULATORY RISKS

Our business is subject to extensive and potentially costly environmental regulations that could change and significantly increase our operating costs.

        We are subject to environmental regulations of the Indiana Department of Environmental Management and the Environmental Protection Agency ("EPA"). These regulations could result in significant compliance costs and may change in the future. For example, although carbon dioxide emissions are not currently regulated, some authorities support restrictions on carbon dioxide emissions that, if adopted, could have a significant impact on our operating costs. We have entered into an agreement to sell our raw carbon dioxide to an unrelated third party processor, but may still have to emit a significant amount of carbon dioxide into the air. Also, the EPA may seek to implement additional regulations or implement stricter interpretations of existing regulations. Recently, the EPA cautioned ethanol producers that it is prepared to sue companies whose plants do not comply with applicable laws and regulations. In a recent test of certain ethanol plants, the EPA expressed concerns over the discovery of certain "volatile organic compounds," some of which may be carcinogenic. Changes in environmental regulations or stricter interpretation of existing regulations may require additional capital expenditures or increase our operating costs.

        In addition, the ethanol plant could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plant arising from air or water discharges. Ethanol production has been known to produce an unpleasant odor to which surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

The use and demand for ethanol is dependent on various environmental regulations and governmental programs that could change and cause the demand or governmental support for ethanol to decline.

        There are various federal and state laws, regulations and programs that have led to increased use of ethanol in fuel. These laws, regulations and programs are constantly changing. Federal and state legislators and environmental regulators could adopt or modify laws, regulations or programs that could adversely affect the use of ethanol. Certain states oppose the use of ethanol because they must ship ethanol in from other corn producing states, which could significantly increase gasoline prices in the state. Material changes in environmental regulations regarding the use of MTBE or the required oxygen content of automobile emissions or the enforcement of such regulations could decrease the need to use ethanol. For example, in April 1999, California requested a waiver from the Environmental Protection Agency from the oxygenated fuel requirement of the Clean Air Act Amendments of 1990. Although the Environmental Protection Agency initially denied this request, the Ninth Circuit Court of Appeals recently vacated the denial on the grounds that the Environmental Protection Agency did not consider the effects of such a waiver on both the ozone and particulate matter pollution. The court remanded the matter to the Environmental Protection Agency for further review. In addition, legislation is pending in Congress to establish a Renewable Fuels Program and to eliminate reformulated gasoline requirements under the Clean Air Amendments. If the oxygenated fuel requirements were eliminated or if any state were to receive a waiver, the use and demand for ethanol may decline significantly. Future changes in the law may further postpone or waive requirements to use ethanol.

        Other laws, regulations and programs provide economic incentives to ethanol producers and users. The passage of pending federal or state energy legislation or any other revocation or amendment of any one or more of these laws, regulations or programs could have a significant adverse effect on the ethanol industry and our business. We cannot assure you that any of these laws, regulations or programs will continue in the future. Some of these laws, regulations and programs will expire under their terms unless extended, such as the federal partial excise tax exemption for gasoline blenders who use ethanol in their gasoline, which is scheduled to expire on December 31, 2007 and the Commodity Credit Corporation Bioenergy Program, which is scheduled to expire on September 30, 2006. Government support of the ethanol industry could change and Congress and state legislatures could remove economic incentives that enable ethanol to compete with other fuel additives. The elimination or reduction of government subsidies and tax incentives could cause the cost of ethanol blended fuel to increase. The increased price could cause consumers to avoid ethanol blended fuel and cause the demand for ethanol to decline.

RISKS RELATED TO TAX ISSUES IN A LIMITED LIABILITY COMPANY

If we are not taxed as a partnership, we will pay taxes on all of our net income and you will be taxed on any earnings we distribute, and this will reduce the amount of cash available for distributions to holders of our units.

        We expect that we will be taxed as a partnership for federal income tax purposes. This means that we will not pay any federal or state income tax, and our members will pay tax on their allocated share of our income. We cannot assure you, however, that we will be able to maintain our partnership tax treatment. The Internal Revenue Service may from time to time review our tax status, and we cannot assure you that there will not be changes in the law or our operations that could cause us to lose our partnership tax status. If we lose our partnership tax status, then we may be taxed as a corporation. If we were treated as a corporation, we would be taxed on our net income at rates of up to 35% for federal income tax purposes. Further, you would be required to treat distributions that we make to you as ordinary dividend income to the extent of our earnings and profits. These distributions would not be deductible by us, thus resulting in double taxation of our earnings and profits. This would reduce the amount of cash we may have available for distributions. Please see "Federal Income Tax Consequences of Owning Our Units—Partnership Status."

Your tax liability from your allocated share of our taxable income may exceed any cash distributions you receive, which means that you may have to pay income tax on your allocated share of our taxable income with your personal funds.

        Because we expect to be treated as a partnership for federal income tax purposes, all of our profits and losses will "pass-through" to our unit holders. You must pay tax on your allocated share of our taxable income every year. You may receive allocations of taxable income that exceed any cash distributions we make to you. This may occur because of various factors, including but not limited to, accounting methodology, payment obligations and other debt covenants that restrict our ability to pay cash distributions, and our decision to retain or use the cash we generate to fund our operating activities and obligations. If this occurs, you may have to pay income tax on your allocated share of our taxable income with your own personal funds.

Because we are treated as a partnership for federal income tax purposes, any audit of our tax returns resulting in adjustments could cause the IRS to audit your tax returns, which could result in additional tax liability to you.

        The IRS may audit our tax returns and may disagree with the tax positions that we take on our returns. The rules regarding partnership allocations are complex. The IRS could successfully challenge the allocations set forth in our Operating Agreement and reallocate items of income, gains, losses, deductions or credits in a manner that adversely affects our unit holders. If challenged by the IRS, the courts may not sustain the position we take on our tax returns. An audit of our tax returns could lead to separate audits of your personal tax returns, especially if adjustments are required. This could result in adjustments on your personal tax return and in additional tax liabilities, penalties and interest to you.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as "may," "should," "anticipate," "believe," "expect," "plan," "future," "intend," "could," "estimate," "predict," "hope," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the risks described above and appearing elsewhere in this prospectus, and events that are beyond our control. We are not under any duty to update the forward-looking statements contained in this prospectus. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus.

        You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.

CAPITALIZATION

        The following table sets forth our capitalization at May 31, 2003 (unaudited) on an actual and pro forma basis to reflect the sale of the units offered in the offering and our closing on anticipated debt financing, and before deducting underwriters' commissions and offering expenses. This table does not take into account any other changes in capitalization occurring after May 31, 2003.

		Pro Forma(1), (2)
	Actual	Minimum	Maximum
Long term debt	$0	$33,450,000	$28,575,000
Members' equity:
Members' Contributions	947,060	20,947,060	25,947,060
Accumulated deficit	(412,966)	(412,966)	(412,966)
Total members' equity (deficit)	534,094	20,534,094	25,534,094

Total capitalization	$534,094	$53,984,094	$54,109,094

(1)
Does not reflect receipt of grant proceeds.

(2)
Assumes that we close on debt financing of approximately $33,450,000 if we raise the minimum amount offered and approximately $28,575,000 if we raise the maximum amount offered. We currently have no commitments for any debt financing.

DILUTION

        At May 31, 2003, we had 1,875,000 units outstanding, having a net tangible book value of $236,064, or $.13 per unit. The net tangible book value per unit represents the total amount of our members' equity, less deferred offering costs, divided by the number of units outstanding. The offering price of $1.00 per unit substantially exceeds the net tangible book value per unit of our outstanding units. Therefore, all current members will realize an immediate increase of $.80 per unit in the net tangible book value of their units held prior to the offering if the minimum is sold, and an increase of $.81 per unit if the maximum is sold. Purchasers of the units in the offering will realize an immediate dilution of $.07 per unit in the net tangible book value of their units if the minimum is sold, and an immediate dilution of $.06 per unit if the maximum is sold.

        The following table illustrates the increase to existing members and the dilution to purchasers in the offering in their net tangible book value per unit, before deducting underwriters' commissions and offering expenses. This table does not take into account any other changes in the net tangible book value of our units occurring after May 31, 2003.

	Minimum	Maximum
Offering price per unit	$1.00	$1.00
Net tangible book value per unit at May 31, 2003	.13	.13
Increase in net tangible book value per unit attributable to the sale of 20,000,000 (minimum) and 25,000,000 (maximum) units	.80	.81
Net tangible book value per unit at May 31, 2003, as adjusted for the sale of units	.93	.94
Dilution per unit to new investors in the offering	.07	.06

        We may seek additional equity financing in the future, which may cause additional dilution to investors in the offering, and a reduction in their equity interest. The holders of the units purchased in the offering will have no preemptive rights to purchase any units we issue in the future in connection with any additional equity financing.

        The table below sets forth as of May 31, 2003, the difference between the number of units purchased and total consideration paid for those units by existing members, compared to units purchased by new investors in the offering without taking into account any underwriters' commissions or offering expenses.

	Total Number of Units Purchased				Total Consideration and Average Per Unit Price
	Minimum		Maximum		Minimum			Maximum
	Number	Percent	Number	Percent	Amount	Percent	Average	Amount	Percent	Average
Existing members	1,875,000	8.6%	1,875,000	7.0%	$958,000	4.6%	$.51	$958,000	3.7%	$.51
New investors	20,000,000	91.4%	25,000,000	93.0%	$20,000,000	95.4%	$1.00	$25,000,000	96.3%	$1.00
Total	21,875,000	100.0%	26,875,000	100.0%	$20,958,000	100.0%	$.96	$25,958,000	100.0%	$.97

DISTRIBUTION POLICY

        We have never declared or paid any distributions on our units. We do not intend to declare any distributions until we begin generating revenue and satisfy our loan covenants. We do not expect to generate any revenue until we begin operations. After we begin generating revenue, subject to Indiana law, our Operating Agreement and applicable loan covenants and restrictions from our lenders, we will distribute our net cash flow to our unit holders ratably in proportion to their units held. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our managers in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. If our financial performance and loan covenants permit, our managers will try to make these distributions at times and in amounts that will permit our unit holders to make income tax payments. If our financial performance and loan covenants permit, our managers may make distributions in excess of the amount necessary for unit holders to make income tax payments.

        Cash distributions are not assured, and we may never make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions depends upon numerous factors, including, among others:

  •
  Successful and timely completion of our proposed ethanol plant;

  •
  Required principal and interest payments on outstanding debt and compliance with applicable loan covenants;

  •
  Our ability to operate our plant at full capacity and generate revenue;

  •
  Our ability to control operating costs;

  •
  Adjustments and the amount of cash set aside for reserves, capital expenditures and unforeseen expenses;

  •
  State and federal regulations and subsidies, and support for ethanol generally, which can impact our financial performance and the cash available for distributions; and

  •
  General demand for ethanol and distillers grains.

        Under Indiana law and our Operating Agreement, we cannot make distributions to members if after the distribution, we become unable to pay our debts when they become due or our liabilities, excluding liabilities to our members on account of their capital contributions, would exceed our assets. See Section 4 of our Operating Agreement, "Distributions," for additional information.

        If any units are transferred during a fiscal year, all profits, losses, and other items attributable to the transferred units will be divided and allocated between the transferor and the transferee by taking into account their interests during the year. We will make any distributions on or before the transfer date to the transferor, and we will make all distributions after the transfer date to the transferee. If we do not receive proper documentation of a transfer, we will make distributions, if any, to the owner of the units as shown in our books and records. If we incorrectly make a distribution because of a transfer that was not properly documented in accordance with the terms of our Operating Agreement, we have no liability for making allocations or distributions that comply with our Operating Agreement, even if our managers or officers have actual knowledge of a transfer. See Section 10.8 of our Operating Agreement, "Distributions and Allocations in Respect of Transferred Units." You should also know that we may be required, and have the right, to withhold cash from any distribution for federal income taxes or state, local or foreign taxes. All amounts that we withhold for taxes will be treated as amounts paid or distributed to you.

SELECTED FINANCIAL DATA

        The selected combined financial data below should be read in conjunction with the combined financial statements and their related notes included elsewhere in this prospectus. The selected combined statement of operations data shown below for the years ended November 30, 2002 and 2001 and the balance sheet data at November 30, 2002 are derived from, and are qualified in their entirety by reference to, the audited combined financial statements included elsewhere in this prospectus and should be read in conjunction with those combined financial statements and their related notes. The selected financial data at May 31, 2003, for the six months ended May 31, 2003 and 2002 and for the period from inception to May 31, 2003 were derived from and are qualified in their entirety by reference to our unaudited financial statements and their related notes which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary to a fair presentation of the financial statements for the interim period, on a basis consistent with the audited financial statements. The results of operations for the six months ended May 31, 2003 are not necessarily indicative of the results to be expected for the year or for any future period.

	Years Ended November 30,		Six Months Ended May 31,		From September 8, 1995 (Inception) to May 31, 2003
	2002	2001	2003	2002
Statement of Operations Data:
Revenues	$—	$—	$—	$—	$—
Operating expenses:
Professional and consulting fees	100,841	30,248	69,971	12,605	209,712
Project coordination and development	54,400	—	95,904	7,400	150,304
General and administrative	74,346	5,240	80,962	25,410	175,583
Other (income) and expenses	(26,881)	(18,627)	(70,860)	(865)	(122,633)

Net loss	202,706	16,861	175,977	44,550	$412,966
Net Loss Per Unit (1,030,074 and 97,866 weighted average units outstanding for the years ended November 30, 2002 and 2001, respectively, 1,875,000 and 267,071 weighted average units outstanding for the six months ended May 31, 2003 and 2002, respectively, and 293,810 weighted average units outstanding for the period from inception to May 31, 2003)	$(0.20)	$(0.17)	$(0.09)	$(0.17)	$(1.41)

			May 31, 2003
			Pro Forma (1), (2)
	November 30, 2002	May 31, 2003	Minimum	Maximum
Balance Sheet Data:
Assets:
Cash and cash equivalents	$587,139	$252,423	$53,702,423	$53,827,423
Other assets	178,906	362,456	362,456	362,456

Total assets	766,045	614,879	54,064,879	54,189,879
Liabilities and members' equity:
Current liabilities	55,974	80,785	80,785	80,785
Long term liabilities	—	—	33,450,000	28,575,000
Total members' equity	710,071	534,094	20,534,094	25,534,094

Total liabilities and members' equity	$766,045	$614,879	$54,064,879	$54,189,879

(1)
Reflects the sale of the units offered in the offering and our closing on debt financing of approximately $33,450,000 if we raise the minimum amount offered and approximately $28,575,000 if we raise the maximum amount offered. We currently have no commitments for any debt financing.

(2)
Does not reflect receipt of grant proceeds or deduction of estimated underwriters' commissions and offering expenses.

USE OF PROCEEDS

        Gross proceeds from the offering will be $20,000,000 if the minimum number of units offered is sold, and $25,000,000 if the maximum is sold. We estimate that offering expenses will be approximately $455,000. We intend to engage one or more broker-dealers to act as underwriters to offer and sell the units on a best efforts basis. We expect to pay compensation of up to 6% of the offering price per unit to each broker-dealer engaged by us for sales effected through the broker-dealer. Based upon subscriptions already received, we estimate that we may sell through broker-dealers up to approximately 16,000,000 units ($16,000,000) if the minimum offering is sold, or 21,000,000 units ($21,000,000) if the maximum is sold. Because the number of units that we may sell through broker-dealers is not determinable as of the date of this prospectus, we have estimated the aggregate underwriters' commissions at $960,000 if the minimum offering is sold and $1,260,000 if the maximum is sold. We estimate that net proceeds, after deducting underwriters' commissions and estimated offering expenses, from the offering will be $18,585,000 if the minimum number of units offered is sold, and $23,285,000 if the maximum is sold, as set forth in the following table:

	Minimum	Maximum
Gross offering proceeds	$20,000,000	$25,000,000
Underwriters' commissions	960,000	1,260,000
Offering expenses(1)	455,000	455,000

Net proceeds to Iroquois Bio-Energy Company, LLC	$18,585,000	$23,285,000

(1)
Does not include any reasonable and customary expenses incurred by one or more broker-dealers for which we may agree to reimburse them.

        We plan to use the net proceeds from the offering, as well as funds from federal, state and local grants and our debt financing to purchase and make improvements to our site, construct the ethanol plant and fund start-up costs. We will also use the funds from this offering, federal, state and local grants and our debt financing to purchase the initial inventory of corn, chemicals, yeast and denaturant, our major raw materials, and to pay other operating costs. We also intend to use proceeds from the offering to pay managers' per diem fees and officers' salaries and compensation from June 1, 2003 to start up of the ethanol plant, which we estimate will total approximately $177,000. Depending on the results of the offering, we anticipate that it will cost approximately $60,106,000 to $60,231,000 to purchase a site, build the proposed ethanol plant, make necessary capital improvements, purchase machinery, equipment and initial inventory, and pay start-up, financing and offering expenses.

MANAGEMENT'S PLAN OF OPERATION

        Our actual results may differ materially from those anticipated in any forward-looking statements included in this discussion as a result of various factors, including those set forth in the section "Risk Factors" and elsewhere in this prospectus.

        We are a start-up company in development stage. We plan to build a corn-based ethanol processing facility that will produce ethanol, distillers grains and carbon dioxide. We plan to build our ethanol plant near Rensselaer, Indiana. The ethanol plant is expected to process approximately 14,300,000 bushels of corn per year into 40,000,000 gallons of denatured fuel grade ethanol, which we intend to sell primarily within 200 miles of the plant. We may also sell our ethanol in other markets throughout the nation. We also intend to produce approximately 109,000 tons of carbon dioxide and approximately 120,000 tons of distillers grains annually.

        Depending on the results of the offering, we expect that the project will cost approximately $60,106,000 to $60,231,000. We have raised approximately $947,000 in seed capital, and plan to raise a minimum of $20,000,000 and a maximum of $25,000,000 in this offering and secure the balance through federal, state and local grants and debt financing. As of August 24, 2003, we have received subscriptions for approximately 4,038,000 units ($4,038,000), which are subject to certain withdrawal rights as described elsewhere in this prospectus. We will require a significant amount of debt financing to complete our project. The amount of debt financing that we need depends in part on the amount of equity we raise in the offering and whether we receive all of our anticipated grant proceeds. We have contacted and have had limited discussions with prospective lenders, but have no agreement with any lender for the debt financing that we need. If we do not secure the debt financing that we need, we will not be able to construct our proposed ethanol plant and may have to abandon our business.

        We expect that it will take approximately 14 months from the date we close on our debt financing to construct the ethanol plant and commence start-up operations. We do not intend to hire a sales staff to market our ethanol and distillers grains. We intend to hire staff only to operate our ethanol plant and manage our business. We have entered into discussions with prospective third party distributors for our distillers grains, but have not contracted with any distributor. We have entered into an agreement with Ethanol Products, LLC to market our ethanol. Under the agreement, Ethanol Products has exclusive rights to market all of the ethanol we produce at our proposed ethanol plant and agrees to effect the sale of our ethanol at available market prices. Ethanol Products will, among other things, market our ethanol, handle freight and shipping arrangements, review customer creditworthiness and provide us certain administrative services, such as transaction processing and inventory management. In exchange for the above services, we will pay Ethanol Products a fee equal to 1% of the net-back sales price per gallon of denatured ethanol produced at the ethanol plant. Each party has agreed to provide various indemnifications to the other party. The agreement is for a period of five years from the date we start ethanol production at the plant and will renew for additional five-year terms unless either party elects not to renew.

        We have also entered into an agreement to sell our raw carbon dioxide to an unrelated third party processor who intends to build a carbon dioxide processing facility next to our ethanol plant. Under the agreement, we have agreed to sell, at cost, at least five acres of land on our site to the processor for its construction of the processing facility. The agreement contains minimum purchase and sale requirements that subject each party to certain penalties if the party's obligations are not satisfied. If we begin operations but subsequently stop operating the ethanol plant within the first 10 contract years, then we must pay the processor up to $1,000,000 for the construction of the carbon dioxide facility, reduced by 10% per each previously completed contract year. If the processor stops processing raw carbon dioxide at the processing facility, we have the right to purchase the land and buildings at an agreed upon amount.

        We have adopted a fiscal year that ends on November 30 of each year.

Site Selection

        We intend to build the ethanol plant near Rensselaer, Indiana. We had previously entered into a purchase agreement giving us the option to purchase a 346 acre site for the ethanol plant, but have since terminated that agreement pursuant to our termination rights under that agreement. We have since entered into an option agreement that allows us to purchase an approximately 69 acre site located a few miles outside of Rensselaer near the prior site. This 69 acre site is owned by one of our managers, Mr. Mark D. Wuethrich, and other members of his family. Mr. Wuethrich's family has owned this site since the early 1970's. Subsequent to our entering into the option agreement, the site was rezoned for industrial use.

        Under the option agreement, we have until March 31, 2004 to elect to purchase the site. We have paid $5,000 in earnest money towards the $413,400 purchase price. When considering the 69 acre site, our board of managers considered, among others things, the following:

  •
  The approximate per acre purchase price of that portion of the prior site that was zoned for industrial use ($5,500 per acre) and the approximate per acre purchase price for that portion that constituted farmland ($3,000-$3,200 per acre);

  •
  The favorable location of the site with respect to existing gas lines, transportation infrastructure, and grain handling and storage capabilities;

  •
  The fact that the site consists of agricultural land with no known prior industrial activity;

  •
  The need to only purchase 69 acres of land rather than 346 acres; and

  •
  The need to drill wells for process water and install and maintain chillers and a water tank, which would not have been required at the prior site.

        In addition, there are two primary natural gas pipelines (26" and 30") running through the site that connects us to a Louisiana-sourced natural gas supply. There is also a CSX rail line adjacent to the site that connects to the CSX main line rail system for the area. We believe that the existing natural gas and rail infrastructure provides our project with competitive strengths in energy and transportation costs.

        We may modify or change the location of the ethanol plant if we are unable to close on this site, if we find another site that better suits our needs, or if we cannot obtain the necessary permits and approvals or utilities and other services at this site, or cannot obtain them at a reasonable cost. Changing the location of the ethanol plant may increase the cost of the project and delay construction and start-up operation of the ethanol plant. Further, changing the location of the ethanol plant may result in our losing the tax abatements from Jasper County described below.

  Site Investigation and Preparation

        Under the option agreement, we will be responsible for any environmental, septic or other liabilities related to the site. We have completed a site survey and a Phase I Environmental Site Assessment. The Phase I Environmental Site Assessment revealed the following:

  •
  Approximately 10 acres of the eastern portion of the site was used for land application of grease trap/septic system wastes and a composite soil sample indicated the detection of several metals (cadmium, chromium, copper, lead, mercury and zinc), although the level of the metals detected are below the cleanup levels for such metals in residential and industrial areas; and

  •
  A water well may be present on the site and may need to be properly sealed.

        The Phase I Environmental Site Assessment examined evidence of certain environmental concerns relating to the site. However, it does not purport to reveal all possible environmental issues and we may later encounter other environmental deficiencies that could increase the cost of the project.

        We are currently negotiating with Dilling Mechanical Contractors, Inc. on a design-build contract to construct our ethanol plant. Based on Dilling Mechanical's scope document and a guaranteed maximum price proposal, we expect that Dilling Mechanical will be responsible for certain site preparations, including, among other things, drilling water wells and installing rail switches and up to 3,500 feet of rail track connecting the ethanol plant to the CSX main line rail system. However, we will be responsible for, among other things, running electrical lines to the site and obtaining access to an adequate supply of natural gas.

  Tax Abatements

        Jasper County has granted us a 10-year real estate improvements tax abatement and a 5-year new manufacturing equipment property tax abatement. However, these tax abatements may terminate if we fail to do any of the following:

  •
  Make at least $4,852,858 of real estate improvements or install at least $28,970,385 of new manufacturing equipment;

  •
  Retain at least 27 full-time permanent employees with average wages of $17.81 per hour (excluding benefits and overtime); and

  •
  Timely pay our property taxes.

Plan of Operation to Close of the Offering

        Under the terms of the offering, if we receive and accept subscriptions for the minimum amount offered, 10% of each investor's total subscription price may be released to us from escrow, even if we have not closed on the debt financing that we need. In an effort to meet our target development schedule, we intend to use any such proceeds to accomplish some or all of the following prior to breaking escrow and completing the sale of the remaining 90% of each investor's subscription:

  •
  Purchase a site;

  •
  Complete certain site and project specific pre-construction design and engineering work, such as general arrangement drawing, piping, instrumentation, manufacturing specifications and control equipment, and engineering drawings necessary to secure the regulatory permits that we need to begin construction;

  •
  Complete certain site improvements, including, but not limited to, soil boring, site grading, and installation of a rough grade road; and

  •
  Complete permitting for our proposed ethanol plant.

        We may also pay other expenses or costs related to project development. If we do not have sufficient cash on hand or if we decide to complete the purchase of our site and begin certain site work prior to our closing on 10% of each investor's subscription, it may be necessary for us to secure interim bridge financing from one or more unaffiliated lenders or from our selected design-build contractor, Dilling Mechanical. We currently have no commitment for this financing.

Plan of Operation to Start-up of Ethanol Plant

        If we raise the minimum amount offered and close on the debt financing that we need, we plan to spend the following 14 months designing, developing and constructing the ethanol plant. We expect to have sufficient funds to cover our costs through start-up operations, including approximately $4,835,000 in working capital (cash, inventory and spare parts) at plant start-up and $330,000 for corn hedging activities prior to plant start-up. We anticipate using our cash to cover, among other things, development costs, such as installation of utilities, construction, equipment acquisition, and other expenses. We expect to also use our cash to cover our operating and administrative costs, such as personnel, general and administrative expenses, and legal and accounting fees.

        We have been awarded a grant for up to $2,820,000 from the United States Department of Energy for the federal government's fiscal year 2002, which ends September 30, 2003. In addition, funding for a renewal grant for us for up to $2,889,000 has been earmarked in the fiscal year 2003 Congressional appropriation conference report. We plan to combine these two grants and are currently negotiating the terms of the combined grant. These are matching funds, which means that the Department of Energy will match each dollar that we spend on qualified expenditures related to the ethanol plant project, up to the maximum amount awarded. We expect that under the terms of the combined grant, a portion of the funds will be available for pre-construction expenditures, including, among other things, personnel, travel, engineering and financing costs. We expect that the remainder of the funds will be available for construction-related expenditures and equipment. We expect that the Department of Energy will reimburse us for qualified expenditures as they are incurred. Assuming the Department of Energy awards us the combined grant under these terms, we anticipate being eligible to receive a total of $5,709,000, assuming we spend at least $11,418,000 on qualified expenditures and comply with the other terms and conditions of the combined grant.

        The following is an estimate of our sources and uses of funds until the ethanol plant is built and we begin operations. The following schedule assumes that we receive the entire $5,709,000 from the Department of Energy. The amounts set forth below are only estimates and actual sources and uses of funds could be much higher due to a variety of factors, including those described in the section entitled "Risk Factors" and elsewhere in this prospectus.

Sources of Funds:

	Minimum	Maximum
Equity	$20,000,000	$25,000,000
Seed Capital(1)	947,000	947,000
Debt Financing	33,450,000	28,575,000
U.S. Department of Energy Grant	5,709,000	5,709,000

Total Sources of Funds	$60,106,000	$60,231,000

Uses of Funds:

	Minimum	Maximum
Plant Construction and Site Infrastructure and Development	$47,994,000	$47,994,000
Construction Contingency	732,000	732,000
Site Acquisition	413,000	413,000
Utilities Access	957,000	957,000
Construction Performance Bond	720,000	720,000
Construction Insurance Cost	100,000	100,000
Organizational Costs	100,000	100,000
Financial Consulting Fees	160,000	160,000
Permits	150,000	150,000
Offering Expenses(2)	455,000	455,000
Underwriters' Commissions(3)	960,000	1,260,000
Capitalized Interest(4)	800,000	700,000
Financing Costs:
Lender Fee	555,000	480,000
Legal Fees	45,000	45,000
Commitment Fees	25,000	25,000
Miscellaneous Expenses	25,000	25,000
Start Up Costs:
Preproduction Period Costs(5)	725,000	725,000
Insurance Costs	25,000	25,000
Inventory—Corn	900,000	900,000
Inventory—Hedged Corn	330,000	330,000
Inventory—Chemicals, Yeast, Denaturant	350,000	350,000
Inventory—Ethanol	750,000	750,000
Inventory—Distillers Grains	250,000	250,000
Spare Parts	500,000	500,000
Other Working Capital	2,085,000	2,085,000

Total Uses of Funds	$60,106,000	$60,231,000

(1)
Includes approximately $160,000 of membership fees and approximately $798,000 of seed capital previously raised, less the cost of raising capital of approximately $11,000.

(2)
Does not include any reasonable and customary expenses incurred by one or more broker-dealers in the offering for which we may agree to reimburse them.

(3)
Assumes that we engage one or more broker-dealers in the offering to act as underwriters to sell 16,000,000 units if the minimum amount is sold, or 21,000,000 units if the maximum is sold, and we pay them a fee equal to 6% of the offering price per unit.

(4)
Net of interest income earned on offering proceeds.

(5)
Includes officers' salary and compensation and managers' per diem fees of $110,100 as of May 31, 2003, plus estimated salary and compensation and managers' per diem fees from June 1, 2003 to start up of the ethanol plant of approximately $177,000.

        We estimate that our offering expenses will total approximately $455,000, allocated as follow:

SEC registration fee	$2,300
Printing expenses	75,000
Legal fees and expenses	250,000
Cost of sales meeting	20,000
Accounting fees and expenses	50,000
Consulting fees	5,000
Blue sky fees and expenses	25,000
Escrow agent fees	5,000
Miscellaneous expenses	22,700

Total	$455,000

        We estimate that our financing cost for our debt financing will total approximately $650,000 if the minimum number of units offered is sold, and approximately $575,000 if the maximum is sold. Financing costs includes lender commitment fees, as well as out-of-pocket expenses such as title insurance, legal fees, appraisal costs and filing fees. Because we intend to capitalize all of our interest expenses and not make any payments on our debt financing until we begin start-up operations, we estimate that by the time we begin start-up operations, capitalized interest, net of interest income earned on offering proceeds, will total approximately $800,000 if the minimum number of units offered is sold and $700,000 if the maximum is sold. We also expect to spend approximately $150,000 to procure necessary permits and approximately $160,000 for financial consulting services. We have spent approximately $100,000 to organize our limited liability company, including legal, accounting and related expenses. If we engage the services of one or more broker-dealers to help us offer and sell the units, we anticipate paying them commissions of up to 6% of the offering price per unit for sales effected through the broker-dealers.

        We expect to spend the majority of our funds, approximately $50,916,000, on site acquisition, site preparation and development, design, engineering and construction of the ethanol plant, infrastructure, equipment and construction-related insurance and performance bond. These costs include leveling and grading the site, general site work to prepare for construction of the ethanol plant, preparing and pouring foundations, and material and labor to construct the plant and ancillary facilities. We will also be purchasing and installing ethanol production equipment, such as pumps, grinders, processing equipment, storage tanks and conveyors. Based upon the scope document and guaranteed maximum price proposal we received from Dilling Mechanical, we expect that Dilling Mechanical will handle certain site preparation and infrastructure, construction, equipment purchases and installation. We plan to make monthly progress payments based on the work completed and invoiced to us by Dilling Mechanical. We estimate that managers' and officers' insurance, general commercial liability insurance, and workers' compensation insurance for our business will be approximately $25,000. We estimate that we will need to spend approximately $330,000 for corn hedging activities and approximately $725,000 on preproduction costs, such as administrative and other expenses. We anticipate having working capital of approximately $4,835,000 at plant start-up, consisting of approximately $2,750,000 of spare parts and corn, chemicals, yeast, denaturant, ethanol and distillers grains inventory, and $2,085,000 of cash.

Administration

        We currently do not have a full-time office staff and do not expect to hire a full-time office staff until the ethanol plant is near completion. Until then, we are dependent entirely on our Assistant Vice President—Chief Operating Officer, our part-time officers and the board of managers to act as our on-site construction manager and to maintain our books and records. These individuals are responsible for complying with the rules and regulations promulgated under the Securities and Exchange Act of 1934 concerning the maintenance of accurate books and records, and the timely submission of periodic reports and other requirements with the Securities and Exchange Commission.

Operating Expenses

        When the ethanol plant nears completion, we expect to incur various operating expenses, such as supplies, utilities and salaries for administration and production personnel. Along with operating expenses, we anticipate that we will have significant expenses relating to financing and interest. We have allocated funds in our capital structure for these expenses, but cannot assure you that the funds allocated will be sufficient to cover these expenses. We may need additional funding to cover these costs if sufficient funds are not available or if costs are higher than expected.

Employees

        Upon completion of the ethanol plant, we expect to have approximately 32 employees, including 25 in ethanol production operations, and seven in general management and administration. We will not maintain an internal sales organization. We anticipate that we will need the following personnel to operate the ethanol plant and manage our business:

Position	# of Employees
General Manager	1
Plant Manager	1
Controller/Book Keeper	1
Commodity Specialist/Purchasing Manager	1
Team Leaders/Supervisors	4
General Plant Operations Personnel	14
Utilities, Maintenance and Safety Manager	1
Boiler Operator	1
Maintenance Personnel and Technicians	5
Lab Manager	1
Lab Technician	1
Office Staff	1

Total	32

        Currently, we are relying on our Assistant Vice President—Chief Operating Officer, Mr. Keith A. Gibson, to act as our general manager and manage our day-to-day operations. Mr. Gibson is an engineer whose experience includes serving as a Project Engineering Manager with a manufacturer of water treatment chemicals, as Vice President and Plant Manager with a manufacturer of animal feed supplements and metal additives, and as Operations Superintendent with a manufacturer of diversified propellant products. Please see the section entitled "Management" for additional information regarding Mr. Gibson's experience. In addition, when the ethanol plant nears completion, we intend to hire a plant manager and other personnel with experience in the ethanol industry to help manage our operations.

Liquidity and Capital Resources

        As of May 31, 2003, we had cash and cash equivalents of $252,423 and total assets of $614,879. Our total assets include $298,030 of deferred offering costs relating to the Offering. At the time we issue units in the offering, these costs will be netted against the proceeds received, or if we do not complete the sale of any units in the offering, they will be expensed. To date, we have raised a net total of $947,060 in seed capital, which we have used to fund our organization and operation to date. As of May 31, 2003, we had current liabilities of $80,785, which consist primarily of our accounts payable. Since our inception through May 31, 2003, we have an accumulated deficit of $412,966. Total members' equity as of May 31, 2003 was $534,094. Since our inception, we have generated no revenue from operations.

        We are seeking to raise a minimum of $20,000,000 and a maximum of $25,000,000 in the offering. Depending on the results of the offering, we believe that the project will cost approximately $60,106,000 to $60,231,000. We plan to finance the project with seed capital, proceeds from the offering, grant proceeds and debt financing. The amount of debt financing that we need depends in part on the results of the offering and whether we receive all of our anticipated grant proceeds. If we receive $5,709,000 in grant proceeds, we anticipate that we will need approximately $33,450,000 in debt financing if we raise the minimum amount offered in the offering, and approximately $28,575,000 if we raise the maximum amount offered. We have commenced discussions with prospective lenders for the debt financing that we need, but have no commitments for the debt financing. Completion of the proposed ethanol plant depends, in part, on our ability to close on our debt financing and satisfy all other conditions to breaking escrow and close on at least the minimum amount offered.

        We expect that our debt financing will be in the form of a construction loan that will convert to a permanent loan when we begin operations. We also expect that the loan will be secured by all of our real property and substantially all of our other assets, including receivables and inventories. In addition to repaying the principal, we plan to pay interest on the loan at market rate for loans to start-up ethanol projects, plus annual fees for maintenance and observation of the loan by the lender. We intend to capitalize all of our interest until we commence start-up operation, which means that we will not make any payment on the loan until we construct the ethanol plant and begin producing ethanol. If the project suffers delays, we may not be able to timely repay the loan. If interest rates increase, we will have higher interest payments, which could adversely affect our business.

        We may secure up to $20,000,000 of the debt financing that we need through tax exempt revenue bonds, which would need to be supported by bank letters of credit. We currently have no commitments for these letters of credit. Tax exempt revenue bonds may be available if issued pursuant to the Internal Revenue Code and to the extent that proceeds are used to fund eligible expenditures (such as solid waste equipment and processes). If any bonds are issued, we would need to repay the principal, along with accrued interest, over a yet to be determined period to be set forth in the bond. We believe that interest on the bonds may be at a rate that is less than market rate because the bonds are tax exempt. However, if the bonds lose their exempt status, then the applicable interest may increase to market rate. We have no commitments for the issuance of tax exempt revenue bonds and cannot assure you that we will be able to secure any debt financing through tax exempt revenue bonds.

        If we decide to complete the purchase of our site and begin certain site work prior to our closing on at least the minimum amount offered, it may be necessary for us to secure interim bridge financing from one or more unaffiliated lenders or from our selected design-build contractor, Dilling Mechanical. We currently have no commitment for this financing.

BUSINESS

        We are an Indiana limited liability company formed on April 2, 2002. We were organized as a wholly owned subsidiary of Iroquois Bio-Energy Cooperative. Iroquois Bio-Energy Cooperative was organized on September 8, 1995 to explore the possibility of developing a value added enterprise that makes high quality paper from corn stalks. In 1996, the cooperative concluded that such a project was not feasible. The cooperative engaged in no activities until early 2001, when it decided to pursue the development of a corn-based ethanol plant in northwest Indiana. In 2001 and 2002, the cooperative spent a total of approximately $69,000 for consulting fees, including the preparation of a feasibility study, legal and accounting fees, and general and administrative expenses relating to the development of the ethanol plant. The cooperative never generated any revenue from operations.

        On April 30, 2002, all project assets and cash of Iroquois Bio-Energy Cooperative were transferred to us as part of the reorganization of the cooperative into a limited liability company. The cooperative had no other assets or operations other than project assets relating to the proposed ethanol plant and cash. As part of this reorganization, each of the members of the cooperative became a member of our limited liability company and each received 1,000 units in exchange for the member's cooperative membership interests. The cooperative was dissolved on April 30, 2002.

        Since our formation, all of our activities have related to the development of the ethanol plant. These include engaging legal counsel and an accountant to assist us with our organization and development, and hiring consultants and an Assistant Vice President—Chief Operating Officer to help us develop the ethanol plant. We have never generated any revenue from operations. Our objective is to raise capital to develop, construct, own, and operate a 40,000,000 gallon per year dry mill ethanol plant and ethanol business near Rensselaer, Indiana. We are planning to build an ethanol plant that will have an annual capacity to process approximately 14,300,000 bushels of corn into approximately 40,000,000 gallons of ethanol. We expect that the ethanol plant will also annually produce approximately 120,000 tons of distillers grains and 109,000 tons of raw carbon dioxide.

Description of Dry Mill Process

        Our proposed ethanol plant will produce ethanol, distillers grains and carbon dioxide by processing corn. We plan to receive corn by rail and semi-trailer truck. The corn will be weighed and stored in receiving facilities. It will then be transported to a scalper to remove rocks and debris before it is conveyed to processing bins. Thereafter, the corn will be transported to a hammer-mill or grinder where it is ground into a mash and conveyed into a tank for processing. We will add water, heat and enzymes to break the ground corn into a fine liquid. This liquid will be heat sterilized and pumped to a tank where other enzymes are added to convert the starches into glucose sugars. Next, the liquid is pumped into fermenters, where yeast is added, to begin the fermentation process, which generally takes about 40 to 50 hours. Thereafter, the resulting "beer" is pumped to distillation columns, which divides the alcohol from the corn mash. The alcohol is concentrated to 190 proof in the distillation columns and is then partially dehydrated in a molecular sieve system. The resulting 200 proof alcohol is then blended with a five percent denaturant (such as gasoline) as it is pumped into storage tanks.

        Meanwhile, corn mash from the distillation process is pumped into a centrifuge that separates the coarse grain from the solubles. The solubles are then dried into a thick syrup. The coarse grain that exits the centrifuge is then conveyed to dryers. Syrup is added to the coarse grain as it enters the dryer, where moisture is removed. This process produces distillers dried grains with solubles, which can be used as animal feed.

        The fermentation process will also produce carbon dioxide, which we plan to capture and pipe "over the fence" to a third party processor which intends to build a processing facility next to our ethanol plant.

Principal Products and Related Markets

        The principal products that we intend to produce are ethanol, distillers grains and carbon dioxide.

  Ethanol

        Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as:

  •
  An octane enhancer in fuels;

  •
  An oxygenated fuel additive that can reduce ozone and carbon monoxide vehicle emissions; and

  •
  A non-petroleum based gasoline substitute.

Most ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The implementation of the Federal Clean Air Act has made ethanol an important domestic renewable fuel additive. The principal purchasers of ethanol are generally wholesale gasoline distributors or blenders.

  Distillers Grains

        A principal by-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed. Dry mill ethanol processing creates three primary forms of distillers grains: distillers wet grains, distillers modified wet grains and distillers dried grains with solubles. Distillers wet grains is processed corn mash that contains a substantial amount of moisture. It has a shelf life of approximately three to five days and can be sold only to farms within the immediate vicinity of the ethanol plant. Distillers modified grains is similar to distillers wet grains except that it has been dried and contains less moisture. Distillers modified grains has a slightly longer shelf life and can be sold to regional markets. Distillers dried grains is corn mash that has been dried to approximately 10% moisture. It has an almost indefinite shelf life and may be sold and shipped to any market regardless of its vicinity to the ethanol plant. We anticipate that most of the distillers grains that we sell will be in the form of distillers dried grains with solubles.

  Carbon Dioxide

        Another by-product of the ethanol production process is raw carbon dioxide. Raw carbon dioxide can be processed and used in various food and non-food related applications, such as beverage and dry ice production, pharmaceutical manufacturing, shrink-fitting and cryogenic blasting. Carbon dioxide is principally used as expendable refrigerants and is commonly used in food processing facilities such as slaughterhouse operations, frozen food storage, and as supplemental cooling for refrigerated products.

Ethanol Industry

        Ethanol is produced from starch or sugar-based feed products such as corn, potatoes, wheat, and sorghum, as well as from agricultural waste products including sugar, rice straw, cheese whey, beverage wastes and forestry and paper wastes. Historically, corn has been the primary source because of its relatively low cost, wide availability and ability to produce large quantities of carbohydrates that convert into glucose more easily than other products. Today, approximately 90% of the ethanol produced in the United States is produced from corn.

        Ethanol has been utilized as a fuel additive since the late 1970's when its value as a product extender for gasoline was discovered during the OPEC oil embargo crisis. In the 1980's, ethanol began to see widespread use as an octane enhancer, replacing other environmentally harmful components in gasoline such as lead and benzene. Ethanol's use as an oxygenate continued to increase with the passage of the Clean Air Act Amendments of 1990, which required the addition of oxygenates to gasoline in the nation's most polluted areas. Ethanol contains approximately 35% oxygen and when combined with gasoline, it acts as an oxygenate that increases the percentage of oxygen in gasoline. As a result, the gasoline burns cleaner and releases less carbon monoxide and other exhaust emissions into the atmosphere. Although not all scientists agree about the existence or extent of environmental benefits associated with its use, the use of ethanol is commonly viewed as a way to improve the quality of automobile emissions.

  Federal and State Regulations

        Most ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. Recently, the demand for ethanol has increased, particularly in the upper Midwest, because of two major programs established by the Clean Air Act Amendments of 1990. The first program, the Oxygenated Gasoline Program, is a recurring wintertime program designed to reduce carbon monoxide levels during the winter months. The Clean Air Amendments originally required the use of oxygenated fuels, at a minimum rate of 2.7% oxygen by weight (unless otherwise specified), during the winter months in approximately 43 metropolitan areas (including Chicago and Milwaukee) that were not in compliance with carbon monoxide standards. According to the EPA, as of October 2001, 18 of these areas must continue to implement the program.

        The second program created by the Clean Air Amendments is the Reformulated Gasoline Program. This program, which began on January 1, 1995, is intended to reduce ground level ozone or smog. The program initially required the year-round use of oxygenated fuel in nine metropolitan areas with severe ozone pollution. Other less severely troubled areas have been or are to be phased into the program over time. According to the EPA, as of January 2002, ten major U.S. metropolitan areas must comply with the program. Although not required, according to the EPA, as of January 2002, all or a portion of 12 states and the District of Columbia have also voluntarily opted into the program.

        Although the Reformulated Gasoline Program has been in place for several years, we cannot determine its future impact on the demand for ethanol. Prior to the program's inception, the Environmental Protection Agency or "EPA," mandated that 30% of the oxygen required in oxygenated fuel be derived from renewable oxygenates such as ethanol. In April 1995, however, a federal appellate court struck down the rule on the basis that it exceeded the EPA's authority. While the ethanol industry has generally discounted the effect of the court case on the basis that ethanol can compete in the marketplace with other oxygenates (primarily methyl tertiary butyl ether, or MTBE) on its own merits, the prospects for the ethanol market are further clouded by the growing resistance to the reformulated fuel program. Consumers have resisted higher oxygenated fuel prices and a number of regions that had opted into the program have now opted out. Moreover, Congress has indicated a willingness to reexamine the program. In addition, opposition to ethanol is mounting from non-corn producing states. These states contend that gasoline prices in the state may increase significantly due to shipping costs, because most ethanol is currently produced in corn producing states.

        The most common oxygenate currently in use is MTBE, which is cheaper than ethanol. MTBE is a petroleum-based product produced from methanol and natural gas. Currently, a majority of the oxygenated fuel sold in the United States uses MTBE as an oxygenate. Since the introduction and widespread use of MTBE as an oxygenate, it has been discovered in ground water, lakes and streams. While MTBE has not been classified as a carcinogen, it has been shown to cause cancer in animals and its continued use has raised serious environmental concerns. The U.S. General Accounting Office recently noted that MTBE contamination across the United States is widespread because, among others, many storage tanks holding MTBE continue to have problems with leakage, pipelines used to transport gasoline are also used to transport MTBE, and MTBE dissolves more easily in water than other gasoline components, which allows it to travel faster and farther than gasoline components. In April 2002, Royal Dutch Shell and Phillips Petroleum Company were ordered by a San Francisco jury to pay for the clean-up of public wells near Lake Tahoe that were contaminated with MTBE.

        On March 26, 1999, the Governor of California issued an order requiring the phase out of MTBE in gasoline sold in California by January 1, 2003. On March 15, 2002, this order was extended to January 1, 2004, in part because of concern that a fuel shortage may cause a surge in gasoline prices. Prior to issuing the order to extend the MTBE phase out date, California requested a waiver from the EPA from the oxygenate requirements of the Clean Air Amendments. In June 2001, the EPA announced the denial of California's request for a waiver from the oxygenate requirement. In response to the denial, the California Environmental Protection Agency's Air Resources Board filed a lawsuit against the EPA in the Ninth Circuit Court of Appeals. As a result of the lawsuit, in July 2003 the Ninth Circuit Court of Appeals vacated the denial on the grounds that the EPA did not consider the effects of such a waiver on both the ozone and particulate matter pollution. The court remanded the matter to the Environmental Protection Agency for further review. If any state were to receive such a waiver, the use and demand for ethanol may decline significantly.

        In addition to California, many states have enacted legislation prohibiting the sale of gasoline containing certain levels of MTBE or are phasing out the use of MTBE. Certain other states have similar pending legislation. According to the Renewable Fuels Association, as of August 2003, the following states have enacted the following restrictions on the use of MTBE:

State	Restriction
Arizona	Phases out the use of MTBE effective no later than 180 days following California's ban
California	Phases out the use of MTBE completely effective December 31, 2003
Colorado	Phases out the use of MTBE
Connecticut	Phases out the use of MTBE effective October 1, 2003 (legislation pending to delay ban to January 1, 2004)
Illinois	Phases out the use of MTBE effective July 24, 2004
Indiana	Prohibits the sale of gasoline containing more than one-half of 1 vol.% MTBE effective July 23, 2004
Iowa	Prohibits the sale of gasoline containing more than 2 vol.% MTBE
Kansas	Prohibits the sale of gasoline containing more than .5 vol.% MTBE effective July 1, 2004 (dependent upon waiver from EPA)
Kentucky	Prohibits the sale of gasoline containing more than .5 vol.% MTBE effective January 1, 2006
Michigan	Phases out the use of MTBE
Minnesota	Prohibits the sale of gasoline containing more than .3 vol.% of ethers such as MTBE and ETBE. No MTBE can be used to meet the state's oxygenate requirement.
Missouri	Prohibits the use of MTBE effective July 1, 2005.
Nebraska	Prohibits the sale of petroleum products containing more than 1 vol.% MTBE
New York	Prohibits the sale of gasoline containing MTBE effective January 1, 2004
Ohio	Prohibits the sale of gasoline containing more than .5 vol.% MTBE effective July 1, 2005
South Dakota	Prohibits the sale of gasoline containing MTBE
Washington	Phases out the sale of gasoline containing more than .6 vol.% MTBE effective December 31, 2003
Wisconsin	Prohibits the sale of gasoline containing more than .5 vol.% MTBE effective August 1, 2004

        On March 20, 2000, the EPA called for a ban of MTBE or to have its use significantly reduced because of environmental problems associated with its use as a fuel oxygenate. The EPA recommended the following legislative framework to reduce or eliminate the use of MTBE:

  •
  First, Congress should amend the Clean Air Act to provide authority to significantly reduce or eliminate the use of MTBE;

  •
  Second, as MTBE use is reduced or eliminated, Congress must ensure that air quality gains are not diminished; and

  •
  Third, Congress should replace the existing oxygenate requirement in the Clean Air Act with a renewable fuel standard for all gasoline.

        In addition, the EPA announced that it formally began regulatory action and issued an Advance Notice of Proposed Rulemaking to eliminate or phase down the use of MTBE.

        The United States Senate and House of Representatives recently passed energy bills containing various provisions relating to ethanol production and use. The pending energy legislation now moves to a House/Senate conference committee, where the Senate's energy bill still has to be reconciled with energy legislation passed in April 2003 by the House of Representatives. Both the Senate bill and the House bill create a Renewable Fuels Program requiring gasoline sold at retail in the United States to contain a specified volume of renewable fuels such as ethanol and biodiesel, with the Senate bill requiring 2.3 billion gallons per year beginning in 2004 increasing up to 5.0 billion gallons per year by 2012, and the House bill requiring 2.7 billion gallons per year in 2005 and 5.0 billion gallons by 2015. The Senate bill specifically prohibits the use of MTBE and requires its use to be phased out over a four year period. The House bill does not prohibit the use of MTBE and leaves it up to each state to either allow or ban the use of MTBE. In addition, both bills eliminate reformulated gasoline oxygenate requirements under the Clean Air Amendments while establishing "anti-backsliding" requirements to ensure continued environmental air quality performance under the new standards. If any form of such bills becomes law it may have a material effect on our business.

  Ethanol Market Overview

        The regional and national markets for ethanol appear to be strong. Based on its February 2003 Ethanol Industry Outlook, the Renewable Fuels Association, an ethanol trade association, estimates that in 2002, approximately 700,000,000 gallons of ethanol were utilized as an oxygenate in the Federal Reformulated Gasoline Program, 250,000,000 gallons in the federal winter Oxygenated Gasoline Program, 250,000,000 gallons in Minnesota to satisfy the state's oxygenated fuels program, and 900,000,000 gallons in conventional gasoline markets as an octane enhancer and gasoline extender. Illinois, Ohio and Minnesota are currently the largest consumers of ethanol. According to the U.S. Department of Transportation Highway Statistics, approximately 1.55 billion gallons of ethanol were used in the year 2001, an approximately 70,000,000 gallon increase over the year 2000. The following table illustrates the estimated change in ethanol consumption in a number of major markets from 2000 to 2001.

State	Total Ethanol Consumption in 2000 (gallons)	Total Ethanol Consumption in 2001 (gallons)
Arizona	15,701,000	21,626,000
California	59,585,000	82,282,000
Colorado	54,102,000	73,493,000
Illinois	259,024,000	294,055,000
Indiana	106,200,000	98,420,000
Iowa	83,152,000	86,952,000
Michigan	85,007,000	52,043,000
Minnesota	209,605,000	213,409,000
Missouri	26,110,000	23,597,000
Nebraska	29,721,000	24,655,000
Nevada	25,843,000	27,861,000
New Mexico	23,910,000	7,915,000
New York	14,128,000	4,000,000
North Carolina	35,419,000	48,615,000
Ohio	211,878,000	185,356,000
South Dakota	20,814,000	19,482,000
Texas	58,595,000	59,029,000
Virginia	33,407,000	31,307,000
Washington	29,996,000	21,697,000
Wisconsin	29,283,000	74,396,000

Source: U.S. Department of Transportation Highway Statistics 2000 and 2001.

        Recently, California has been the focus of a major ethanol campaign as MTBE is being phased out. California has ordered a ban on MTBE effective January 1, 2004. While MTBE is still being used in significant quantities throughout the state, ethanol use continues to see widespread growth as the phase-out deadline approaches. Based on the California Energy Commission's August 2001 report, "U.S. Ethanol Industry Production Capacity Outlook," California's phase-out of MTBE will create a demand for over 600,000,000 gallons of ethanol per year. However, demand may be lower if California is able to obtain a waiver from the oxygenate requirements of the Clean Air Amendments.

  Industry Growth

        Due in part to federal and state policies promoting cleaner air and federal and state tax and production incentives, the ethanol industry has grown substantially in recent years. Based on the Renewable Fuels Association's February 2003 Industry Outlook, twelve new ethanol facilities opened in 2002. These new plants, combined with expansions to six existing facilities, added more than 400,000,000 gallons of production capacity to the ethanol industry in 2002. According to the Renewable Fuels Association, as of June 2003 U.S. ethanol plants have the capacity to produce approximately 2.9 billion gallons of ethanol annually, with approximately 527,000,000 gallons under construction or expansion. A majority of the ethanol plants are located in the Midwest, in the corn-producing states of Illinois, Iowa, Nebraska, Minnesota and South Dakota.

        Automobile companies have responded to the increasing demand to improve the environment by developing ethanol-friendly vehicles. Gasoline blends containing up to 10% ethanol are approved under the warranties of most major domestic and foreign automobile manufacturers marketing vehicles in the United States, and many recommend the use of cleaner burning fuel, such as those containing ethanol, in their vehicle owner's manuals. Similarly, most major manufacturers of power equipment, motorcycles, snowmobiles and outboard motors endorse the use of ethanol blends in their products. In the last several years, automobile companies such as Daimler Chrysler, General Motors and Ford have introduced a growing number of flexible fuel vehicles that operate on fuel mixtures of up to 85% ethanol. In addition, ethanol industry advocates have developed new diesel fuels that are a blend of diesel fuel and ethanol.

        Ultimately, whether the use and demand for ethanol will continue to increase depends, in large part, upon the outcome of the debates surrounding the use of MTBE, continuation of the clean air standards, and the creation of a national renewable fuels standard. The United States Senate and House of Representatives recently passed energy bills containing various provisions relating to ethanol production and use. While we cannot predict the final provisions of the energy legislation or whether such legislation will be enacted into law this year or in the future, the passage of federal energy legislation may materially affect the use of and demand for ethanol and our business. Although we cannot assure you that the demand for ethanol will continue to grow, we believe that if the use of MTBE is phased out on a national level in the next few years and a national renewable fuels standard is adopted, the demand for ethanol will likely increase.

        As set forth in the following chart, the Energy Information Administration estimates that ethanol demand for transportation purposes will increase to over 4.4 billion gallons annually by the year 2025. However, this estimate may be materially affected by pending federal and state energy legislation.

U.S. Ethanol Demand (000s gallons)

Source: Energy Information Administration/Annual Energy Outlook 2003

  Government Incentives

        Recognizing the need for a cleaner source of energy, and appreciating that ethanol is also renewable and can be produced in the United States, the federal government and various state governments, including Indiana, have created incentive programs to encourage ethanol production and to enable ethanol-blended fuel to better compete in domestic fuel markets with gasoline blended with MTBE. The federal incentive programs include excise tax credits to gasoline distributors, direct payments to eligible producers for increased ethanol production and federal income tax credits which may be earned by eligible producers. State incentive programs include production payments and income tax credits. However, these programs are not without controversy, due in part to the cost of such programs. Increases in the use of ethanol as a fuel additive will increase the amount of excise tax credits available to gasoline distributors, which translates into lower federal tax revenues. The direct payment program is a significant expenditure and Congress may choose not to fully fund the program in any given fiscal year. These federal programs may be affected by the passage of pending energy legislation.

        Federal Excise Tax Exemption.    Although the regulatory program is complicated and there are other federal tax incentives for ethanol production, the most important incentive for the ethanol industry and its customers is the partial exemption from the federal motor fuels excise tax (the "excise tax exemption"). The excise tax exemption is provided to gasoline distributors as an incentive to blend their gasoline with ethanol. For each gallon of gasoline blended with 10% of ethanol, the distributors receive a 5.2¢ per gallon reduction from the 18.3¢ per gallon federal excise tax, which equates to a 52¢ reduction for each gallon of ethanol that they use. This exemption will be reduced to 5.1¢ per gallon of blended gasoline, or 51¢ per gallon of ethanol used, for the years 2005, 2006 and 2007, when the current legislation is scheduled to expire. Smaller credits are also available for gasoline blended with smaller amounts of ethanol. Legislation has been introduced that would extend the excise tax exemption beyond 2007, but there can be no assurance that the legislation will pass. If the excise tax exemption is not extended, then ethanol blended gasoline will be taxed at the standard excise tax rate, which may make ethanol blended gasoline more expensive and less attractive to use.

        Commodity Credit Corporation Bioenergy Program.    The Commodity Credit Corporation Bioenergy Program makes payments of up to $7,500,000 per year through federal fiscal year 2006 (September 30, 2006) to producers of biofuels for increases in their production of ethanol, biodiesel or other biofuels over their prior year's production. New production is eligible and is considered increased production. The maximum annual funding authorized under the program is $150,000,000. However, payments under the program in any one fiscal year may be less if Congress does not fully fund the program for that fiscal year (funding for the program is subject to an annual appropriation). For fiscal year 2003, the program received funding of $115,500,000. Payments under the program are subject to pro rata reduction if aggregate payments to all producers in any one fiscal year would otherwise exceed the annual available funding. No producer may receive more than 5% of the available funding for the program in any fiscal year. According to the United States Department of Agriculture's Farm Service Agency, applications for payments for the first three quarters of fiscal year 2003 have already exceeded the program's available funding for the entire fiscal year.

        Under the program, ethanol producers may receive payments based upon the producer's increased production during a fiscal year that exceeds the producer's production during the prior fiscal year. For example, a producer that produces 30,000,000 gallons of ethanol this fiscal year, but produced only 20,000,000 gallons last fiscal year is entitled to payment for one bushel of corn for every 2.5 bushels of corn used to produce 10,000,000 gallons of ethanol, which represents this fiscal year's increased production over the prior fiscal year's production. Under the Program, which assumes that 1 bushel of corn produces 2.5 gallons of ethanol, the ethanol producer would be entitled to receive reimbursement for 1 bushel of corn for every 2.5 bushels used for the increased ethanol production. The reimbursement drops to 1 bushel of corn for every 3.5 bushels used if the producer's annual production capacity is equal to or more than 65,000,000 gallons. The per bushel value for reimbursement purposes is determined by the Commodity Credit Corporation in accordance with established terminal market prices announced daily by the Kansas City Commodity Office, adjusted by the county average differential for the county in which the ethanol plant is located and the applicable quality factors determined by the Commodity Credit Corporation. If there is no established terminal market price, then the Commodity Credit Corporation will set the price.

        Based on the program's formula for calculating payments and assuming the price of corn was $2.38 per bushel, we estimate that we would reach the $7,500,000 maximum per fiscal year cap (assuming the program is fully funded and not subject to pro rata reduction) with approximately 19,700,000 gallons of increased production. We arrived at this number by dividing 19,700,000 gallons by 2.5 to determine the number of bushels of corn assumed to be used to generate the increased production. We then divided the number of bushels of corn (7,880,000 bushels) by 2.5 to arrive at the qualified number of bushels subject to reimbursement. This means that a ramp-up of production that straddles over several of the programs' fiscal years could result in higher aggregate payments under the program as compared to having all increased production occurring within a single fiscal year.

        Federal Small Producer Credit.    The Federal Small Producer Credit provides an eligible ethanol producer a 10¢ per gallon tax credit for the first 15,000,000 gallons of ethanol produced annually. Under the program, ethanol producers that qualify or their owners (for pass-through tax entities) can deduct the credit from their federal income tax annually. The credit is considered taxable income and taxes must be paid on the amount credited. The tax credit is currently available only to producers with an annual capacity of 30,000,000 gallons or less and is scheduled to expire on December 31, 2007. Therefore, under current legislation, our proposed ethanol plant would not be eligible for the tax credit. Legislation has been introduced which would extend benefits to ethanol plants with up to 60,000,000 gallons of annual capacity. However, we cannot assure you that the legislation will be enacted into law this year or in the future.

        Indiana Ethanol Production Credit.    Recently, the State of Indiana enacted the Ethanol Production Tax Credit to provide state tax credits to qualified ethanol production facilities located in the State of Indiana. This credit is available to any facility that increases its ethanol production capacity by at least 40,000,000 gallons a year after December 31, 2003. Based on the expected capacity of our proposed ethanol plant, we expect that we would be eligible to participate in this program. In the case of pass-through tax entities such as a limited liability company, the legislation provides for the credit to pass through to the owners in the same proportion as the distributive income to which the member is entitled. In our case, the credit would pass through to our members in proportion to their units held. The credit may be applied against a member's Indiana state tax liability, including the state gross retail and use tax, the adjusted gross income tax, the financial institutions tax, or the insurance premiums tax. Any credit not used in a particular year may be carried forward to subsequent taxable years. The credit is earned by the qualified ethanol producer at the rate of 12.5¢ per gallon of ethanol produced, with the total amount of credit allowed per producer capped at $5,000,000. The maximum credit allowed to all producers under the program is $10,000,000. This means that if the first two producers to increase annual capacity by at least 40,000,000 gallons of ethanol after December 31, 2003 each proceed to produce at least 40,000,000 gallons of ethanol, then these two producers will be entitled to claim all of the available credit and no additional credits would be available to any other producer.

  Ethanol Pricing

        According to the American Coalition for Ethanol the state average rack price of ethanol in Illinois on September 4, 2003 was $1.42 per gallon. Ethanol prices have tended to correlate with wholesale gasoline prices. At the same time, 10-year price charts for ethanol and corn prices show that ethanol prices do not track corn prices. For example, when corn prices increased in late 1993 into 1994, ethanol prices did not increase. Further, when corn prices initially rose in 1996, ethanol prices did not follow.

Although in 1996 the price of ethanol increased dramatically, it was due to lower ethanol supply because many ethanol plants were forced to curtail operations or shutdown due to high corn prices. According to the industry guide published by the State of Minnesota, this price increase was due primarily to limited ethanol supply and not the increased cost of corn. As described in more detail in the Risk Factors section of this prospectus, a material risk to our business is the lack of correlation between the price of corn (the primary cost of revenue) and the price of ethanol (the primary source of revenue). As the chart below indicates, ethanol prices have historically been volatile. If ethanol prices remain constant or decrease for a significant period of time and corn prices increase, our business and profitability may be materially and adversely affected.

Historical Ethanol and Corn Prices

Source: Corn Data Source—Indiana Agricultural Statistics Service 2001-2002
Ethanol Data Source—Hart's Oxy-Fuel News, (800) USA-FUEL

Distillers Grains Industry

        Distillers grains is a co-product that is produced when corn is processed into ethanol. We intend to sell the distillers grains as animal feed for beef and dairy cattle, poultry and hogs. Research has shown that distillers grains is a good source of protein, vitamins, iron, fiber and other key nutrients that are important to promoting animal growth and fertility. Distillers grains are highly digestible and can be mixed with other products to enhance the nutritional properties of the feed product. We expect that our ethanol plant will produce approximately 120,000 tons of distillers grains per year.

  Distillers Grains Market Overview

        According to the University of Minnesota's Distillers Grains—General Information website (August 20, 2003) approximately 3,200,000 to 3,500,000 tons of distillers grains are produced annually in North America, approximately 98% of which are produced by ethanol plants. Ethanol plants in South Dakota and Minnesota produce about 25% of this amount. The amount of distillers grains produced may increase significantly as the number of ethanol plants increase.

        The market for distillers grains is generally confined to locations where freight costs allow it to be competitively priced against other feed ingredients. Distillers grains competes with three other feed formulations: corn gluten feed, dry brewers grain and mill feeds. The primary value of these products as animal feed is their protein content.

        Distillers grains contains nutrients that have important growth promoting properties for dairy and beef cattle, poultry and swine. For dairy cattle, the high digestibility and energy content of distillers grains, as well as its high fat content, yields greater milk production as compared to other feed ingredients. For beef cattle, the energy effect of the fiber, and palatability promotes faster and more efficient growth. For poultry, various feeding tests have found that distillers grains favorably effects fertility and hatchability. For swine, distillers grains is a good source of energy, protein and other key nutrients.

        According to the Indiana Agricultural Statistics Service 2002-2003, in 2002, there were approximately 860,000 head of cattle in the State of Indiana, of which 145,000 were dairy cattle. In the district where the ethanol plant will be located, there were approximately 81,000 head of cattle, of which 32,000 were dairy cattle. In 2002, Indiana swine and chicken operations had approximately 3,200,000 hogs and pigs and approximately 29,100,000 chickens, excluding broilers, of which 23,000,000 were of laying age. According to the U.S. Department of Agriculture—National Agricultural Statistics Service, in 2002, there were approximately 6,860,000 head of cattle in the five state region where the ethanol plant will be located, of which 940,000 were dairy cattle. There were approximately 9,870,000 hogs and pigs and 68,785,000 chickens in the five state region where the ethanol plant will be located. We believe that the abundant number of cattle, swine and chickens surrounding the ethanol plant creates an opportunity to market our distillers grains.

  Distillers Grains Pricing

        Recently, there has been a downturn in the distillers grains market, which has caused prices to decline. Various factors affect the price of distillers grains, including, among others, the price of corn, soybean meal and other alternative feed products, and the general supply and demand of domestic and international markets for distillers grains. We believe that unless demand increases, the price of distillers grains may be subject to future downward pressure as the supply of distillers grains increases because of increased ethanol production. As demonstrated in the table below, the price of distillers grains may be subject to downward pressure.

Historical Wholesale Distillers Dried Grains Prices (Lawrenceburg, IN)

Source: Economic Research Service, U.S. Department of Agriculture (2002)

Financial and Business Consultant

        We have entered into a consulting agreement with Acala Partners, Inc. to provide business plan and other development assistance for our proposed ethanol plant. Acala Partners maintains expertise in the development of business plans for production facilities. In particular, Acala Partners will assist and advise us on the following:

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  Preparation, implementation and execution of a business plan for the development, construction and operations of the proposed ethanol plant;

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  Our relationships with key vendors and service providers;

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  Equity and debt financing strategies; and

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  Potential engagement of one or more suitable licensed broker-dealers to act as underwriters to offer and sell the units on a best efforts basis.

In exchange for the above services, we have paid Acala Partners a $20,000 non-refundable retainer, and have agreed to cover out-of-pocket expenses. If we retain one or more suitable underwriter(s), we have also agreed to pay Acala Partners fees of $10,000 per month beginning upon the effectiveness of a post-effective amendment naming the underwriter(s) and an additional fee of $60,000 on March 31, 2004. We may also engage Acala Partners to perform other consulting services at yet to be determined fees.

        We and Acala Partners have each agreed to provide various customary indemnifications to the other party. The agreement will automatically terminate on March 31, 2004, unless earlier terminated in accordance with its terms.

Location of Ethanol Plant; Proximity to Markets

        We intend to build the ethanol plant near Rensselaer, Indiana. We selected the Rensselaer, Indiana area based upon a number of factors, including the availability and cost of corn, natural gas, water supply and electric service, transportation costs, permitting requirements, and proximity to certain ethanol markets. We believe that the Rensselaer, Indiana area in general, and our proposed site in particular, have several favorable attributes for locating a large scale ethanol plant, including:

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  An abundant corn supply, because according to the Indiana Agricultural Statistics Service 2002-2003, in the year 2002, over 120,000,000 bushels of corn were grown within the district in which the proposed site is located;

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  Favorable transportation logistics to one of the largest ethanol markets in the United States, Chicago and Milwaukee, and also to developing markets east and southeast of the site, including Baltimore, Cincinnati, Indianapolis, Louisville and New York City;

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  Good access to roads and rail service, including the existence of a CSX rail line adjacent to the proposed site;

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  The availability of utilities that provides readily usable natural gas and electricity; and

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  The existence of two primary natural gas pipelines (26" and 30") originating in Louisiana that run through the proposed site.

We may modify or change the location of the ethanol plant if we are unable to close on our site, if we find another site that better suits our needs, or if we cannot obtain the necessary permits and approvals or utilities and other services, or cannot obtain them at a reasonable cost.

Construction of the Ethanol Plant

        We have entered into a letter of intent with Shiel Sexton relating to the design and construction of the ethanol plant, under which they agreed to provide us a scope document, conceptual budget, construction timeline and certain preliminary engineering work for a fee of $60,000. However, Dilling Mechanical Contractors, Inc. will act as general contractor and Shiel Sexton will provide construction services as a subcontractor. The $60,000 fee and the letter of intent we entered into with Shiel Sexton will transfer to Dilling Mechanical. The $60,000 fee will be applied against the guaranteed maximum price of the design-build agreement that we intend to enter into with Dilling Mechanical. We have received the scope document and a guaranteed maximum price proposal for the construction of the ethanol plant, including certain site preparation and improvements, of approximately $47,994,000, and are proceeding with the ethanol project based on its construction schedule and scope of work. We intend to enter into a design-build agreement with Dilling Mechanical for the design and construction of our proposed ethanol plant on a cost plus fee basis, with a guaranteed maximum price, before we close the offering. The proposal provides for a fee to Dilling Mechanical equal to 10% of the costs necessarily incurred by Dilling Mechanical to construct the ethanol plant. If the cost of construction plus the 10% fee is less than the guarantee maximum price, any savings would accrue 70% to us and 30% to Dilling Mechanical. Actual construction costs could be significantly higher than the guaranteed maximum price because we expect to be responsible for certain site infrastructure development costs, such as bringing natural gas and electricity to the ethanol plant. In addition, we expect that certain events and conditions, including among others, delays, change orders that we may submit, and site conditions that may differ from what we expect, may not be covered under the guaranteed maximum price. We expect that our detailed agreement with Dilling Mechanical will provide that if we encounter differing site conditions, then Dilling Mechanical will be entitled to an adjustment in price and time of performance. Delays and change orders are not uncommon in large scale construction projects such as the one we intend to engage in.

        We expect our design-build agreement for the construction of the ethanol plant will include, among others, the following:

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  All design criteria of the ethanol plant to be at or above nameplate capacity;

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  A license to use the process technology incorporated into the ethanol plant;

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  Site work, including earthwork, railroad access, roads, lighting, storm sewer, water wells and fencing;

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  Site utilities, including gas and water distribution piping, power, and sewer and fire protection loops;

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  Grain receiving and storage facilities;

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  Ethanol production and storage facilities;

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  Distillers grains production and storage facilities; and

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  An office administration building.

        We anticipate that Dilling Mechanical will serve as our general contractor and provide mechanical engineering and equipment procurement services. We anticipate that Dilling Mechanical will engage Shiel Sexton to provide construction services, Gaylor Electric to provide electrical engineering services, and Katzen International or another established process engineering firm to provide process engineering and technology.

        Dilling Mechanical Contractors, Inc. was founded in 1947 and provides full service mechanical and electrical contracting services. Dilling Mechanical provides services on various types of industrial and institutional projects, including mechanical process work for ethanol processing. Shiel Sexton was founded in 1962 and provides various construction-related services. Shiel Sexton's experience includes a wide range of commercial, industrial, healthcare and institutional projects, ranging from theaters, office and retail buildings to manufacturing, process industries and distribution facilities. Gaylor Electric was founded in 1984 and is one of the largest electrical engineering firms in Indiana. Gaylor Electric provides electrical engineering services on various projects, including, among others, office and retail buildings, distribution centers, manufacturing facilities, schools and hospitals. Katzen International is a consulting engineering firm that provides engineering, technical and financial management services for the chemical process and related industries. Katzen International offers complete engineering services for process design, specifications, operating instructions and critical information required for detailed engineering. Katzen International has been involved in the development of over 70 ethanol plants worldwide. If Katzen International does not provide the process engineering and technology for the ethanol plant, then these services would be provided by another established process engineering firm. There are several other such firms in the United States with the capability to provide the necessary engineering and technology to ethanol producers.

        We anticipate that it will take approximately 14 months from the date we close on our debt financing to construct the ethanol plant. However, construction may be delayed for various reasons, including, among others, permitting delays, weather, material and labor shortages, and differing site conditions. We are negotiating a design-build agreement with Dilling Mechanical under which we expect Dilling Mechanical to be responsible for, among other things:

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  Providing design services, such as architectural and engineering design services;

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  Preparing the site for construction, including establishing erosion control measures, excavating, grading and making general site preparations;

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  Constructing the ethanol plant and all ancillary facilities, including roads, an administration build, pump house and installing equipment and rail switches and up to 3,500 feet of rail track connecting the ethanol plant to the CSX main line rail system;

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  Drilling wells for sanitary and process water, and constructing a septic tank;

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  Performing all work in accordance with all legal requirements;

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  Providing us one month of on-site personnel to assist with employee training and start-up of the ethanol plant;

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  Obtaining all permits, approvals, licenses and fees related to the construction of the ethanol plant, except for certain environmental related permits that we will be responsible for; and

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  Indemnifying, defending and holding us, our officers, managers, agents and employees harmless against any claims, losses, damages, liabilities, including attorney's fees and expenses, for any claims arising from Dilling Mechanical's negligent acts or omissions.

        We expect to be responsible for, among other things:

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  Acquiring our proposed site;

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  Procuring a construction performance bond and liability insurance to protect us from claims that may arise from performance of our responsibilities;

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  Indemnifying, defending and holding Dilling Mechanical, its officers, directors, agents and employees harmless against any claims, losses, damages, liabilities, including attorney's fees for any claims arising from our negligent acts or omissions;

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  Obtaining certain necessary environmental related permits that Dilling Mechanical is not procuring; and

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  Bringing natural gas and electricity to the ethanol plant.

Procurements

  Corn Production and Prices

        We anticipate that we will need to procure approximately 14,300,000 bushels of corn per year for our dry mill ethanol processing. Our members are not obligated to deliver corn to us. We expect to pay market price for our corn. The price and availability of corn is subject to significant fluctuation depending upon a number of factors that affect commodity prices generally. These include, among others, crop conditions, crop production, weather, government programs, and export demands. Even though corn prices in Indiana have generally been higher than in other Midwest markets, we believe that locating the ethanol plant in Indiana is appropriate because of the abundant supply of corn and our close proximity to Wisconsin and Illinois, significant producers of corn and significant consumers of ethanol.

        According to the Indiana Agricultural Statistics Service 2002-2003, in the year 2002, over 630,000,000 bushels of corn were produced in Indiana. The Northwest District of Indiana, which consists of the nine-county area where the proposed ethanol plant is intended to be located, is one of the highest corn producing regions of the state. We hope to acquire a majority of the corn that we need from this area. We may establish ongoing business relationships with local grain elevators to acquire the corn that we need. The following table is a summary of the corn production of the Northwest District for the years 2001 and 2002.

	Bushels of Corn Produced
County
	2001	2002
Benton	18,753,900	19,481,300
Jasper	20,968,300	21,199,700
Lake	8,608,600	6,226,900
La Porte	15,524,000	11,763,100
Newton	13,688,600	15,054,600
Porter	8,674,000	6,118,200
Pulaski	15,709,200	14,651,400
Starke	7,399,500	6,381,900
White	22,100,900	21,558,900

TOTAL	131,427,000	122,436,000

Source: Indiana Agricultural Statistics Service 2002-2003

        It is important to note that Archer Daniels Midland's Decatur ethanol plant, which is currently the largest single ethanol production facility in the United States, is located approximately 150 miles from our proposed ethanol plant. This wet milling facility processes approximately 113,000,000 bushels of corn into approximately 250,000,000 to 300,000,000 gallons of ethanol annually. Although Archer Daniels Midland tends to buy corn on a large-scale grain-trading basis, their presence may impact local corn supply and prices.

        The average Indiana corn prices from September 1993 through June 2003 are shown in the table below. According to the Indiana Agricultural Statistics Service, the average corn price in Indiana for these ten years was approximately $2.38 per bushel. However, corn prices change constantly, and could increase significantly. We expect that a substantial portion of our cost of production will be attributable to the procurement of corn. Because there appears to be little correlation between the price of ethanol and the price of corn, any significant increase in the price of corn would adversely affect our profitability and financial condition.

Year	Price per bushel
1993-1994	$2.51
1994-1995	$2.25
1995-1996	$3.38
1996-1997	$2.78
1997-1998	$2.53
1998-1999	$2.11
1999-2000	$1.88
2000-2001	$1.90
2001-2002	$1.98
2002-2003	$2.45

Source: Indiana Agricultural Statistics Service 2002-2003

        We cannot assure you that we will be able to procure the corn we need on acceptable terms, or at all.

  Hedging

        Due to rapid fluctuations in the price of corn, we plan to develop a hedging strategy to minimize our commodity risk. Hedging is a means of protecting the price that we will buy corn in the future. In a hedging transaction, we will purchase futures contracts which locks in the amount and price of corn that we will purchase at a future date. Whether our hedging activities are successful depends upon, among other things, the cost of corn and our ability to sell sufficient amounts of ethanol and distillers grains to utilize all of the corn subject to the futures contracts. Although we will attempt to link hedging activities to sales plans and pricing activities, hedging activities can result in significant costs, especially if we cannot use all of the corn subject to our futures contracts. We intend to hire a third-party consultant to assist us with hedging transactions and risk management.

Transportation and Delivery

        We expect that our proposed ethanol plant will have facilities to receive corn by truck and rail, and to load ethanol and distillers grains onto trucks and rail cars. Our proposed site has good road access to a state highway and is six miles from I-65, and is adjacent to a CSX rail line that connects to the CSX main line rail system for the area. We currently have no agreement with any service provider to provide us with the transportation and delivery services that we need. We intend to negotiate with rail and truck service providers to provide us these services before we begin construction of the ethanol plant.

Utilities

        The production of ethanol is a very energy intensive process that requires significant amounts of water, electricity and natural gas. We currently have no agreements for the utilities that we need to produce ethanol. We anticipate entering into discussions with various utility companies before we begin construction of our proposed ethanol plant. If there is any interruption in our supply of energy, such as supply, delivery or mechanical problems, we may have to halt construction or production. Halting construction or production for any extended period of time will harm our business.

  Water

        We will require a significant supply of fresh water everyday to maintain consistent operation of our proposed ethanol plant. We plan to drill wells on the site to satisfy both our process water and sanitary water needs.

  Natural Gas

        We anticipate that our proposed ethanol plant will require a significant and uninterrupted supply of natural gas for its operations. We hope to satisfy our natural gas requirements by accessing one of the two primary Louisiana-sourced natural gas pipelines (26" and 30") running through our site. Alternatively, we would plan to procure natural gas from various suppliers on the open market. We currently have no agreement with any natural gas supplier to provide us the natural gas that we need. We anticipate entering into an agreement with a natural gas supplier before we begin construction of the ethanol plant. We cannot assure you that we will be able to procure a sufficient and uninterrupted supply of natural gas at reasonable prices, or at all. We are currently negotiating an uninterruptible natural gas contract. We may consider adding alternative energy capability (such as propane) to the design of our plant if we cannot reach agreement on an uninterruptible natural gas contract to our satisfaction.

        Natural gas prices have historically fluctuated dramatically. Because we require a significant amount of natural gas, the price of natural gas may have a significant impact on our profitability. Any significant increase in the price of natural gas will increase our operating costs.

  Electricity

        The ethanol plant will require a continuous supply of electricity. We currently have no agreement with any third party for the electrical services that we need, but expect that the local utility service would be sufficient to meet our needs. We will begin negotiations with electrical service providers before we commence construction of the ethanol plant.

Sales and Marketing

        We intend to sell and market our ethanol through normal and established local, regional and national markets. We hope to sell a significant amount of our ethanol into the Chicago and Milwaukee market, which is one of the largest ethanol markets in the United States, as well as developing markets east and southeast of the site, including Cincinnati, Indianapolis and Louisville. We also plan to sell our ethanol to other local and regional markets within the states of Illinois, Indiana, Iowa, Kansas, Minnesota, Missouri, Nebraska, Ohio and Wisconsin. However, with the continued pressure to phase out the use of MTBE, we believe that the east coast, including Baltimore and New York City, may also become a potential market for our ethanol.

        We anticipate that most of the distillers grains that we sell will be in the form of distillers dried grains with solubles. We intend to sell the distillers dried grains to local, regional and national markets. We also hope to sell a portion of our distillers grains to local markets in the form of distillers wet grains.

        We do not intend to hire a sales staff to market our ethanol and distillers grains. We have entered into an agreement with Ethanol Products, LLC to market our ethanol. Under the agreement, the distributor has exclusive rights to market all of the ethanol we produce at our ethanol plant and agrees to effect the sale of our ethanol at available market prices. See "Management's Plan of Operation" for additional information. We have entered into discussions with prospective third party distributors for our distillers grains, but have not contracted with any distributor. We anticipate entering into an agreement for our distillers grains before the ethanol plant is completed.

        We have also entered into an agreement to sell our raw carbon dioxide to an unrelated third party processor who intends to build a carbon dioxide processing facility next to our ethanol plant. However, this agreement is subject to certain conditions and requirements that may enable the third party processor to terminate the agreement. Further, the processor is not required to process all of the carbon dioxide that we produce and we may have to emit a significant amount of carbon dioxide into the air. This may subject us to environmental repercussions in the future.

Competition

        We expect to be in direct competition with producers of ethanol and other alternative fuel additives. Many of these producers have significantly greater resources than we do. We also expect the number of competitors to increase if the demand for ethanol increases. The development of other ethanol plants, particularly those in close proximity to our ethanol plant, will increase the supply of ethanol and may result in lower local ethanol prices.

  Ethanol Producers

        We will be in direct competition with numerous other ethanol plants that produce the same products that we do. We plan to compete with other ethanol producers on the basis of price and delivery service. We believe that we will be able, if necessary, to sell some or all of our products at lower prices because of efficiencies arising from the ethanol plant and our anticipated production volume, and the close proximity of the plant to existing corn supplies and ethanol and distillers grains markets.

        Our proposed ethanol plant will produce approximately 40,000,000 gallons of ethanol annually. We believe that this volume will give us certain procurement and production efficiencies over smaller competitors. Our proposed ethanol plant will be close to the Chicago/Milwaukee area, significant consumers of ethanol. We believe that this, along with the CSX rail line that is adjacent to our site, will give us a favorable freight advantage over ethanol producers that are located farther away and also allow us relatively easy access to the east coast, which we anticipate will develop into a significant ethanol market. In addition, because there are a significant number of beef and dairy cows near the ethanol plant, we plan to sell a substantial amount of our distillers grains to local markets. This may also give us a favorable freight advantage over other ethanol plants that may need to ship their products to more distant markets. We believe that all of these factors combined will allow us to sell our products at a competitive price.

        According to the Renewable Fuels Association, as of June 2003, U.S. ethanol plants have the capacity to produce approximately 2.9 billion gallons of ethanol annually, with approximately 527,000,000 gallons under construction or expansion. The largest ethanol producers include Archer Daniels Midland, Cargill, MGP Ingredients, Inc., Aventine Renewable Energy, Inc., New Energy Corporation and Abengoa Bioenergy Corporation, all of which are capable of producing more ethanol than we expect to produce. With the completion of its acquisition of Minnesota Corn Processors in September 2002, Archer Daniels Midland continues to be the largest ethanol producer in the United States with an annual capacity of approximately 1.07 billion gallons. In addition, there are a number of other entities that are of a similar size and with similar resources to us.

The following table identifies U.S. ethanol producers and their production capacities:

U.S. FUEL ETHANOL PRODUCTION CAPACITY
million gallons per year (mgy)

COMPANY	LOCATION	FEEDSTOCK	Current Capacity (MGY)	Under Construction/Expansion (MGY)
Abengoa Bioenergy Corp.	York, NE Colwich, KS Portales NM	Corn/milo	50 20 15
ACE Ethanol	Stanley, WI	Corn	15
Adkins Energy, LLC*	Lena, IL	Corn	40
A.E. Staley	Loudon, TN	Corn	65
AGP*	Hastings, NE	Corn	52
Agra Resources Coop (Exol)*	Albert Lea, MN	Corn	37
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	30
Archer Daniels Midland	Decatur, IL Peoria, IL Cedar Rapids, IA Clinton, IA Walhalla, ND Columbus, NE Marshall, MN	Corn Corn Corn Corn Corn/barley Corn Corn	1,070
Aventine Renewable Energy, Inc.	Pekin, IL Aurora, NE	Corn Corn	100 35
Badger State Ethanol, LLC*	Monroe, WI	Corn	40
Big River Resources, LLC*^	West Burlington, IA	Corn		40
Broin Enterprises, Inc.	Scotland, SD	Corn	9
Cargill, Inc.	Blair, NE Eddyville, IA	Corn Corn	83 35
Central Illinois Energy Cooperative*^	Canton, IL	Corn		30
Central MN Ethanol Coop*	Little Falls, MN	Corn	20
Central Wisconsin Alcohol	Plover, WI	Seed corn	4
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	42
Commonwealth Agr-Energy, LLC*^	Hopkinsville, KY	Corn		20
Cornhusker Energy Lexington, LLC*^	Lexington, NE	Corn		42
Corn Plus*	Winnebago, MN	Corn	44
Dakota Ethanol, LLC*	Wentworth, SD	Corn	47
DENCO, LLC*	Morris, MN	Corn	20
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethano12000, LLP*	Bingham Lake, MN	Corn	30
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	45
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Gopher State Ethanol	St. Paul, MN	Corn	15
Grain Processing Corp.	Muscatine, IA	Corn	10
Great Plains Ethanol, LLC*^	Chancellor, SD	Corn	40
Heartland Corn Products*	Winthrop, MN	Corn	35

Heartland Grain Fuels, LP*	Aberdeen, SD Huron, SD	Corn Corn	8 14
Husker Ag, LLC*	Plainview, NE	Corn	20
Iowa Ethanol, LLC*^	Hanlontown, IA	Corn		45
James Valley Ethanol, LLC^	Groton, SD	Corn	45
J.R. Simplot (total capacity)	Caldwell, ID Heyburn, ID	Potato waste	6
KAAPA Ethanol, LLC*^	Axtell, NE	Corn		40
Land O'Lakes*	Melrose, MN	Cheese whey	2.6
LincolnLand Agri-Energy Cooperative*^	Robinson, IL	Corn		40
Little Sioux Corn Processors, LLC*	Marcus, IA	Corn	40
Manildra Energy Corp.	Hamburg, IA	Corn/milo/wheat starch	8
Merrick/Coors	Golden, CO	Waste beer	1.5
Michigan Ethanol, LLC	Caro, MI	Corn	45
MGP Ingredients, Inc.	Pekin, IL Atchison, KS	Corn/wheat Starch	78
Midwest Grain Processors*	Lakota, IA	Corn	45
Miller Brewing Co.	Olympia, WA	Brewery waste	0.7
Minnesota Energy*	Buffalo Lake, MN	Corn	18
New Energy Corp.	South Bend, IN	Corn	95
Northeast Missouri Grain, LLC*	Macon, MO	Corn	40
Northern Lights Ethanol, LLC*	Milbank, SD	Corn	45
Otter Creek Ethanol, LLC*^	Ashton, IA	Corn		45
Parallel Products	Louisville, KY Bartow, FL R. Cucamonga, CA	Beverage waste Beverage waste Beverage waste	4 4 4
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Pine Lake Corn Processors, LLC*^	Steamboat Rock, IA	Corn		20
Pro-Corn, LLC*	Preston, MN	Corn	40
Quad-County Corn Processors*	Galva, IA	Corn	18
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
78th Street Ethanol, LLC	Blairstown, IA	Corn	5.5
Souixland Energy & Livestock Coop*	Sioux Center, IA	Corn	18
Sioux River Ethanol, LLC*^	Hudson, SD	Corn		45
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	45
Trenton Agri Products, LLC^	Trenton, NE	Corn		30
Tri State Ethanol Co., LLC*	Rosholt, SD	Corn	18
U. S. Energy Partners, LLC	Russel, KS	Milo/wheat starch	40
Utica Energy, LLC	Oshkosh, WI	Corn	20
VeraSun Energy Corporation^	Aurora, SD	Corn		100
Western Plains Energy, LLC*^	Campus, KS	Corn		30
Wyoming Ethanol	Torrington, WY	Corn	5
Total Current Capacity			2,914.8
Total Under Construction/Expansion				527.0
TOTAL CAPACITY (mgy)			3,441.8

* Farmer owned            ^ Under construction                Source: Renewable Fuels Association June 2003

  Ethanol Plants in Illinois, Indiana and Wisconsin

        We expect to be in direct competition with other ethanol producers in close proximity to our proposed ethanol plant. These competitors will compete with us for, among other things, corn and personnel. Because of their close proximity, these competitors may also sell to the same markets that we intend to target for our ethanol and distillers grains. According to the Renewable Fuels Association, there are eleven corn processing ethanol plants operating or under construction in Illinois, Indiana and Wisconsin that are or are expected to be able to each produce at least 15,000,000 gallons of ethanol annually.

        Canton, Illinois.    Central Illinois Energy Cooperative, LLC has begun construction on a 30,000,000 million gallon per year ethanol plant in Canton, Illinois that will process approximately 11,000,000 bushels of corn annually into ethanol.

        Lena, Illinois.    Adkins Energy, LLC operates a 40,000,000 gallon per year ethanol plant in Lena, Illinois. This plant is expected to use approximately 15,000,000 bushels of corn annually.

        Decatur, Illinois.    Archer Daniels Midland operates an ethanol plant in Decatur, Illinois that processes approximately 113,000,000 bushels of corn annually. The Decatur plant is a wet mill plant capable of producing approximately 250,000,000 to 300,000,000 gallons of ethanol per year.

        Peoria, Illinois.    Archer Daniels Midland also operates an ethanol plant in Peoria, Illinois that processes approximately 85,000,000 bushels of corn annually. The plant produces approximately 200,000,000 to 240,000,000 gallons of ethanol per year.

        Pekin, Illinois.    There are two ethanol plants operating in Pekin, Illinois. The first is a 70,000,000 gallon per year ethanol plant operated by MGP Ingredients, Inc. using corn and wheat starch as its feedstock. The second is a 100,000,000 gallon per year ethanol plant operated by Aventine Renewable Energy using corn as its feedstock. The two facilities use an estimated 60,000,000 bushels of corn annually.

        Robinson, Illinois.    LincolnLand Agri-Energy, LLC is currently constructing a 40,000,000 gallon per year ethanol plant in Robinson, Illinois. This plant is expected to use approximately 15,000,000 bushels of corn annually.

        South Bend, Indiana.    New Energy Corporation operates a 95,000,000 gallon per year ethanol plant in South Bend, Indiana.

        Stanley, Wisconsin.    ACE Ethanol operates a 15,000,000 gallon per year ethanol plant in Stanley, Wisconsin. This plant is expected to use approximately 5,500,000 bushels of corn annually.

        Monroe, Wisconsin.    Badger State Ethanol, LLC operates a 40,000,000 gallon per year dry-mill ethanol plant in Monroe, Wisconsin. That plant is expected to use approximately 15,000,000 bushels of corn annually.

        Oshkosh, Wisconsin.    Utica Ethanol, LLC is currently constructing a 20,000,000 gallon per year ethanol plant in Oshkosh, Wisconsin. The plant is expected to use approximately 8,000,000 bushels of corn annually.

        These plants are expected to produce over 900,000,000 gallons of ethanol annually. We believe that ethanol production capacity will continue to increase as the development of new ethanol plants continues, which may cause competition in the ethanol industry to intensify.

  Alternative Fuel Additives

        Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by various ethanol and oil companies that have far greater resources than we do. New products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages over us and harm our business.

        The development of ethers intended for use as oxygenates is also continuing. Ethers are composed of isobutylene (a product of the refining industry) and ethanol or methanol. The products are MTBE or ethyl tertiary butyl ether, which is also known as "ethyl ether." We expect to compete with producers of MTBE, a petrochemical derived from methanol, which costs less to produce than ethanol. MTBE is an oxygenate commonly used in fuels for compliance with the Federal Clean Air Act, and is a major competitor of ethanol. Many major oil companies produce MTBE, and strongly favor its use because it is petroleum based. These companies have significant resources to market MTBE and to influence legislation and public perception of MTBE. These companies also have sufficient resources to begin production of ethanol should they choose to do so.

        However, MTBE has recently been linked to groundwater contamination at various locations in the United States. Many states have enacted legislation prohibiting the sale of gasoline containing certain levels of MTBE or are phasing out the use of MTBE.

        Ethyl ether's advantages over ethanol as a fuel blend include its low affinity for water and low vapor pressure. Because petroleum pipelines and storage tanks contain water in various amounts, ethyl ether's low affinity for water allows it to be distributed through existing pipeline systems. This is not possible for ethanol, which must be shipped via transport trucks or rail cars. In addition, blending ethyl ether with gasoline reduces the overall vapor pressure of the blend, thereby reducing normal volatile organic emissions. Ethyl ether is not widely commercially available yet, and it may suffer from the same negative environmental effects as MTBE. Scientific research to better define the properties of ethyl ether as it relates to the environment is underway.

Description of Property

        Other than our temporary office space located at 2530 North McKinley Avenue, Rensselaer, Indiana, which we are currently leasing under a month-to-month oral lease for $150 per month, we presently have no property.

        If we raise the minimum amount offered and satisfy all conditions to closing, we intend to build an ethanol plant near Rensselaer, Indiana. We expect that our proposed ethanol plant will be capable of processing approximately 14,300,000 bushels of corn into 40,000,000 gallons of ethanol annually. We expect that when completed, the ethanol plant will have, among others, the following facilities:

        Grain Receiving, Storage and Milling Equipment.    The ethanol plant will contain receiving facilities that will have the ability to simultaneously receive corn by rail and truck. Upon delivery, the corn will be weighed and a weight ticket issued. A leg will lift the corn to a scalper to remove rocks and debris before conveying the product to storage bins. A dust collection system will be installed in the grain receiving system to limit particulate emissions. The corn will be removed from storage and processed through a hammermill or grinder. The result of this process is ground corn.

        Conversion and Liquefaction System, Fermentation System and Evaporation System.    Ground corn will be mixed in slurry tanks, routed through a pressure vessel and steam flashed in a flash vessel, which produces cooked mash. The cooked mash will then continue through liquefaction tanks and into fermenters. Simultaneously, yeast will be added to the cooked mash as it enters the fermenters. After batch fermentation is complete, the beer produced by the fermentation process is pumped to the beer well and then to the distillation column to separate the alcohol from the mash.

        Distillation and Molecular Sieve.    The alcohol is dehydrated in the distillation column, the side stripper and the molecular sieve system. The alcohol is then blended with 5% gasoline as it is pumped into storage tanks. The storage tanks will contain meters, filters, pumps and loading equipment for transfer to rail cars or trucks.

        Product Storage Area.    We expect to have storage tanks on site to store the ethanol we produce. The plant will also contain a storage building to hold distillers grains until it is shipped to market.

        Liquid/Solid Separation System.    The ethanol plant will also produce distillers grains. The resulting corn mash from the distillation column will be transported to centrifuges and then to dryers, where moisture is removed. The ethanol plant will utilize a dryer system with a thermal oxidizer and heat recovery steam generation. After it is dried, the distillers grains will be conveyed to the filter receiver and then to a storage building.

        General Plant Infrastructure and Utilities.    The plant will also consist of administration facilities, chillers, cooling towers and other processing equipment, some of which require fresh water to operate. Boiler water is conditioned in regenerative softeners and/or other treatment equipment and pumped through a deaerator and into a deaerator tank. Appropriate boiler chemicals are added and the pre-heated water is pumped into the boiler. Steam energy will be provided by a heat recovery steam generator. Process cooling will be provided by circulating cooling water through heat exchangers, a chiller and a cooling tower. We expect the plant to also contain a compressed air system consisting of an air compressor, receiver tank, pre-filter and air dryer. We expect that the plant design will also incorporate the use of a clean-in-place system for cooking, fermentation, distillation, evaporation, centrifuges and other systems.

        The block flow diagram below illustrates how the ethanol plant will process corn into ethanol:

Employees

        We currently have one full-time employee, our Assistant Vice President—Chief Operating Officer. We also have four part-time employees, our other officers. Upon completion of the ethanol plant, we expect to have approximately 32 employees to operate the ethanol plant and manage our business.

Legal Proceedings

        From time to time in the ordinary course of our business, we may be subject to legal proceedings relating to various issues, including without limitation, worker's compensation claims, tort claims or contractual disputes. We are not currently involved in any legal proceedings and are not aware of any pending claims.

Regulatory Permits

        Before we can begin construction and operation of the ethanol plant, we will need to obtain various construction and operating permits, as discussed below. We currently do not have any of the permits we need to construct or operate the proposed ethanol plant. We have engaged R.B. Jacko & Associates, an unaffiliated environmental engineering firm, to assist us with certain air permitting requirements. We have also engaged Commonwealth Engineers, Inc., an unaffiliated engineering firm, to assist us with certain water permitting requirements. Under the design-build agreement that we are currently negotiating with Dilling Mechanical, we expect that Dilling Mechanical will be responsible for obtaining certain construction -related permits, approvals and licenses required to construct the ethanol plant. Because the ethanol plant is not built, we cannot assure you that we will be able to obtain and maintain all necessary permits. If permitting delays occur, construction of the ethanol plant may be delayed, which may delay our commencement of operations. In addition, permitting and environmental and other regulatory requirements may change in the future. Changes in permitting and regulatory requirements could make compliance more difficult and costly. Our inability to obtain necessary permits or to comply with various environmental or other governmental regulations may have a material adverse effect on our business and may prevent the construction or operation of our proposed ethanol plant.

  Air Pollution Control Permits

        There are two types of air pollution permits required by the Indiana Department of Environmental Management, a construction permit and an operating permit. A construction permit, known as a "New Source Construction Permit," is required prior to our purchasing or installing any of the air control devices needed in our proposed ethanol plant. However, we may commence with certain qualified building activities, such as site preparations, prior to receiving our permit.

        On January 28, 2003, we applied for a New Source Construction Permit. The public comment period on the permit has expired and we are awaiting the Indiana Department of Environmental Management's final disposition of the permit. We intend to use certain control technologies currently available on the market to help control emissions. These technologies include, among others, a regenerative thermal oxidizer, low NOx burners and paved roads. We believe that the use of these technologies will help us control emissions and may allow the Indiana Department of Environmental Management to classify the ethanol plant as a minor source of criteria pollutant. If we are not classified as a minor source of criteria pollutant, then we will be subject to more stringent environmental rules and regulations, including preparing a Prevention of Significant Deterioration study. This study could take up to a year and a half to complete and is required to obtain a New Source Construction Permit and an operating permit. Accordingly, if we are not classified as a minor source of criteria pollutant, construction of the ethanol plant will likely be delayed.

        Once the ethanol plant nears completion, we must submit an affidavit of construction to the Indiana Department of Environmental Management. Upon submission of the affidavit, the New Source Construction Permit will convert into an operating permit. We must, within one year after commencing start-up operations, apply for a permanent operating permit. This requires that we disclose information regarding, among others, our emission units and air control devices, the types and quantities of emissions, and operating procedures. If our actual emissions are not consistent with that set forth in our New Source Construction Permit, we will need to correct any deficiency and may have to halt operations. Although we do not anticipate any significant problems, we cannot assure you that we will receive all necessary permits to construct and operate the ethanol plant without delay, or at all.

  Water Pollution Control Permits

        We must also secure a National Pollutant Discharge Elimination System permit before we can commence operation of the ethanol plant. There are two types of discharges from the ethanol plant that are regulated by the National Pollutant Discharge Elimination System permits—non-contact cooling water and storm water. To obtain a storm water permit, we will need to develop and implement a storm water runoff plan. This plan entails procedures that we plan to implement to contain storm water that comes into contact with our processing and storage equipment. We expect that our ethanol plant will produce no process wastewater. We anticipate that our water discharges will be primarily from sanitary use and from our cooling tower and boiler blowdown, which we plan to discharge into a drainage ditch. We plan to apply for these permits before we commence construction.

  Other Permits

        There are also various other regulatory permits that are required to construct and operate the ethanol plant. These include, among others, a permit from the Bureau of Alcohol, Tobacco and Firearms to operate an alcohol processing facility, various construction permits and emergency response plans. We will rely on the environmental engineering firms that we hire and Dilling Mechanical to help ensure timely issuance and compliance with all necessary permits and requirements.

  EPA; Nuisance

        Even if we receive all necessary permits for construction and operation of the ethanol plant, we may in the future be subject to the regulations on emissions of the Environmental Protection Agency. Current EPA rules do not require us to obtain any permits or approvals in connection with the construction and operation of the ethanol plant, but these rules can and do change. Our ethanol production will require us to emit a significant amount of carbon dioxide into the air if we do not secure a third party processor to build a carbon dioxide processing plant next to our plant. Current law regulating emissions does not restrict or prevent us from emitting carbon dioxide gas into the air, but this could change in the future and subject us to future environmental claims. We could also be subject to environmental or nuisance claims from adjacent property owners or residents in the area arising from foul smells or other air or water discharges from the plant.

MANAGEMENT

        Our business and affairs will be managed by the board of managers and not our members. Currently, our initial board of managers consists of ten managers. Nine of these managers were designated by our organizer, Iroquois Bio-Energy Cooperative, pursuant to our Articles of Organization and one was appointed by those designated managers. Beginning in 2004, our members will elect the members of the board of managers. Except for matters that require the approval of our members, the board of managers has full authority to act on our behalf. The board of managers shall act collectively through meetings, committees it establishes and our officers. Our officers consist of the officers of the board of managers, our Assistant Vice President—Chief Operating Officer (who is not a member of our board of managers) and such other officers appointed by the board of managers.

Officers and Initial Members and Officers of the Board of Managers

Name	Age	Position	Term Expires
Michael J. Aylesworth	60	Manager, President	2004
Ronald J. Gick	37	Manager, Vice President	2005
John H. Bryant, Jr.	62	Manager, Secretary	2006
Kenneth L. Torbet	65	Manager, Treasurer	2006
Leroy C. Cosgray	76	Manager	2006
Kenneth Culp, Jr.	67	Manager	2004
Harold O. Fritz	68	Manager	2004
Sherman A. Gumz	58	Manager	2004
Wallace Laird	70	Manager	2005
Mark D. Wuethrich	40	Manager	2005
Keith A. Gibson	51	Assistant Vice President—Chief Operating Officer

Michael J. Aylesworth, President and Manager

        Mr. Michael J. Aylesworth has served on the board of managers and as our President since our formation. He has been a farmer since April 1969 and currently operates a 2,100 acre farm in South Porter County, Indiana. Mr. Aylesworth also serves as President of the Indiana Corn Growers Association, a position he has held since October 1997 and has served since June 1998 as an Indiana member of the Public Policy Action Team of the National Corn Grower's Association. He also serves as President of the Indiana Corn Marketing Council, a position he has held since December 2001. Mr. Aylesworth also serves as Porter County Republican Party Chairman, a position he has held since March 1997 and previously held from May 1982 to November 1991. From July 1979 to June 1987, he was a member of the Kankakee River Basin Commission, serving as Chairman from July 1981 through June of 1983. He served as Porter County Commissioner from January 1977 to December 1984. He also served as a member of the Porter County Council from January 1988 through December 1992. Mr. Aylesworth holds a Bachelor of Science degree in Secondary Education from Indiana University and a Master of Arts in Liberal Studies with a concentration in History from Valparaiso University in Valparaiso, Indiana.

Ronald J. Gick, Vice President and Manager

        Mr. Ronald J. Gick has served on the board of managers and as our Vice President since our formation. Mr. Gick has been a farmer since March 1995, and currently operates a 1,050 acre family farm raising corn and soybeans. He also serves as the District Sales Manager for Beck's Superior Hybrids, a position he has held since March 1999. Beck's Superior Hybrids develops, grows and sells corn and soybean seeds for agricultural production. Mr. Gick is also a director with the Benton County Soil & Water Conservation, a position he has held since January 1997. From January 1996 to March 1999, he worked as a sales representative at a John Deere dealership selling farm equipment. From February 1993 to March 1995, he worked as a sales representative for American Sterilizer, Inc., a distributor of sterilization related products. From January 1990 to February 1993, he worked as a sales representative for Baxter International, a distributor of medical products. Mr. Gick is a graduate of Purdue University, where he obtained his Bachelor of Science Degree in Management and Agricultural Economics.

John H. Bryant, Jr., Secretary and Manager

        Mr. John H. Bryant, Jr. has served on the board of managers and as our Secretary since our formation. He is currently the President of Bryant Farm, Inc., which owns the family farm that he has operated since July 1967. He also works as a Transportation Salvage Auctioneer for insurance automobile auctions in the Chicago, Illinois area, a position he has held since February 1991. He has also served on the Tri-Creek School Board since July 1973. Mr. Bryant has also served as an officer with the U.S. Army Corps of Engineers from July 1963 to July 1965. During that time he attended the Army Airborne School, Nuclear Demolitions School and Construction Management School. After leaving the U.S. Army, he served with the Indiana National Guard and commanded a Combat Engineer Company from September 1965 to September 1967. Mr. Bryant is a graduate of Purdue University, where he received his Bachelor of Science degree in Agricultural Business Management.

Kenneth L. Torbet, Treasurer and Manager

        Mr. Kenneth L. Torbet has served on the board of managers and as our Treasurer since our formation. He currently farms a 500 acre farm. He has been a farmer since January 1957. He is currently a member of the Brushwood United Methodist Church and has served as Trustee since January 1962, as a farm committee member since June 1988, and as the building fund treasurer since January 1992. Mr. Torbet has also been a member of Farm Bureau since February 1956. From January 1979 to August 1994 he served on the Jasper County Fair Board and on the Jasper County No Till Committee from January 1983 to January 1992.

Leroy C. Cosgray, Manager

        Mr. Leroy C. Cosgray has served on the board of managers since our formation. He is currently a farmer and operates a 1300-acre farm in Pulaski and White County. He has been a farmer since April 1947. He is also a Trustee with Liberty Township, a position he has held since January 1994. From 1945 to 1947, he served with the Air Force, 862nd Aviation Engineers, in Munich, Germany.

Kenneth Culp, Jr., Manager

        Mr. Kenneth Culp, Jr. has served on the board of managers since our formation. He is a farmer and currently operates a 1,800-acre family farm. He has been a farmer since May 1954. Mr. Culp also works as an auctioneer and appraiser for Culp Auction and Appraisal Services, a business that he wholly owns and started in August 1965. Culp Auction and Appraisal Services provides auctioneer and residential property appraisal services. He also serves on the Indiana Farm Service Agency Board, a position he has held since September 2001. Mr. Culp has also served as the Republican County Chairman since May 1977. From January 1955 to February 1955, he attended and completed the Purdue University Agricultural Short Course.

Harold O. Fritz, Manager

        Mr. Harold O. Fritz has served on the board of managers since March 2003. He currently serves as an advisor and consultant to a farming and grain elevator business in Rensselaer, Indiana. Prior to retiring in 1999, he served as a general manager for Cargill, Inc. and was responsible for supplying products to the aluminum recycling industry. Prior to that, from April 1985 to August 1995, he served as Eastern Regional Marketing Manager for Cargill's fertilizer distribution business. From June 1979 to April 1985, he served as an Area Manager for Cargill and was responsible for merchandizing grain from various facilities. Mr. Fritz's business experiences also includes serving on the Board of Directors of the National Grain and Feed Association from January 1975 to December 1976 and serving on the Board of Directors of the Indiana Grain and Feed Dealers Association in 1964, 1965, 1967, 1969 and 1972.

Sherman A. Gumz, Manager

        Mr. Sherman A. Gumz has served on the board of managers since our formation. He is a farmer and operates a 600-acre farm in Pulaski County, raising cattle. He has been a farmer since April 1973. From September 1970 to May 1999, Mr. Gumz worked as a educator, teaching junior and senior high school students. From 1965 to 1967, he served with the U.S. Army in the 591st Transportation Company in Illisheim, Germany. Mr. Gumz holds a Bachelor of Science degree in English and Spanish, and a Masters degree in Administration and English from Ball State University.

Wallace Laird, Manager

        Mr. Wallace Laird has served on the board of managers since our formation. He has worked as a farmer since March 1956 and owns a family farming business. Mr. Laird is also a radio farm broadcaster with WRIN and WLQI in Rensselaer, Indiana, a position he has held since September 1963. He holds a Bachelor of Science and a Masters degree from Purdue University's School of Agriculture.

Mark D. Wuethrich, Manager

        Mr. Mark D. Wuethrich has served on the board of managers since May 2002. He is a principal shareholder and Secretary of Wuethrich Pork & Grain, Inc., which operates a 2,400 acre family farm. He has been a farmer since January 1982. He also serves as Treasurer on the Apostolic Christian Church National Hail Assistance Board, a position he has held since February 1993. From January 1982 to February 1982, Mr. Wuethrich attended and completed the Purdue University Agricultural Short Course.

Keith A. Gibson, Assistant Vice President—Chief Operating Officer

        Mr. Keith A. Gibson has served as our Assistant Vice President—Chief Operating Officer since June 2002. From May 2001 to May 2002, Mr. Gibson served as a Project Engineering Manager with Kemiron, Inc., a manufacturer of water treatment chemicals. From July 1998 to March 2001, he served as Vice President and Plant Manager at Coronet Industries, Inc., a manufacturer of animal feed supplements and metal additives. From November 1988 to July 1998, he served as Operations Superintendent for Olin Corporation, a manufacturer of diversified propellant products. From October 1986 to November 1988, Mr. Gibson served as plant manager with GSX Corporation, a transporter and disposer of hazardous waste chemicals.

Committees of the Board of Managers

        We have not established an audit committee or compensation committee. These functions will be handled by the entire board of managers. Our Operating Agreement permits the board to establish committees having the authorities designated by the board of managers. A committee may consist of one or more persons that may but need not be managers, provided that a majority of the members of the committee are managers or members of our limited liability company.

Compensation of Managers

        Our managers currently receive a per diem fee of $50 per meeting, up to a maximum of $100 per month. However, no manager will receive a per diem fee for activities relating to the offer or sale of the units. Since our formation to May 31, 2003, we have made per diem payments to our managers totaling $8,600. The board of managers may establish other compensation for each manager for attending meetings and for providing other services. We also reimburse our managers for reasonable out-of-pocket expenses incurred in carrying out their duties as managers. We reimburse our managers for out-of-pocket expenses as they are incurred.

Executive Officers and Compensation

        As of the date of this prospectus, we have four officers of the board of managers and an Assistant Vice President—Chief Operating Officer, who is not a member of our board of managers. The President of the board of managers serves as our principal executive officer and the treasurer serves as the principal accounting officer. We have agreed to compensate our officers who are also members of the board of managers at a rate of $15 per hour for their services as officers. This is a fee for service arrangement, which means that we compensate these individuals only when they render services to us as officers. However, these individuals will not receive any compensation for activities relating to the offer or sale of the units. As of May 31, 2003, we have not paid or incurred any liability to officers who are also members of the board of managers for their services as officers. We also reimburse our officers for out-of-pocket expenses incurred in carrying out their duties as officers.

        The board of managers has appointed Mr. Keith A. Gibson to serve as our Assistant Vice President—Chief Operating Officer. In early 2002, we engaged Mr. Gibson, on a part-time basis, as an independent contractor, to provide certain project manager services for a fee of $1,800 per month. We have paid Mr. Gibson a total of $7,400 under this contract. In June 2002, because we needed him to manage our day-to-day operations, we hired Mr. Gibson as a full-time employee. On September 30, 2002, we entered into an employment agreement with Mr. Gibson, which was effective as of June 2002, to serve as our Assistant Vice President—Chief Operating Officer on a full-time basis. Under the employment agreement, we pay Mr. Gibson an annual base salary of $94,000 per year. Mr. Gibson's salary was increased to $97,000 per year effective September 1, 2003. As of May 31, 2003, we have paid Mr. Gibson a total of $94,000 for his services under the employment agreement. Mr. Gibson also receives typical employee benefits such as paid vacation and insurance. We have also agreed to pay Mr. Gibson an annual incentive compensation. The annual incentive compensation is equal to the bonus percent of base salary equal to our fiscal year net income, divided by two times Mr. Gibson's base salary. The incentive compensation is limited to an annual maximum of 25% of Mr. Gibson's annual base salary.

        The agreement is for a period of two years and provides for a salary review after one year. Either party may terminate this agreement upon 30 days prior notice. However, unless we terminate this agreement for cause, such as a breach of this agreement or fraud, we must pay Mr. Gibson a severance payment equal to four months of his annual base salary plus benefits.

        Following the close of this offering, the board of managers will appoint a Chief Executive Officer and a Chief Financial Officer, to serve as the principal executive officer and the principal accounting officer, respectively. When the ethanol plant nears completion, we intend to recruit and hire other full-time employees who will be compensated on a regular basis pursuant to agreed upon salaries. We currently have no employee benefits or equity compensation plan, but may establish certain employee benefits plans when we begin operations. We expect to offer typical health and other employee benefits.

        The following table shows the compensation that we paid Mr. Gibson, our only full-time executive officer, for the fiscal year ended November 30, 2002.

Summary Compensation Table

	Annual Compensation						Long Term Compensation
							Awards		Payouts
Name and Principal Position	Fiscal Year	Salary		Bonus	Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options/SARs (#)	LTIP Payouts	All Other Compensation
Keith A. Gibson Assistant Vice President—Chief Operating Officer	2002	$47,000	(1)	$0	$7,400	(2)	$0	0	$0	$0

(1)
Mr. Gibson began employment with us effective June 2002. His annual base salary was $94,000, which was increased to $97,000 effective September 1, 2003.

(2)
Represents compensation received by Mr. Gibson as an independent contractor prior to his becoming employed with us.

Limitations of Managers' and Members' Liability and Indemnification

        Under Indiana law and our Operating Agreement, no member, manager or officer is liable for any of our debts, obligations or liabilities merely because he or she is a member, manager or officer. Our Operating Agreement provides that no manager or officer is liable to us or our members for monetary damages for breaches of fiduciary duties unless they involve receipt of an improper personal profit, a willful failure to deal fairly with us or our members on matters where the manager or officer has a material conflict of interest, a violation of criminal law, unless the manager or officer had reasonable cause to believe that the manager's or officer's conduct was lawful or no reasonable cause to believe that the conduct was unlawful, or willful misconduct or recklessness. This could limit our and our members' ability to bring an action against a manager or officer for monetary damages arising out of a breach of that manager's or officer's fiduciary duties.

        In addition, our Operating Agreement contains an extensive indemnification provision that requires us to indemnify any officer or manager who was or is a party to any legal action because he or she is or was a manager or officer. We must indemnify against expenses, including attorneys' fees, judgments, claims and any amounts paid in any settlement that was actually and reasonably incurred by these individuals in connection with any legal proceeding. We may not indemnify our officers or managers if the board of managers determines that the liability, damage or expense resulted from the manager's or officer's willful failure to deal fairly with us or our members in connection with a matter where the manager or officer has a material conflict of interest, a transaction from which the manager or officer derived an improper personal profit, a violation of criminal law, unless the manager or officer had reasonable cause to believe that the manager's or officer's conduct was lawful or no reasonable cause to believe that the conduct was unlawful, or willful misconduct or recklessness. With regard to liabilities arising under the Securities Act of 1933, the Securities and Exchange Commission advises that indemnification for liabilities arising under the federal securities laws is against public policy and is unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We have engaged in transactions with related parties. Although we believe that these transactions were in our best interests, we cannot assure you that these transactions were entered into on terms as favorable to us as those that could have been obtained in an arms-length transaction. We may also engage in transactions with related parties in the future. Conflicts of interests arise when we transact business with related parties. Our managers have not individually entered into, and do not anticipate entering into, any contractual or other transactions between themselves and us, except for the transactions or potential transactions described below.

Start-up Capital

        Pursuant to our April 30, 2002 reorganization from a cooperative to a limited liability company, each member of the cooperative, including each of our managers, received 1,000 units in exchange for all of their membership interest in the cooperative. The promoters of the cooperative, Mr. Michael J. Aylesworth, Mr. Ronald P. McIlwain, Mr. Kenneth Culp, Jr. and Mr. Joseph M. Little, contributed $675 each for their cooperative membership interests. Our other managers, with the exception of Messrs. Ronald Gick, Sherman Gumz, and Mark Wuethrich, who contributed $500 each for their cooperative membership interests, all contributed $675 each for their cooperative membership interests. The following managers also acquired units on June 10, 2002, at a price of $.50 per unit, pursuant to our offering of units to our existing members:

Name	Number of Units Purchased	Consideration Paid
Michael J. Aylesworth	5,000	$2,500
John H. Bryant, Jr.	39,000	19,500
Leroy C. Cosgray	39,000	19,500
Kenneth Culp, Jr.	9,000	4,500
Ronald J. Gick	20,000	10,000
Sherman A. Gumz	39,000	19,500
Wallace Laird	16,000	8,000
Kenneth L. Torbet	39,000	19,500
Mark D. Wuethrich	39,000	19,500

Total	245,000	$122,500

        On June 10, 2002, Mr. Ronald P. McIlwain also acquired 13,000 units for $6,500, or $.50 per unit, and Mr. Joseph M. Little acquired 5,000 units for $2,500, or $.50 per unit.

Employment Agreement

        We have entered into an employment agreement with Mr. Keith A. Gibson to serve as our Assistant Vice President—Chief Operating Officer for a base salary of $97,000 per year plus typical employee benefits. The agreement expires in May 2004. As of May 31, 2003, we have paid Mr. Gibson a total of $94,000 for his services under the employment agreement. See "Management—Executive Officers and Compensation" for additional information.

Purchase of Units

        Our officers, managers and affiliates may purchase the units offered by this prospectus. They may purchase units subject to the terms and conditions that apply to all other prospective investors acquiring units pursuant to this offering. Units acquired by our officers, managers and affiliates will count towards our achieving the minimum number of units offered. Accordingly, if we reach the minimum amount offered, you should not assume that all sales are to unaffiliated third parties.

Per Diem Fees to Managers and Compensation for Services as an Officer

        Our managers currently receive a per diem fee of $50 per meeting, up to a maximum of $100 per month. Since our formation to May 31, 2003, we have made per diem payments to our managers totaling $8,600. We have also agreed to compensate our officers who are also members of the board of managers at a rate of $15 per hour for their services as officers. As of May 31, 2003, we have not paid or incurred any liability to officers who are also members of the board of managers for their services as officers. Please see the section "Management—Compensation of Managers" and "Management—Executive Officers and Compensation" for additional information.

Site Purchase Option Agreement

        We have entered into an option agreement to purchase an approximately 69 acre site located a few miles outside of Rensselaer, Indiana from one of our managers, Mr. Mark D. Wuethrich, and other members of his family. Under the option agreement, we have until March 31, 2004, to elect to purchase the site for a total of $413,400. Please see the section "Management's Plan of Operation—Site Selection" for additional information.

Conflicts of Interest

        Conflicts of interest exist and may arise in the future because of the relationships between and among our officers, managers, affiliates and us, and the fact that we may from time to time enter into transactions with our officers, managers and affiliates. Conflicts of interest could cause our officers and managers to put their own personal interests ahead of ours. We cannot assure you that transactions we enter into with related parties will be on terms as favorable to us as those that could have been obtained in an arms-length transaction. Disputes may arise concerning transactions we enter into with related parties, and it is possible that our officers and managers may receive a more favorable resolution than an unaffiliated third party would receive.

        Although we intend to examine all conflicts that may arise from time to time, we cannot assure you that conflicts of interest will not harm our business or reduce the value of your units. We currently have not established any formal procedures to evaluate or resolve any conflicts of interest. See "Management."

        Conflicts of interest could arise, among others, in the situations described below:

  •
  We may engage in transactions with our officers, managers and affiliates for the purchase of corn and sale of distillers grains on terms similar to those contained in contracts entered into by us with unaffiliated third parties.

  •
  We will reimburse our managers and officers for out-of-pocket expenses relating to our business. We do not have a reimbursement policy or guideline for determining what expenses will be reimbursed. We will review and reimburse all reasonable expenses that our managers and officers submit to us.

  •
  Our managers' decisions regarding various matters, including expenditures that we make for our business, reserves for accrued expenses, including compensation of officers, compensation of managers and reimbursement of out-of-pocket expenses, loan covenants, capital improvements and contingencies will affect the amount of cash available for distribution to themselves and our members by virtue of their owning our units.

  •
  Any member or his or her affiliate, including members who are also managers, may, with the consent of the board of managers, lend or advance money to us, which we may pay interest up to a rate of prime plus 4%. We currently have no outstanding loans or cash advances from any member or manager.

  •
  Our managers must devote sufficient time to our business and affairs, but are free to serve, in any capacity the manager deems appropriate, any other person or entity, including another ethanol project. If this occurs, our managers may experience conflicts of interest in allocating their time and attention between us and other businesses. Our managers may also acquire financial or other incentives in other businesses. As of the date of this prospectus, none of our officers or managers are currently involved, or have plans to become involved, with another ethanol project.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information concerning the beneficial ownership of our units as of August 31, 2003, and as adjusted to reflect the sale of the units for each person who owns beneficially more than 5% of our units prior to the offering, each of our managers, each of our officers, and all managers and officers as a group.

	Number of Units Beneficially Owned			Percentage Beneficially Owned
		After Offering			After Offering
Name	Before Offering			Before Offering
		Minimum(1)	Maximum(2)		Minimum(1)	Maximum(2)
Michael J. Aylesworth(3)	6,000	6,000	6,000	0.32%	0.03%	0.02%
Ronald J. Gick(4)	21,000	21,000	21,000	1.12%	0.10%	0.08%
John H. Bryant, Jr.(5)	40,000	40,000	40,000	2.13%	0.18%	0.15%
Kenneth L. Torbet(6)	40,000	40,000	40,000	2.13%	0.18%	0.15%
Leroy C. Cosgray(7)	40,000	40,000	40,000	2.13%	0.18%	0.15%
Kenneth Culp, Jr.(8)	10,000	10,000	10,000	0.53%	0.05%	0.04%
Harold O. Fritz(9)	—	—	—	0.00%	0.00%	0.00%
Sherman A. Gumz(10)	40,000	40,000	40,000	2.13%	0.18%	0.15%
Wallace Laird(11)	17,000	17,000	17,000	0.91%	0.08%	0.06%
Mark D. Wuethrich(12)	40,000	40,000	40,000	2.13%	0.18%	0.15%
Keith A. Gibson(13)	—	—	—	0.00%	0.00%	0.00%
All executive officers and managers as a group	254,000	254,000	254,000	13.55%	1.16%	0.95%

(1)
Assumes the sale of 20,000,000 units, none of which are sold to persons listed in the table.

(2)
Assumes the sale of 25,000,000 units, none of which are sold to persons listed in the table.

(3)
Mr. Michael J. Aylesworth's address is 171 West State Road 8, Hebron, IN 46341.

(4)
Mr. Ronald J. Gick's address is 4519 North 100 East, Fowler, IN 47944.

(5)
Mr. John H. Bryant, Jr.'s address is 6317 East 181st Avenue, Hebron, IN 46341. Mr. Bryant is a principal shareholder of Bryant Farm, Inc. Mr. Bryant's units include 40,000 units that he beneficially owns through Bryant Farm, Inc, the record owner.

(6)
Mr. Kenneth L. Torbet's address is 2339 North 350 West, Rensselaer, IN 47978.

(7)
Mr. Leroy C. Cosgray's address is 300 South East Street, Box 15, Buffalo, IN 47950.

(8)
Mr. Kenneth Culp, Jr.'s address is 3496 South 150 West, Rensselaer, IN 47978.

(9)
Mr. Harold O. Fritz's address is 4241 East Penrod Drive, Monticello, IN 46347.

(10)
Mr. Sherman A. Gumz's address is 9631 South Base Road, Star City, IN 46985.

(11)
Mr. Wallace Laird's address is 7832 West 850 South, Rensselaer, IN 47978.

(12)
Mr. Mark D. Wuethrich's address is 5547 East 200 South, Rensselaer, IN 47978. Mr. Wuethrich is a principal shareholder of Wuethrich Pork & Grain, Inc. Mr. Wuethrich's units include 40,000 units that he beneficially owns through Wuethrich Pork & Grain, Inc, the record owner.

(13)
Mr. Keith A. Gibson's address is 302 West Grace Street, Rensselaer, IN 47978.

PLAN OF DISTRIBUTION

        We are offering up to 25,000,000 units at a price of $1.00 per unit. We intend to close the offering on the date that we receive and accept subscriptions for the maximum number of units offered or December 31, 2003, subject to one or more extensions to no later than June 30, 2004, unless earlier terminated by the board of managers. Any interested investor may purchase the units offered by this prospectus. If you wish to purchase units, then you must purchase a minimum of 5,000 units (a $5,000 minimum investment), and in increments of 1,000 units thereafter. You cannot, together with your affiliates, own more than 20% of the units then held by all members.

        Our officers, managers and affiliates may also purchase the units offered by this prospectus. They must purchase the units for investment and not for resale. They must purchase units subject to the same terms and conditions that apply to all other investors acquiring units pursuant to this offering. Units acquired by our officers, managers and affiliates will count towards our achieving the minimum number of units offered.

        Subject to the requirements of the Securities Act and applicable state Blue Sky laws, we plan to promote the offering through press releases and advertising in agricultural newspapers near Rensselaer, Indiana. We may also mail our press releases and advertisements to various entities, including banks, grain elevators and cooperatives. We also plan to hold one or more informational meetings for prospective investors. Attendance at the meeting is not required to purchase the units offered in the prospectus. The informational meetings are intended to give investors an opportunity to ask questions of our officers and managers and, if they choose, to bring their legal or financial advisors to ask questions and obtain information about our business. All attendees at the informational meeting will receive a prospectus.

        We intend to offer and sell the units in Indiana, Illinois and New York. We may also sell to certain investors in the states of Maine, California, Maryland, Minnesota, Colorado, Ohio, Texas and Wisconsin. We may also sell to prospective investors in other states. We must obtain approval from these states' securities regulatory authorities before we can begin offering the units in the state, or rely on an applicable exemption, if any. We have no underwriter and are selling the units directly to investors. In the states of Illinois and Indiana, only our officers, Messrs. Michael J. Aylesworth, Ronald J. Gick, John H. Bryant, Jr., Kenneth L. Torbet and Keith A. Gibson, will participate in the offer and sale of the units. In all other states, all of our officers and managers may participate in the offer and sale of the units.

        We consider our officers and managers not to be brokers under the Securities Exchange Act of 1934 because they have not been, and will not be in the business of effecting transactions in securities for the accounts of others. Their participation in the offering of securities is limited to this transaction, and not part of a general business of effecting securities transactions. Each of these individuals has substantial operational responsibilities to us during and after the offering. They have not received, and will not receive, any compensation or commissions based, directly or indirectly, upon the sale of the units. We also believe that our officers and managers are not brokers or associated persons of brokers under Rule 3a4-1 of the Exchange Act for the following reasons:

  •
  Each is not subject to a statutory disqualification under the Exchange Act at the time of his participation in the sale of our securities;

  •
  Each will not be compensated for his participation in the sale of our securities by the payment of a commission or other remuneration based either directly or indirectly on transactions in securities;

  •
  Each will continue to perform substantial duties for us during and after the offering;

  •
  Each has not been, for the past twelve months, and is not presently an associated person of a broker or dealer; and

  •
  Each has not participated in the offering of securities for another issuer more than once every 12 months.

Our officers and managers may also have executive assistants that may also provide ministerial help, but their activities will be restricted to the following:

  •
  Preparing written communications and delivering any such communication through the mails or other means that does not involve oral solicitation of potential purchasers, provided that such written communication has been approved by us;

  •
  Responding to inquiries of a potential purchaser in a communication initiated by a potential purchaser, provided that the content of such communication is limited to information contained in our registration statement; or

  •
  Performing ministerial and clerical work in effecting any transaction.

Potential Broker-Dealer Arrangements

        We also may engage one or more broker-dealers from time to time to act as underwriters on a best efforts basis with respect to offers and sales to particular individuals or institutions. Any such broker-dealer engaged by us will be deemed to be an underwriter under the Securities Act. We do not have any current agreements, understandings or arrangements with any broker-dealer.

        We expect to pay compensation of up to 6% of the offering price per unit, upon the closing of the offering, in discounts or commissions to each broker-dealer engaged by us for sales effected through the broker-dealer on and after the date the broker-dealer is hired, excluding any sales to persons identified to the broker-dealers in writing at the time of their engagement as prospective investors we have approached. We also may agree to reimburse the broker-dealer for reasonable and customary expenses incurred. Based on subscriptions already received, and assuming that prior subscribers generally do not elect to withdraw their subscriptions, we estimate that we may sell through broker-dealers up to approximately 16,000,000 units ($16,000,000) if the minimum offering is sold, or 21,000,000 units ($21,000,000) if the maximum is sold. Any arrangement with any broker-dealer engaged by us would be subject to the following terms and conditions, among others:

  •
  The broker-dealer must represent in writing to us that it is a Securities and Exchange Commission and state licensed broker-dealer, and is eligible to offer and sell the units in the applicable jurisdiction(s);

  •
  The National Association of Securities Dealers must have approved the arrangement including compensation for the broker-dealer; and

  •
  The broker-dealer must covenant that it will comply with laws and restrictions on promotional activities for the offering, and that it will deliver a prospectus and, as described below, a prospectus supplement to all of its prospective investors.

        We will only engage broker-dealers in the states where we are conducting the offering. If and when a particular broker-dealer is engaged by us, we will disclose the broker-dealer as an underwriter by filing a prospectus supplement with the Commission as part of a post-effective amendment to the registration statement of which this prospectus is a part. We will disseminate the prospectus and any supplement to prospective investors contacted after a broker-dealer is engaged. Because the anticipated material terms of any such engagement are already disclosed in this prospectus, unless otherwise required by state or federal securities laws, we would not expect investors that had already subscribed to have the right to rescind their subscriptions as a result of such engagement.

        The agreement that we execute with any broker-dealer we engage will contain customary representations, warranties and covenants on behalf of each party. The agreement will also contain customary indemnification provisions under which we will agree to indemnify the broker-dealer against liabilities including securities law liabilities. The Commission has advised that indemnification for securities law violations is against public policy and unenforceable.

        Any broker-dealers engaged by us and any selected broker-dealers engaged by them will comply with applicable National Association of Securities Dealers, Inc. regulations and applicable regulations under the Securities Act, the Securities Exchange Act and applicable state securities laws. Any such selected broker-dealers will be paid a customary discount or commission by the broker-dealer engaged by us. Any such selected broker-dealer may be deemed to be an underwriter under the Securities Act, and any discounts or commissions received by them from a broker-dealer engaged by us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

Suitability

        Investing in our units is highly speculative and very risky. Our units are suitable only as a long-term investment and only if you can bear a complete loss of your investment. Although we expect matching services to be available to match unit holders who want to sell with persons who want to buy, there is no public trading market for the units and we do not expect one to develop in the foreseeable future. In addition, our Operating Agreement contains significant restrictions on the sale or transfer of our units. This means that it may be difficult for you to sell your units. You should not invest in our units if you need to quickly sell them in the future. The board of managers reserves the right to reject any subscription, in whole or in part, for any reason, including, if the board determines that the units are not a suitable investment for a particular investor.

Subscription Procedures

        To subscribe to purchase the units, you must:

  •
  Complete the subscription agreement, attached as Appendix B;

  •
  Execute the member signature page to our Operating Agreement, attached as Appendix A;

  •
  Include a check for 20% or 100% of the total subscription price made payable to "Iroquois Bio-Energy Company, LLC Escrow";

  •
  If you are not submitting full payment, complete and execute the promissory note, attached as Exhibit 1 to the subscription agreement, for the remaining balance of the total subscription price; and

  •
  Send an executed copy of the subscription agreement, the signature page to our Operating Agreement, the promissory note (if applicable) and check to us at:

    Iroquois Bio-Energy Company, LLC
    6317 East 181st Avenue
    Hebron, Indiana 46341-9302

        If you have any question regarding the subscription process, you may contact John H. Bryant, Jr., our Secretary, as follows:

John H. Bryant, Jr., Secretary	Phone:	(219) 866-5990
Iroquois Bio-Energy Company, LLC 6317 East 181st Avenue Hebron, Indiana 46341-9302	Fax:	(219) 866-7490

        In the subscription agreement, you must represent to us, among other things, that you:

  •
  Have the authority to execute the subscription agreement;

  •
  Have received and reviewed a copy of this prospectus, along with any amendments and supplements thereto;

  •
  Agree to be bound by the Operating Agreement; and

  •
  Understand that the units are subject to significant transfer restrictions.

The subscription agreement also requires information about the nature of ownership of the units, your state of residence and taxpayer identification or social security number.

        We will accept or reject your subscription by the close of the offering. The board of managers reserves the right to reject any subscription, in whole or in part, for any reason. If we reject your subscription, we will promptly return your payment, along with any related interest earned after September 30, 2003. The fact that we deposit your payment does not mean that we have accepted your subscription.

        Investors deemed the beneficial owners of 5% or more and 10% or more of our issued and outstanding units may have reporting obligations under Section 13 and Section 16 of the Securities Exchange Act. Investors who become the beneficial owner of 5% or more of our units should consult their own counsel to determine what filing and reporting obligations they may have under the federal securities laws.

  Promissory notes

        The outstanding principal balance of the promissory note will be due in one or more installments upon a 30-day written notice from us. The notes will not be due until we receive and accept subscription agreements for at least the minimum amount offered. If an investor does not pay the principal balance when due, interest will accrue on the amount due at a rate of 8% per annum and we may commence legal proceedings to collect the amount due and any related expenses. In addition, we have the right to retain 20% of the investor's total subscription price as liquidated damages, and redeem any units then already issued with respect to the subscription, in exchange for cancellation of the note. If we redeem your units, you will no longer own those units and will forfeit any related interest in our limited liability company.

Escrow Procedures

        We will hold all subscription payments in an escrow account that we have established at Peoples State Bank of Francesville until we receive and accept subscriptions for the minimum amount offered. If we do not raise the minimum amount offered by the close of the offering, we will promptly return all subscription payments, together with any related interest earned after September 30, 2003, and all related promissory notes. If we receive and accept subscriptions for the minimum amount offered by the close of the offering, 10% of each investor's total subscription price (or one-half of the investor's 20% minimum initial payment) may be released to us from escrow. We would use the proceeds to pay for project development costs and issue certificates representing 10% of the units subscribed. We will not break escrow and complete the sale of the remaining 90% of each investor's subscription until we satisfy the following conditions:

  •
  We close on $28,575,000 to $33,450,000 of debt financing, less any additional grants we may receive;

  •
  We execute a design-build agreement for the construction and operation of our proposed ethanol plant; and

  •
  We are not subject to any legal orders prohibiting the offering or our project, or orders from the Securities and Exchange Commission revoking the effectiveness of our registration statement relating to the offering.

If we do not close on our debt financing and execute a design-build agreement by September 30, 2004, we will promptly return all subscription payments remaining in the escrow account, together with any related interest earned after September 30, 2003, and all related promissory notes.

        Once we accept your subscription agreement, you will not be able to access any of your subscription payment. We intend to invest all funds in the escrow account in either short-term certificates of deposit issued by a bank, short-term securities issued and guaranteed by the United States Government, or money market funds, including funds available through the escrow agent. All investments will accrue interest and allow immediate withdrawal of funds without premium or penalty. None of the funds will be invested in corporate equity or debt securities, repurchase agreements, bankers' acceptances, commercial paper, or municipal securities.

Procedures Regarding Prior Subscriptions

        Due to the nature of the changes from and additions and updates to the information contained in the original prospectus dated February 27, 2003, we have decided that investors who submit subscriptions prior to receipt of this amended prospectus will be permitted to withdraw their subscriptions and receive a full refund of their investment, together with any related interest earned after September 30, 2003. We will resolicit each of these investors by sending, to the address specified in the applicable investor's subscription agreement, this prospectus together with a notice informing the investor of his or her rights and containing a form providing for the confirmation or withdrawal of the investor's subscription. Each investor will have 30 days from the date of this prospectus to confirm or withdraw the investor's subscription by filling out and returning to us the election form. Upon receiving a withdrawal election, we will promptly return or instruct the escrow agent to return the investor's investment. Any investor who confirms a subscription may elect to either leave all of the investor's subscription payments in escrow or to receive a refund of 80% of the investor's prior payment and replace that amount with a promissory note. If we do not receive a completed election form within 30 days from the date of this prospectus the investor's subscription will automatically be cancelled, and the investment promptly refunded. These withdrawal rights apply only to investors who submit their subscriptions prior to receipt of this prospectus. Investors who subscribe to purchase units after receiving this prospectus will not be permitted to withdraw their subscriptions.

DETERMINATION OF OFFERING PRICE

        The board of managers determined the $1.00 offering price per unit without an independent valuation. Our managers established the offering price based on our existing capital and on estimates of financing and expense requirements, and not on perceived market value, book value, assets or other established criteria of value. The actual value of the units may be lower than the $1.00 per unit offering price.

DESCRIPTION OF UNITS AND OPERATING AGREEMENT

        We are governed by our Operating Agreement and Indiana law. Our Operating Agreement is formally known as the First Amended and Restated Operating Agreement. This summary only summarizes material provisions of our Operating Agreement. You should carefully read our entire Operating Agreement, attached as Appendix A to this prospectus, before deciding to invest. This agreement and the related documents will govern our internal affairs and your legal relationship with us. The following provisions of our Operating Agreement are summarized elsewhere in this prospectus:

  •
  For distributions and allocations upon transfer, please see "Distribution Policy";

  •
  For conflicts of interest, please see "Certain Relationships and Related Party Transaction—Conflicts of Interest";

  •
  For limitation of liability and indemnification of managers and members, please see "Management—Limitations of Managers' and Members' Liability and Indemnification"; and

  •
  For federal income tax issues, please see "Federal Income Tax Consequences of Owning Our Units."

Authorized Capital

        Under our Operating Agreement, we are authorized to issue up to 50,000,000 units. As of the date of this prospectus, we have 1,875,000 units issued and outstanding, which are currently held by 278 members. Currently, none of the units may be sold pursuant to Rule 144. We do not have any outstanding options or warrants for the purchase of any of our units.

Units

        Our units represent an ownership interest in us. Upon purchasing our units, you must sign our Operating Agreement and become a member of our limited liability company. Each member has the right to:

  •
  A pro rata share of our profits and losses;

  •
  Receive distributions of our assets when declared by the board of managers;

  •
  Participate in the distribution of our assets if we dissolve or liquidate our business;

  •
  Access and review certain information concerning our business and affairs; and

  •
  Vote on matters that require the consent of our members.

        Holders of units share earnings and will receive distributions (if any) ratably in proportion to units held. Each unit entitles the holder to one vote per unit with respect to the election of managers and other matters that require the consent of our members. Please see "Description of Units and Operating Agreement—Rights of Members" for additional information.

Restrictions on Transfer

        Transfer of your units is restricted. All transfers must comply with our Operating Agreement. You cannot transfer your units without the prior approval of the board of managers. The board of managers may also adopt a unit transfer policy setting forth the procedures and requirements for transferring your units. The board of managers has not adopted, and currently has no plans to adopt such a policy.

        The board of managers will not approve a transfer unless the transfer complies with our Operating Agreement and certain tax regulations that are important to our maintaining our partnership tax status. To find out more about these restrictions, see "Federal Income Tax Consequences of Owning Our Units—Publicly Traded Partnership Rules," below. If any member transfers his or her units in violation of our Operating Agreement or without the prior written consent of the board of managers, the transfer will be null and void and the parties engaged in the transfer must indemnify and hold us and our members harmless against all cost, liability, and damage that arise from the transfer or attempted transfer. However, the member may pledge or otherwise encumber all or any portion of his or her units, but any resulting transfer must comply with our Operating Agreement.

        Even if the board of managers approves your transfer, the transfer is not effective until the following conditions, among others, are satisfied:

  •
  We receive reimbursement for all costs and expenses, if any, we reasonably incur in connection with the transfer, such as legal, filing and publication expenses;

  •
  You register the units with the Securities and Exchange Commission and all applicable state securities commissions, or you provide us an opinion of counsel that is reasonably satisfactory to the board of managers that such registration is not necessary;

  •
  You provide us an opinion of counsel that is reasonably satisfactory to the board of managers that the transfer will not cause us to be deemed an "investment company" under the Investment Company Act of 1940;

  •
  You provide us an opinion of counsel that is reasonably satisfactory to the board of managers that the transfer will not cause us to be deemed a "publicly-traded limited partnership" under applicable tax laws; and

  •
  You deliver, upon our request, any other materials, such as tax information and identification numbers, needed to complete the transfer.

        We expect that our board of managers will routinely consent to transfers and admit the transferee as a member, if the transferor and transferee fully comply with our Operating Agreement and there are no adverse tax consequences to us from the transfer. If your transfer of units is approved by the board of managers and becomes effective, then the transferee will be admitted as a new member of our limited liability company if he or she:

  •
  Agrees to be bound by our Operating Agreement;

  •
  Assumes your obligations under our Operating Agreement with respect to the transferred units;

  •
  Pays or reimburses us for any legal, filing and publication expenses, if any, that we incur relating to admitting such individual or entity as a new member;

  •
  Delivers, upon our request, any evidence of the authority such person or entity has to become a member of our limited liability company; and

  •
  Delivers, upon our request, any other materials, such as tax information and identification numbers, needed to complete the transfer.

We may prohibit a transferee from becoming a member for any reason or if he or she does not comply with our Operating Agreement. Any transferee that is not admitted as a member will be treated as an unadmitted assignee. An unadmitted assignee may not vote and may only receive distributions that we declare or that are available upon our dissolution or liquidation. An unadmitted assignee is not entitled to any information or accountings regarding our business and may not inspect or copy our books and records.

Termination of Membership; Separable Voting and Economic Interests

        Although we are managed by a board of managers, you have the right to vote on certain matters, such as amending our Operating Agreement or dissolving our limited liability company. You have these rights if you have been admitted and continue to be a member of our limited liability company. A member may not be expelled, but your membership in our limited liability company may terminate if you:

  •
  Fail to comply with the Operating Agreement;

  •
  Voluntarily withdraw from our limited liability company; or

  •
  Assign all of your units to another individual or entity.

If your membership terminates for any reason and you have not transferred your entire interest, then you will lose all of your voting rights and your right to access information concerning our business, and will be treated as an unadmitted assignee. In addition, if you are an individual, you will cease to be a member upon your death, but your estate will automatically become a member until the estate distributes all of its units. If you are a corporation, trust, limited liability company or partnership, you will no longer to be a member at the time you cease to exist (and the transferee will not be a member unless admitted by the board of managers pursuant to the Operating Agreement). Accordingly, you can be a holder of our units, but not a member. A unit holder that is not a member will have the same rights as an unadmitted assignee.

Restrictive Legend

        We may place, on any document evidencing ownership of our units, restrictive legends similar to the following:

  The securities represented by this certificate may not be sold, offered for sale, or transferred in the absence of either an effective registration statement under the securities act of 1933, as amended, and under applicable state securities laws, or an opinion of counsel satisfactory to the Company that such transaction is exempt from registration under the securities act of 1933, as amended, and under applicable state securities laws.

  The units represented by this certificate are subject to further restriction as to their sale, transfer, hypothecation, or assignment as set forth in the Company's Operating Agreement, as amended, and agreed to by each Member. Said restriction provides, among other things, that no units may be transferred, and that no vendee, transferee, assignee, or endorsee of a Member shall have the right to become a substituted Member without the consent of the Company's Board of Managers which consent may be given or withheld in the sole and absolute discretion of the Board of Managers.

Organization and Duration

        We were organized on April 2, 2002, as an Indiana limited liability company. We were originally a wholly owned subsidiary of Iroquois Bio-Energy Cooperative. On April 30, 2002, all project assets and cash of Iroquois Bio-Energy Cooperative were transferred to us as part of the reorganization of the cooperative into an Indiana limited liability company. We will continue to operate until our members or a court determines that we should dissolve, liquidate and wind up our business.

Purpose

        Our purpose is to construct, own and operate an ethanol plant and conduct related activities. In addition, we may engage in any other business or activity as long as our managers approve the activity, and it does not violate applicable law. We may engage in any transaction that is necessary, appropriate and proper to further our purpose.

Title to Property

        All of our property will be owned by and titled in the name of our limited liability company. No member will have any ownership interest in our property in his or her individual name.

Capital Accounts and Contributions

        The purchase price you pay for the units is a capital contribution, which we will credit to your capital account. You are not required to purchase any additional units or make additional contributions to us. We will increase your capital account according to your share of our profits and other applicable items of income or gain specially allocated to you according to the special allocation rules described below. In addition, we will increase your capital account by any of our liabilities you assume, or that are secured by any property we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expense or loss specially allocated to you according to the special allocation rules described below. We will also decrease your capital account for the value of any property we distribute to you. In addition, we will decrease your capital account for any of your liabilities we assume, or that are secured by property you have contributed to us. No interest will accrue on your capital contributions or account, and you have no right to withdraw or demand payment of any capital contribution you make to us.

Allocation of Profits and Losses

        Unless otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to our unit holders in proportion to their units held. We will not allocate losses to your capital account if the allocation will cause your capital account to have a deficit balance. This means that your capital account balance will not go below zero. Any losses that are not allocated to a unit holder because of this limitation will be allocated to other unit holders with positive capital account balances in proportion to their units held. Our managers will calculate our profits and losses on a daily, monthly, quarterly or other basis permitted under the tax laws.

Special Allocation Rules

        The amount of profits and losses we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder's actual capital contributions. Our managers must also make offsetting special allocations so that after the offsetting allocations are made, a unit holder's capital account balance is equal to the capital account balance that the unit holder would have had if special allocations were not made. In addition, upon our dissolution, our managers must specially allocate any net gain from the disposition of property to the unit holders who contributed seed capital and purchased units at $.50 per unit, in an amount such that their capital accounts equal the capital accounts of members who purchase units pursuant to the offering.

Maximum and Minimum Ownership Limitations

        Each member must own a minimum of 5,000 units. No member may, together with affiliates, own more than 20% of the units then held by all members. This includes units owned directly or indirectly by any of your affiliates. By affiliate, we mean any person who controls or is controlled by someone who owns our units, any officer, manager, general partner or trustee of someone who owns our units or someone who controls a person or organization that controls someone who owns our units. By "control," we mean possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity that owns our units.

Rights of Members

  Voting Rights

        Each unit entitles the holder to one vote on matters submitted to a members' vote. Members have the right to vote on the following matters:

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  The election or removal of managers;

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  The sale, lease or exchange of all or substantially all of our assets;

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  The issuance of more than 50,000,000 units or issuing additional units for less than $1.00 per unit;

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  Our merger or consolidation with another entity;

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  Our voluntary dissolution;

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  Changes to our business purpose;

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  Amending our Articles of Organization or Operating Agreement; and

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  Those matters that require members' approval as specifically provided for under Indiana law.

  Election and Removal of Members of the Board of Managers

        Beginning with the 2004 annual members' meeting, the board of managers will have at least seven, but no more than 11 managers. To preserve continuity of governance, the terms of the initial managers will be staggered such that one-third of the managers (or as nearly as possible) stand for election at each annual meeting of the members. Members will start electing managers beginning with the 2004 annual members' meeting, and on an annual basis thereafter. An initial manager that has not stood for election may be removed for cause by the affirmative vote of two-thirds of the remaining initial managers then serving. A manager that has stood for election by the members may be removed for any reason and at any time by the affirmative vote of holders of a majority of the units present at a duly held meeting of the members.

  Issuance of additional units for less than $1.00

        Units may only be issued in consideration of capital contributions. The board of managers may accept capital contributions on our behalf and authorize the issuance of additional units on such terms and conditions as the board of managers and the person acquiring the units may agree. However, the board of managers may not issue any additional units for less than $1.00 per unit without the approval of members holding a majority of our units then held by all members.

  Members' Consent and Meetings

        We plan to hold annual meetings of the members, on dates to be determined by the board of managers, to transact business that comes before the meeting. Our President and the board of managers may also call a special meeting of the members at any time to act on matters described in a notice of the meeting. Members who own at least 20% of our units then held by all members may also demand that our Secretary call a special meeting of the members to act on matters described in a notice to the members. All notices of meetings of the members must be given to each member at least 15 days, but no more than 60 days, prior to the date of the meeting. Members may vote at a meeting of the members either in person or by proxy. To transact business, members holding a majority of the issued and outstanding units then held by all members must be present at a meeting, whether in person or by proxy. Unless provided otherwise, the affirmative vote of members holding a majority of our units present and entitled to vote is generally required to constitute the act of the members.

  Amendments to our Operating Agreement

        We cannot amend our Operating Agreement without the approval of members holding a majority of our units then held by all members. We cannot amend the amendment procedures of our Operating Agreement without the consent of all of our members. Any manager may propose amendments to our Operating Agreement. If the board of managers approves the proposed amendment, then it must submit a verbatim statement of the proposed amendment to the members for approval. We can amend our Operating Agreement by written approval of the members, or at a meeting of the members. However, an amendment will not be effective without the consent of each unit holder adversely affected if the amendment modifies the limited liability of the unit holder or alters the unit holder's economic interest in us.

  Distribution of Income

        Unit holders are entitled to receive distributions in proportion to the number of units owned as compared to all of our units that are then issued and outstanding. For further discussion regarding our distribution policy, please see "Distribution Policy."

  Distribution upon Dissolution or Liquidation

        We will not dissolve or wind up our business unless:

  •
  Each member of the board of managers and holders of a majority of our issued and outstanding units then held by all members determine that we should dissolve, liquidate and wind up our business; or

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  A court orders us to dissolve, liquidate and wind up our business.

If we dissolve, we will continue only for purposes of winding up our business, liquidating our assets and satisfying outstanding claims and liabilities. We will appoint a liquidator who will oversee our winding up and dissolution, and distribute all of our assets as described below. The liquidator may be the board of managers or a committee of three or more managers appointed by the board. We must also indemnify the liquidator and any officer, manager, agent or employee of the liquidator for expenses, including reasonable attorney's fees, relating to the liquidation of our limited liability company, unless it is due to fraud, intentional misconduct or a knowing violation of law.

        If we dissolve, liquidate or wind up our business, we will distribute our assets in the following order and priority, each category to be satisfied in full before any distribution is made to the next:

  •
  First, to creditors to satisfy all of our debts and liabilities according to their respective priorities (or make reasonable provisions for their payment);

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  Second, the balance, if any, to the unit holders in accordance with the positive balances in their capital accounts after giving effect to all contributions, distributions and allocations for all periods.

If there are insufficient assets to make distributions to every unit holder according to their capital accounts, then the assets will be distributed on a pro rata basis in proportion to each unit holder's capital account. Any unit holder who has a deficit balance in his or her capital account need not contribute anything to us with respect to the deficit balance. The deficit will not be considered a debt owed to any other unit holder, creditor, or us.

        Unit holders can only seek repayment of their capital from us. If our assets are insufficient to return all capital contributed, unit holders cannot look to our managers or other unit holders for return of their capital. Unit holders have no right to demand or receive any of our property in lieu of cash.

  Right to Information

        We will keep the books and records of our business at our principal office. We will maintain all of our books and records according to generally accepted accounting principles. We will also keep the following at our principal office:

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  A current list of names and addresses of our unit holders, along with each unit holder's capital account and units;

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  The names and addresses of our managers;

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  A copy of our Articles of Organization, along with any amendments;

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  Copies of our federal, state and local tax returns and reports for the most recent six years;

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  A copy of our Operating Agreement, along with any amendments;

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  Copies of our financial statements for the six most recent fiscal years; and

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  Our internal books and records for the current and four most recent fiscal years.

        Our financial reports will be prepared using the accrual method, where income and expenses are matched to the period in which they occur. Members have the right to inspect and copy our books and records during normal business hours. We plan to file annual, quarterly and special reports with the SEC. See "Where You Can Find More Information" regarding obtaining copies of these reports. The quarterly reports will contain a balance sheet, income statement and cash flow statement for the quarter and for the year to date. The annual reports will include a balance sheet, income statement, cash flow statement and statement of changes in unit holders' equity for that year. We will also include appropriate footnotes and supporting schedules with these statements. A certified public accountant will audit our annual financial statements and issue an opinion regarding their accuracy.

  Derivative Action

        A member can bring legal action on our behalf to assert a claim upon the approval of members holding a majority of our units that are then held by all members. You must be a member to bring an action on our behalf and you must have been a member at the time the transaction, which is the subject of the action, occurred.

Management

        The board of managers will manage our business and affairs. The officers appointed by the board of managers will manage our day-to-day operations.

  Board of Managers

        Currently, our initial board of managers consists of ten managers. The initial board of managers must consist of not less than seven nor more than fifteen managers, as determined by our initial board of managers. No more than five managers may be from the same county. Beginning in 2004, our members will elect the members of the board of managers. Each manager will hold office for staggered terms of three years, except that our initial managers will serve staggered one, two and three year terms. Each manager serves until his or her successor is duly elected and qualified, or until the manager's death, resignation or removal.

        If a new board position is created or if a vacancy occurs, then the board of managers will appoint a new manager to fill the vacancy until the next annual or special meeting of the members. At the members meeting, the members will elect a manager to serve the remaining term of the vacant seat. Our managers currently receive a per diem fee of $50 per meeting, up to a maximum of $100 per month. The board of managers may establish other compensation for each manager for attending meetings and for other services.

        The board of managers must hold regular meetings from time to time, as it determines to be appropriate. The President or three or more managers may call a special meeting at any time. Written notice of a meeting must be given to all managers at least three days before the date of the meeting. Any manager who attends a meeting is deemed to have waived any right to notice, unless the manager attends the meeting for the express purpose of objecting to the meeting. Managers can participate in a meeting in person, by phone, video conference or any other means of communication if all the persons participating can simultaneously hear one another. To transact business, at least two-thirds of the managers must be present at a meeting. Each manager has one vote. Generally, to constitute an action of the board of managers, the affirmative vote of a majority of the managers present at a meeting is required. Except for matters that require the approval of our members, the board of managers has the authority to engage in all acts and transactions permitted by law that are necessary or incidental to accomplishing our purpose, including, among others:

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  Acquiring any real or personal property by purchase, lease, or otherwise;

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  Operating, maintaining, financing, improving, constructing, owning, selling, conveying, assigning, mortgaging, or leasing any real estate and any personal property;

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  Executing any and all agreements, contracts, documents, certifications, and instruments;

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  Borrowing money and issuing evidences of indebtedness including by mortgage, pledge, or other lien on any of our assets;

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  Executing any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument conveying or encumbering our assets;

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  Prepaying in whole or in part, refinancing, increasing, modifying, extending or renewing any liabilities or encumbrances affecting our assets;

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  Making distributions to members by way of distributions, return of capital, or otherwise, to the extent permitted by our Operating Agreement and applicable law;

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  Contracting for employees, consultants or independent contractors, such as lawyers and accountants, and delegating any authority necessary to further our purpose;

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  Taking, or refrain from taking, all action, whether or not expressly set forth in the Operating Agreement, as may be necessary or appropriate to advance our purpose;

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  Instituting, prosecuting, defending, settling, and dismissing lawsuits or other judicial or administrative proceedings brought on our behalf or against us;

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  Purchasing, selling, subscribing to, holding, voting, using, encumbering, lending, pledging, or otherwise disposing of or using any ownership interest or debt instruments of any other entity or governmental agency;

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  Negotiating or issuing units to any person for capital contributions made to us; and

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  Indemnifying and holding harmless any current or former member, manager or officer, and to make any other indemnification permitted by law or the Operating Agreement.

        However, without the consent of members holding a majority of our units then held by all members, our managers cannot:

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  Sell, lease, exchange or otherwise dispose of all or substantially all of our assets;

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  Merge or consolidate us with another entity;

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  Issue any units at a purchase price of less than $1.00 per unit;

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  Issue more than 50,000,000 units;

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  Change our business purpose;

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  Voluntarily dissolve us; or

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  Amend our Articles of Organization or Operating Agreement.

        Our managers are not our agents and cannot individually act on our behalf. Our managers only have authority when they act as a group. The board of managers may act collectively through meetings, through committees it establishes and through officers of the board of managers and officers to whom it has delegated authority. The board of managers may delegate its duties and powers to any committee consisting of one or more persons that may, but need not be managers, provided that a majority of the members of each committee must be a manager or member of our limited liability company.

        Each manager must devote enough time to us to manage our affairs and operations, but is free to serve any other person or entity in any capacity, and may engage in activities that compete with our business. Each manager must discharge his or her duties with reasonable care, in good faith and in a manner he or she believes to be in our best interest. No manager may act or fail to act in a manner that constitutes a:

  •
  Willful failure to deal fairly with us or our members in connection with a matter in which the manager has a material conflict of interest;

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  Violation of criminal law, unless the manager had reasonable cause to believe that the manager's conduct was lawful or no reasonable cause to believe that the conduct was unlawful;

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  Transaction from which the manager derived an improper personal profit; or

  •
  Willful misconduct or recklessness.

  Contracts with Managers or their Affiliates

        Our Operating Agreement provides that contracts or transactions we enter into with our managers or their affiliates are not void or voidable solely because the manager or affiliate has a material financial interest in the contract or transaction, or solely because the interested manager is present at or participates in the meeting of our board of managers at which the contract or transaction is approved, if the material facts of the interested manager's financial interest are disclosed to the board of managers, and the contract or transaction is approved by two-thirds of all disinterested managers. Notwithstanding the foregoing, with respect to contracts or transactions we enter into with our managers or their affiliates involving the sale or delivery of corn, the contract or transaction is not void or voidable if the terms of the contract or transaction are no less favorable to us than could be obtained between disinterested parties negotiating at an arms-length basis at the time the contract or transaction is entered into, even though it was not approved by two-thirds of the disinterested managers, and even though the manager is present or participates in the meeting at which the contract or transaction is approved.

  Officers

        Our officers consist of the officers of the board of managers and such other officers appointed by the board of managers. The officers of the board of managers consist of a President, a Vice President, a Secretary and a Treasurer. The officers of the board of managers must be managers. The board of managers may also appoint such other officers and assistant officers as it deems necessary or advisable. These other officers and assistant officers may not be members of the board of managers.

        When we near completion of the proposed ethanol plant, the board of managers shall also select and employ a Chief Executive Officer or General Manager and other officers who will be responsible for all day-to-day administrative and operational aspects of our limited liability company. These officers shall have the powers and authorities designated by the board of managers.

No Preemptive or Cumulative Voting Rights

        You have no preemptive rights to purchase additional units if we offer to sell or issue additional units or other securities in the future. If we sell additional units or other securities, the board of managers may decide to offer the members an opportunity to participate, but it is under no obligation to do so. You also do not have any cumulative voting rights.

No Dissenters' Rights

        Our managers cannot merge, consolidate, exchange or otherwise dispose of all or substantially all of our assets without the approval of members holding a majority of our units then held by all members. However, if members owning a majority of our units approve the transaction, members objecting to the transaction do not have dissenters' rights. This means that if we were to merge, consolidate, exchange or otherwise dispose of all or substantially all of our assets, you will not have the right to seek appraisal or payment of the fair value of your units.

Liability of Members; Further Calls or Assessments

        If you purchase capital units, you will not be personally liable for any of our debts, obligations, or liabilities solely by reason of being a member. In addition, members are not liable for further calls or assessments.

UNITS ELIGIBLE FOR FUTURE SALE

        The sale of a substantial number of our units, or the perception that such sales could occur, could adversely affect the value of the units. In addition, any sale could make it more difficult for us to sell equity securities or equity related securities in the future at a time and price that we deem appropriate. Upon completing the offering, we will have 21,875,000 units issued and outstanding if the minimum number of units offered is sold, or 26,875,000 units if the maximum is sold. This means that even if we sell the maximum number of units offered, we can still sell up to an additional 23,125,000 units at a price of $1.00 or more per unit without the approval of our members (sales at less than $1.00 per unit require member approval). Increasing the number of units outstanding would reduce your distributions and voting power.

        Subject to the restrictions on transfer described elsewhere in this prospectus, generally, pursuant to Rule 144 under the Securities Act, if one year has elapsed since the later of the date of acquisition of restricted units from us or any "affiliate" of ours, as that term is defined under the Securities Act, the acquirer or subsequent member is entitled to sell a number of units that does not exceed 1% of the then outstanding units. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the date of acquisition of restricted units from us or from any "affiliate" of ours, and the acquirer or subsequent member is deemed not to have been an "affiliate" of ours at any time during the three months preceding a sale, then that person would be entitled to sell the units without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements of Rule 144.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS

        This section discusses the material federal income tax considerations that may affect your investment in the units. This section assumes that you are an individual and that you are not rendering personal services to us. It does not generally discuss the federal income tax consequences to corporate taxpayers, tax-exempt pensions, profit-sharing trusts or IRAs, foreign taxpayers, estates, taxable trusts or transferees of the units.

        You are urged to consult your own tax advisor with specific reference to your own tax and financial situation, including the application and effect of state, local, and other tax laws and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.

        The tax opinion contained in this section and the opinion attached as Exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Lindquist & Vennum P.L.L.P. regarding the classification of Iroquois Bio-Energy Company, LLC for federal income tax purposes. Our tax counsel's opinion is based upon the assumption that the offering is completed, and that events will occur and that we operate in the manner described in this prospectus. Our tax counsel's opinion is based on existing law as contained in the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and court decisions as of the date of this opinion, all of which are subject to change. Subsequent changes in these authorities may cause the tax treatment of Iroquois Bio-Energy Company, LLC for federal income tax purposes to change.

        An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result if it is challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

        In the opinion attached as Exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel's opinion. With the exception of our tax counsel's opinion regarding our classification as a partnership for federal income tax purposes, this section represents an expression of our tax counsel's professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in the section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the IRS concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The IRS or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes.

Partnership Status

        In the opinion of our tax counsel, assuming we do not elect to be taxed as a corporation and we comply with the procedures and requirements set forth in the section "Federal Income Tax Consequences of Owning Our Units—Publicly Traded Partnership Rules," Iroquois Bio-Energy Company, LLC will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the members will pay tax on their share of our limited liability company's net income. Under Treasury regulations known as the "check-the-box" regulations, an unincorporated entity with more than one member, such as a limited liability company will be taxed as a partnership unless the entity is considered a publicly traded partnership or the entity affirmatively elects to be taxed as a corporation.

        We will not elect to be taxed as a corporation and will endeavor to take steps that are feasible and advisable to avoid being classified as a publicly traded partnership. In early 1997, a study of partnership law by the staff of the Congressional Joint Committee on Taxation questioned the legal authority of the Treasury to issue the check-the-box regulations. None of the staff's recommendations were enacted into law, and Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

        If we fail to qualify for partnership taxation, we would be treated as a "C corporation" for federal income tax purposes. As a "C corporation," we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to holders of the units as corporate dividends. In addition, holders of the units would not be required to report their share of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to members would be reduced by the amount of tax paid, in which case the value of the units would be reduced.

Publicly Traded Partnership Rules

        Under Section 7704 of the Internal Revenue Code publicly traded partnerships are generally treated as corporations for federal tax purposes. Generally, Section 7704 provides that a partnership will be considered a "publicly traded partnership" if its interests are:

  •
  Traded on an established securities market; or

  •
  Readily tradable on a secondary market (or the substantial equivalent).

        Although there is no legal authority on whether a limited liability company is subject to these rules, it is probable that we are subject to the publicly traded partnership rules because we elected to be classified and taxed as a partnership.

        We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting the transferee as a partner.

        We do not intend to list the units on the New York Stock Exchange, or the Nasdaq Stock Market, or any other stock exchange. In addition, our Operating Agreement prohibits any transfer of units without the approval of our managers. Our managers intend to only approve transfers that fall within safe harbor provisions of the Treasury regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:

  •
  In "private" transfers;

  •
  In qualified redemptions and repurchases;

  •
  Pursuant to a qualified matching service; or

  •
  In limited amounts that satisfy a 2% test.

        Private transfers include, among others:

  •
  Gifts in which the transferee's tax basis in the units transferred is determined by reference to the transferor's tax basis in the interests transferred;

  •
  By death, including transfers from an estate or testamentary trust;

  •
  Between members of a family, as defined in Section 267(c)(4) of the Internal Revenue Code;

  •
  From retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

  •
  "Block" transfers. A block transfer is a transfer by a member and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty- calendar-day period, of units which in the aggregate represents more than two percent of the total interests in partnership capital or profits.

        Transfers pursuant to a qualified redemption or repurchase are disregarded in determining whether interests are readily tradable on a secondary market if several conditions are met. First, the redemption or repurchase cannot occur until at least 60 days after the partnership receives written notice of the partner's intent to exercise the redemption or repurchase right. Second, either the purchase price is not established until at least 60 days after receipt of notification or the purchase price is established not more than four times during the entity's tax year. Third, the sum of the interests in capital or profits transferred during the year, other than in private transfers, cannot exceed 10 percent of the total interests in partnership capital or profits.

        Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

  •
  It consists of a computerized or printed system that lists customers' bid and/or ask prices in order to match members who want to sell with persons who want to buy;

  •
  Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

  •
  The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which date must be confirmable by maintenance of contemporaneous records;

  •
  The closing of a sale effected through the matching service does not occur prior to the 45th calendar day after the interest is listed;

  •
  The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price; nonfirm price quotes, or quotes that express an interest in acquiring an interest without an accompanying price; nonbinding indications of interest, and does not display quotes at which any person is committed to buy or sell an interest at the quoted price (firm quotes);

  •
  The seller's information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

  •
  The sum of the percentage interests transferred during the entity's tax year, excluding private transfers, cannot exceed 10 percent of the total interests in partnership capital or profits.

        In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity's tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits.

Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss; Use of Fiscal Year

        We will pay no federal income tax. Instead, as a member, you will be required to report on your income tax return your allocable share of the income, gains, losses and deductions we have recognized without regard to whether we make any cash distributions to you.

        Because we will be treated as a separate entity for tax purposes, we will have our own taxable year that is separate from the taxable years of our members. Our fiscal year will end on November 30 of each year. A limited liability company that is treated as a partnership for federal income tax purposes must normally adopt a fiscal year that is the same as one of the following:

  •
  The tax year of the majority of its members who own an aggregate of more than 50% of the limited liability company's profits and capital;

  •
  The tax year of all the principal members if there is no tax year of the majority of the members; or

  •
  If neither of the above tax years applies, the tax year that results in the least aggregate deferral of income to the members.

        Newly formed limited liability companies may elect a fiscal year having a deferral period of 3 months or less. This means that a limited liability company whose members are individuals, or if a majority of the members of the limited liability company use a calendar year as their tax year, may have a fiscal year that is within a maximum 3 month deferral period ending no earlier than September 30. An electing limited liability company must make a "required payment" in the form of a non-interest bearing loan to the government. This is a deposit that is approximately equal to the amount of tax savings that the members realize from the deferral of income. The required payment is re-determined annually based on the income earned by the limited liability company.

Tax Consequences to Our Members

        As a member, you will be required to report on your income tax return for your taxable year with which or within which our taxable year ends, your distributive share of our income, gains, losses and deductions without regard to whether any cash distributions are received. To illustrate, each calendar year unit holder will include his share of our 2003 taxable income or loss on his 2003 income tax return. A unit holder with a June 30 fiscal year will report his share of our 2003 taxable income or loss on his income tax return for the fiscal year ending June 30, 2004. We will provide each unit holder with an annual Schedule K-1 indicating such unit holder's share of our income, loss and their separately stated components.

  Tax Treatment of Distributions

        Distributions made by us to a member generally will not be taxable to the member for federal income tax purposes as long as distributions do not exceed the member's basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which is unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

  Initial Tax Basis of Units and Periodic Basis Adjustments

        Under Section 722 of the Internal Revenue Code, your initial basis in the units you purchase will be equal to the sum of the amount of money you paid for your units. Your basis will also be increased by your share of our debt. However, see "Deductibility of Losses; At-Risk; Passive Loss Limitations" regarding the impact of debt on deductibility of losses. Here, your initial basis in each unit purchased will be $1.00, plus your allocated share of our debt when they are incurred.

        Your initial basis in the units will be increased to reflect your distributive share of our taxable income, tax-exempt income, gains, and any increase in your share of debt. If you make additional capital contributions at any time, the adjusted basis of your units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to you.

        The basis of your units will be decreased, but not below zero, by:

  •
  The amount of any cash we distribute to you;

  •
  The basis of any other property distributed;

  •
  Your distributive share of losses and nondeductible expenditures that are "not properly chargeable to capital account"; and

  •
  Any reduction in your share of our debt.

        The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

  •
  The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member's share of the loss;

  •
  Upon the liquidation or disposition of a member's interest, and

  •
  Upon the nonliquidating distribution of cash or property to a member, in order to ascertain the basis of distributed property or the taxability of cash distributed.

        Except in the case of a taxable sale of a unit or our liquidation, exact computations usually are not necessary. For example, a member who regularly receives cash distributions that are less than or equal to his or her share of our taxable income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member's "tax investment" in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.

  Deductibility of Losses; At-Risk; Passive Loss Limitations

        Generally, a member may deduct losses allocated to him, subject to a number of restrictions. Your ability to deduct any losses we allocate to you is determined by applying the following three limitations dealing with basis, at-risk amounts and passive losses.

  •
  Basis. You may not deduct an amount exceeding your adjusted basis in your units pursuant to Internal Revenue Code Section 704(d). If your share of our losses exceeds your basis in your units at the end of any taxable year, such excess losses, to the extent they exceed your adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year your adjusted basis in your units exceeds zero.

  •
  At-Risk Rules. Under the "at-risk" provisions of Section 465 of the Internal Revenue Code, if you are an individual taxpayer (including an individual partner in a partnership) or a closely-held corporation, you may deduct losses from a trade or business activity, and thereby reduce your taxable income from other sources, only to the extent you are considered "at risk" with respect to that particular activity. The amount you are considered to have "at risk" includes money contributed to the activity and certain amounts borrowed with respect to the activity for which you may be liable.

  •
  Passive Loss Rules. If you are an individual, Section 469 of the Internal Revenue Code may substantially restrict your ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as our limited liability company, certain partnerships, or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer's income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a member's entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that "passive activities" do not include dividends and interest income that normally is considered to be "passive" in nature. Closely held C corporations are also subject to the passive activity limitations, but generally may deduct passive losses against a broader base of income.

        For members who borrow money to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a member's only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that member's share of our taxable income is less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the member's entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

  Passive Activity Income

        If we are successful in achieving our investment and operating objectives, you may be allocated taxable income from us. To the extent that your share of our net income constitutes income from a passive activity (as described above), such income may generally be offset by your net losses and credits from investments in other passive activities.

  Allocations of Income and Losses

        Your distributive share of our income, gain, loss, or deduction for federal income tax purposes generally is determined in accordance with our Operating Agreement. Under Section 704(b) of the Internal Revenue Code, however, an allocation, or portion thereof, will be respected only if it either has "substantial economic effect" or is in accordance with the "partner's interest in the partnership." If the allocation or portion thereof contained in our Operating Agreement does not meet either test, the IRS may make a reallocation of such items in accordance with their determination of each member's economic interest in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the Operating Agreement are intended to comply with the Treasury Regulations' test for having substantial economic effect.

  Alternative Minimum Tax

        If we adopt accelerated methods of depreciation, it is possible that taxable income for Alternative Minimum Tax purposes might exceed regular taxable income passed through to the members. No decision has been made on this point but we believe that most members are unlikely to be adversely affected by excess alternative minimum taxable income.

Tax Consequences upon Disposition of the Units

        Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the member's basis in the units sold. Amount realized includes cash and the fair market value of any property received plus the member's share of our debt. Although unlikely, since debt is included in your basis, it is possible that you could have a tax liability, upon the sale of your units that exceeds the proceeds of sale.

        Gain or loss recognized by a member on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other "unrealized receivables" or "substantially appreciated inventory" owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.

  Allocations and Distributions Following Unit Transfers

        If any unit is transferred during any accounting period in compliance with the provisions of our Operating Agreement, then, solely for purposes of making allocations and distributions, we will use either the interim closing of the books method or a daily proration of profit or loss for the entire period, as determined by the Board, and the convention that recognizes the transfer as of the beginning of the month following the month in which the notice, documentation and information requirements of the governing documents have been substantially complied with. All distributions on or before the end of the calendar month in which these requirements have been substantially complied with shall be made to the transferor and all distributions thereafter shall be made to the transferee. However, we have the authority to adopt any other reasonable permitted method or convention.

  Effect of Tax Code Section 754 Election on Unit Transfers

        The adjusted basis of each member in his or her units ("outside basis") initially will equal his proportionate share of our adjusted basis in our assets ("inside basis"). Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the member's proportionate share of the inside basis.

        Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a member to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a member. Once the amount of the transferee's basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.

        A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity's inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

        If we make a Section 754 election, Treasury regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee's Schedule K-1 are adjusted amounts.

        Transferees are subject to an affirmative obligation to notify us of their basis in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee's basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.

        Our Operating Agreement provides that our managers will determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

  IRS Reporting Requirement

        Our Operating Agreement contains the requirements for a valid transfer of units, including proper documentation and Board approval. In addition, the IRS requires a taxpayer who sells or exchanges a unit to notify us in writing within thirty days or, for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to "Section 751(a) exchanges," it is likely that any transfer of a unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor and, if known, of the transferee and the exchange date. The IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

  Our Dissolution and Liquidation May Be Taxable to You, Unless Our Properties are Distributed In-kind

        Our dissolution and liquidation will involve the distribution to you of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, your units may be liquidated by one or more distributions of cash or other property. If you receive only cash upon the dissolution, you need to recognize gains to the extent, if any, that the amount of cash received exceeds your adjusted basis in your units. No gain or loss will be recognized if we distribute our property to you upon dissolution. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in-kind.

Other Tax Matters

  Tax Information to Members; Consistent Reporting.

        We are required to provide each member with a Schedule K-1 (or authorized substitute therefor) on an annual basis. Harsh penalties are provided for failure to do so unless reasonable cause for the failure is established.

        Each member's Schedule K-1 will set out the member's distributive share of each item of income, gain, loss, deduction or credit that is required to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 "Notice of Inconsistent Treatment or Administrative Adjustment Request, AAR" with the original or amended return in which the inconsistent position is taken.

  Audit of Income Tax Returns

        The IRS may audit our tax returns and may disagree with the tax positions we have taken on such returns. If challenged by the IRS, the tax position taken on the returns may not be sustained by the courts. An audit of our tax returns could lead to separate audits of your tax returns, which could result in adjustments attributable to items that may or may not be related to us.

        IRS Audit Procedures.    Prior to 1982, regardless of the size of a partnership, adjustments to a partnership's items of income, gain, loss, deduction, or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes has many partners located in different audit districts, adjustments to items of income, gains, losses, deductions, or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes.

        The Tax Equity and Fiscal Responsibility Act of 1982 established unified audit rules applicable to most partnerships. These rules require the tax treatment of all "partnership items" to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, these rules are applicable to us and our unit holders.

        The IRS may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. However, the IRS must still assess any resulting deficiency against each taxpayer who was a partner in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his or her own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement.

        IRS rules establish the "Tax Matters Partner" as the primary representative of a partnership in dealings with the IRS. The Tax Matters Partner must be a "member-manager," which is defined as a member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this will likely be a designated member of the board of managers. The IRS generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the IRS. For partnerships with more than 100 partners, however, the IRS generally is not required to give notice to any partner whose profits interest is less than one percent. After the IRS makes an administrative adjustment, the Tax Matters Partner (and, in limited circumstances, other partners) may file a petition for readjustment of partnership items in the Tax Court, the district court in which the partnership's principal place of business is located, or the Claims Court.

        New Elective Procedures for Large Partnerships.    The Taxpayer Relief Act of 1997 contains an elective provision under which the income tax reporting and IRS auditing of partnerships that has more than 100 partners is streamlined. This statute reduces the number of items that must be separately stated on the Schedules K-1 that are issued to the partners which will ease the burden on their tax preparers.

        If the election is made, IRS audit adjustments generally will flow through to the members for the year in which the adjustment takes effect. However, the entity may elect to pay an imputed underpayment that is calculated by netting the adjustments to the income and loss items of the entity and multiplying that amount by the highest tax rate, whether individual or corporate. A member may not file a claim for credit or refund of his or her allocable share of the payment.

        Timing adjustments are made in the year of audit in order to avoid adjustments to multiple years where possible. In addition, the entity, rather than the members individually, generally is liable for any interest and penalties that result from a partnership audit adjustment. Penalties, such as the accuracy and fraud penalties, are determined on a year-by-year basis, without offsets, based on an imputed underpayment. Any payment for federal income taxes, interest, or penalties that an electing large partnership is required to make, is non-deductible.

        Under the electing large partnership audit rules, a member is not permitted to report any partnership items inconsistently with the partnership return, even if the member notifies the IRS of the inconsistency. The IRS may treat a partnership item that was reported inconsistently by a partner as a mathematical or clerical error and immediately assess any additional tax against that member. The IRS is not required to give notice to individual members of the commencement of an administrative proceeding or of a final adjustment. Instead, the IRS is authorized to send notice of a partnership adjustment to the entity itself by certified or registered mail. An administrative adjustment may be challenged in the Tax Court, the district court in which the entity's principal place of business is located, or the Claims Court. However, only the partnership, and not the partners individually, can petition for a readjustment of partnership items.

        We will review the new large partnership procedures with our legal counsel and certified public accountants to determine whether it appears advantageous to elect to be subject to the new procedures.

  Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties

        If we incorrectly report your distributive share of our net income, such may cause you to underpay your taxes. If it is determined that you underpaid your taxes for any taxable year, you must pay the amount of taxes you underpaid plus interest on the underpayment and possibly certain penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify you of amounts owing within 18 months of the date you filed your income tax return. The suspension period ends 21 days after the IRS sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.

        Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any "substantial understatement of income tax" and with respect to the portion of any underpayment of tax attributable to a "substantial valuation misstatement" or to "negligence." All of those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

        The IRS may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer's return will not necessarily prevent the imposition of the negligence penalty.

  State and Local Taxes

        In addition to the federal income tax consequences described above, you should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. You are urged to consult your own tax advisor regarding your state and local tax obligations.

  Self-Employment Tax

        The tax code and Treasury regulations provide that general partners are subject to self-employment tax on their distributive share of partnership income and that limited partners who do not render services to the partnership are not subject to self-employment tax. Neither the tax code nor the Treasury regulations address the treatment of limited liability company unit holders for self-employment tax purposes. Proposed Regulations, however, were issued in 1997 that provide generally for imposition of the self-employment tax on limited liability company unit holders only if they have personal liability for the company's obligations, have authority to contract on behalf of the company, or participate in the company's business for more than 500 hours each year. Few, if any, of our unit holders will be subject to self-employment tax under this test. The status of the Proposed Regulations is uncertain because they were subject to a Congressional moratorium that ended July 1, 1998 and the IRS has not taken steps to finalize them.

  Fringe Benefits

        Fringe benefits paid to members who are also employed by us may be treated less favorably for tax purposes than fringe benefits paid to employees who are not members of our limited liability company.

LEGAL MATTERS

        Lindquist & Vennum P.L.L.P. and The Law Office of Ned J. Tonner (A Professional Corporation) are providing legal opinions on the validity of the units we are offering. Lindquist & Vennum P.L.L.P. is also providing us an opinion on certain tax matters.

EXPERTS

        The financial statements of the Company at November 30, 2002 and for the years ended November 30, 2002 and 2001, and the period from inception to November 30, 2002 appearing in this Prospectus and Registration Statement have been audited by Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent auditors, as set forth in their report thereon appearing elsewhere in this Prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT

        We will serve as our own transfer agent and registrar.

WHERE YOU CAN GET MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the units offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and each statement is qualified in all respects to the contract or document.

        We are required to file annual, quarterly and special reports with the SEC upon effectiveness of our registration statement filed with the SEC. A copy of the registration statement and the exhibits thereto and the annual, quarterly and special reports that we file may be inspected without charge at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. You can request copies of all or any part of the registration statement upon paying a duplicating fee. You may also request copies of all or any part of the registration statement by contacting the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http:/ /www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

Index to Financial Statements

Page
Report of Independent Auditors	F-1
Financial Statements at November 30, 2002 and for the years ended November 30, 2002 and 2001 and the period of inception to November 30, 2002
Balance Sheet	F-2
Combined Statement of Operations	F-3
Combined Statement of Changes in Members' Equity	F-4
Combined Statement of Cash Flows	F-5
Notes to Combined Financial Statements	F-6
Financial Statements at May 31, 2003 (unaudited) and November 30, 2002 (audited) and for the six months ended May 31, 2003 and 2002 (unaudited) and the period of inception to May 31, 2003 (unaudited)
Balance Sheet	F-11
Combined Statement of Operations	F-12
Combined Statement of Cash Flows	F-14
Notes to Combined Financial Statements	F-15

REPORT OF INDEPENDENT AUDITORS

Board of Managers
Iroquois Bio-Energy Company, LLC
Hebron, Indiana

        We have audited the accompanying balance sheet of Iroquois Bio-Energy Company, LLC (a development stage company) (known as Iroquois Bio-Energy Cooperative until April 2, 2002), as of November 30, 2002, the related combined statements of operations, combined changes in members' equity, and combined cash flows for the years ended November 30, 2002 and 2001 and from inception to November 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Iroquois Bio-Energy Company, LLC, (a development stage company) as of November 30, 2002, and the results of its combined operations and cash flows for the years ended November 30, 2002 and 2001 and from inception to November 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                      Certified Public Accountants

Minneapolis, Minnesota
December 13, 2002

IROQUOIS BIO-ENERGY COMPANY, LLC
(A Development Stage Company)

Balance Sheet

November 30, 2002

ASSETS
Current Assets
Cash and equivalents	$587,139
Grant receivable	18,875
Prepaid expenses	222

Total current assets	606,236
Equipment
Equipment	4,740
Less accumulated depreciation	316

Net equipment	4,424
Other Assets
Deferred offering costs	105,385
Deposit on land	50,000

Total other assets	155,385

Total Assets	$766,045

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable	$52,398
Payroll taxes payable	3,576

Total current liabilities	55,974
Commitments and Contingencies
Members' Equity
Member contributions, net of costs related to capital contributions, 1,875,000 units outstanding	947,060
Deficit accumulated during development stage	(236,989)

Total members' equity	710,071

Total Liabilities and Members' Equity	$766,045

Notes to Combined Financial Statements are an integral part of this Statement.

IROQUOIS BIO-ENERGY COMPANY, LLC
(A Development Stage Company)

Combined Statement of Operations

	Years Ended November 30
			From Inception to November 30, 2002
	2002	2001
Revenues	$—	$—	$—
Operating Expenses
Professional and consulting fees	100,841	30,248	139,741
Project coordination	54,400	—	54,400
General and administrative	74,346	5,240	94,621

Total operating expenses	229,587	35,488	288,762

Operating Loss	(229,587)	(35,488)	(288,762)
Other Income
Miscellaneous income		18,000	24,265
Grant revenue	18,875		18,875
Interest	8,006	627	8,633

Total other income	26,881	18,627	51,773

Net Loss	$(202,706)	$(16,861)	$(236,989)

Net Loss Per Unit (1,030,074, 97,866 and 184,804 weighted average units outstanding for the periods ending November 30, 2002 and 2001, and from inception, respectively)	$(0.20)	$(0.17)	$(1.28)

Notes to Combined Financial Statements are an integral part of this Statement.

IROQUOIS BIO-ENERGY COMPANY, LLC
(A Development Stage Company)

Combined Statement of Changes in Members' Equity

	Contributed Capital (Redeemed)	Accumulated Loss	Total
Balance—September 8, 1995 (inception)
Contributed Capital for 72 units of the Cooperative, inception through November 1995	$18,250		$18,250
Net loss for period ending November 30, 1995 for the Cooperative		$(10,199)	(10,199)

Balance—November 30, 1995	18,250	(10,199)	8,051
Contributed Capital for 22 units of the Cooperative, January through May 1996	5,500		5,500
Net loss for year ending November 30, 1996 for the Cooperative		(6,641)	(6,641)

Balance—November 30, 1996	23,750	(16,840)	6,910
Net loss for year ending November 30, 1997 for the Cooperative		(511)	(511)

Balance—November 30, 1997	23,750	(17,351)	6,399
Net income for year ending November 30, 1998 for the Cooperative		15	15

Balance—November 30, 1998	23,750	(17,336)	6,414
Net loss for year ending November 30, 1999 for the Cooperative		(26)	(26)

Balance—November 30, 1999	23,750	(17,362)	6,388
Net loss for year ending November 30, 2000 for the Cooperative		(60)	(60)

Balance—November 30, 2000	23,750	(17,422)	6,328
Contributed Capital for 189 units of the Cooperative, May through October 2001	93,800		93,800
Additional Capital by 40 members of the Cooperative, May through October 2001	17,500		17,500
Cancellation of 54 units of the Cooperative	—		—
Net loss for year ending November 30, 2001 for Cooperative		(16,861)	(16,861)

Balance—November 30, 2001	135,050	(34,283)	100,767
Contributed Capital for 63 units of the Cooperative, January through March 2002	31,500		31,500
Redemption of 14 units of the Cooperative, April 2002	(7,000)		(7,000)
Net loss from December 1, 2001 to April 2, 2002 for Cooperative		(33,997)	(33,997)

Balance of net equity contributed to Limited Liability Company for 278,000 units of the Limited Liability Company, April 2002	159,550	(68,280)	91,270
Contributed capital for 1,597,000 units to Limited Liability Company, June 10, 2002	798,500		798,500
Offering costs related to capital contributions to the Limited Liability Company	(10,990)		(10,990)
Net loss from April 2, 2002 to November 30, 2002 for Limited Liability Company		(168,709)	(168,709)

Balance—November 30, 2002	$947,060	$(236,989)	$710,071

Notes to Combined Financial Statements are an integral part of this Statement.

IROQUOIS BIO-ENERGY COMPANY, LLC
(A Development Stage Company)

Combined Statement of Cash Flows

	Years Ended November 30
			From Inception to November 30, 2002
	2002	2001
Cash Flows from Operating Activities
Net loss	$(202,706)	$(16,861)	$(236,989)
Adjustments to reconcile net loss to net cash from operations
Depreciation	316	—	316
Change in assets and liabilities
Grant receivable	(18,875)	—	(18,875)
Prepaid expenses	(222)	—	(222)
Accounts payable	24,014	—	24,014
Payroll taxes payable	3,576	—	3,576

Net cash used in operating activities	(193,897)	(16,861)	(228,180)
Cash Flows from Investing Activities
Deposit on land	(50,000)	—	(50,000)
Capital expenditures	(4,740)	—	(4,740)

Net cash used in investing activities	(54,740)	—	(54,740)
Cash Flows from Financing Activities
Member contributions	830,000	111,300	965,050
Redemption payments	(7,000)	—	(7,000)
Payments for costs of raising capital	(87,991)	—	(87,991)

Net cash from financing activities	735,009	111,300	870,059

Net Increase in Cash	486,372	94,439	587,139
Cash—Beginning of Period	100,767	6,328	—

Cash—End of Period	$587,139	$100,767	$587,139

Supplemental Disclosure of Noncash Investing and Financing Activities
Costs of raising capital in accounts payable	$28,384		$28,384

Notes to Combined Financial Statements are an integral part of this Statement.

IROQUOIS BIO-ENERGY COMPANY, LLC
(A Development Stage Company)

Notes to Combined Financial Statements

November 30, 2002 and 2001

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

        Iroquois Bio-Energy Company, LLC, (an Indiana Limited Liability Company) was organized to pool investors to build a 40 million gallon annual production ethanol plant near Rensselaer, Indiana. As of November 30, 2002 and 2001, the Company is in the development stage with its efforts being principally devoted to organizational and project feasibility activities. Construction is anticipated to begin in the year 2003.

Fiscal Reporting Period

        The Company has adopted a year ending November 30 for reporting financial operations.

Accounting Estimates

        Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

        The Company maintains its accounts primarily at one financial institution. At times throughout the year, the Company's cash and cash equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

        The Company's financial instruments consist primarily of cash and cash equivalents, whose fair values equal their carrying amount.

Equipment

        Equipment is stated at the lower of cost or estimated fair value. Depreciation and amortization are provided over estimated useful lives by use of the straight-line method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

Deferred Offering Costs

        The Company defers the cost incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed. At November 30, 2002 the Company has $105,385 of costs deferred related to the offering discussed in Note 3.

Non-Member Contributions and Grant

        The Company received certain non-recurring contributions from various local businesses and individuals in the surrounding community to assist the Company in paying for its costs during the development stage. These contributions represent unconditional transfers from non-members and do not obligate the Company in any manner or give the contributors any future investment rights. Accordingly, such non-member contributions are recognized as other income.

        The Company recognizes grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the depreciable asset upon complying with the conditions of the grant.

Income Taxes

        Iroquois Bio-Energy Company, LLC is treated as a partnership for Federal and state income tax purposes and is generally not subject to either federal or state income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for Federal or state income taxes has been included in these financial statements.

2. DEVELOPMENT STAGE ENTERPRISE

        The Company was formed on April 2, 2002 to have a perpetual life. The Company was initially capitalized in April 2002 through the dissolution of Iroquois Bio-Energy Cooperative. Immediately prior to its dissolution, the Cooperative, consisting of 278 members, contributed its net assets consisting of approximately $87,000 of cash and $5,000 of equipment in exchange for 278,000 units of the Company which was treated in a manner similar to pooling of interest. The Company is the successor of the Cooperative.

        The Company was further capitalized by 110 members, contributing an aggregate of $798,500 for 1,597,000 units. The Company offered, through a private placement memorandum, a maximum of 1,600,000 units of securities at a cost of $.50 per unit for a maximum of $800,000. Each investor was required to purchase a minimum of 5,000 units for a minimum investment of $2,500, and each investor was limited to a maximum investment of 50,000 units at a cost of $25,000. This offering was closed and the units were issued in June 2002. The weighted average units and loss per unit computations have been adjusted retroactively to account for this activity.

        The combined statements of operations, changes in members' equity, and cash flows include the Cooperative's activity from September 8, 1995 (Cooperative date of inception) to dissolution and contribution of the Cooperative's assets to the Company.

        Income and losses are allocated to all members based upon their respective percentage units held. See Note 3 for further discussion of members' equity.

3. MEMBERS' EQUITY

        As specified in the Company's operating agreement, the Company will have one class of membership units. The Company is authorized to issue up to 50,000,000 membership units, including those discussed in Note 2. No additional units may be issued for less than $1 per unit without the consent of a Majority in Interest of the Members.

        The Company has filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission (SEC). As of November 30, 2002, the Registration Statement had not been declared effective by the SEC and, accordingly, no membership units had been sold other than the 1,875,000 units described above. The offering will be for up to 25,000,000 membership units and will be available for sale at $1 per unit. Should the Company not raise the minimum of $20,000,000 through this offering, the capital raised through the offering will be returned to the respective investors. Should the Company raise the minimum of $20,000,000 through the offering, obtain sufficient debt financing from a lender and execute a design-build agreement for the construction of the ethanol plant before April 30, 2003, subject to extension to no later than September 30, 2003, they will be able to close on the offering. If the Company is unable to close on the offering before April 30, 2003, subject to extension no later than September 30, 2003, the capital raised through the offering will be returned to the respective investors without interest.

4. RELATED PARTY TRANSACTIONS

        Effective May 1, 2002, the Company began compensating officers who are also members of the Board of Managers and members, at the rate of $15 per hour for their time spent on Company business. Additionally, Board members will receive $50 per meeting with a maximum of $100 per month for Board meetings attended. For the period ended November 30, 2002, the Company paid approximately $3,200 to the Board members for attending board meetings.

5. COMMITMENTS AND CONTINGENCIES

        The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $58 million dollars. The Company anticipates funding the development of the ethanol plant by raising equity of at least $20 million, securing financing for up to $34.1 million, and utilizing approximately a $3 million matching grant from the United States Department of Energy. The amount of debt financing needed depends on the amount of equity raised in the offering.

        The Company was awarded a $2.82 million matching grant by letter on September 27, 2002 from the United States Department of Energy and accepted the terms and conditions of the grant by receipting letter on October 3, 2002. The majority of the grant will be used to offset the engineering costs of constructing the plant. As of November 30, 2002, the Company was entitled to receive $18,875 of the grant.

        The Company has signed a letter of intent with an unrelated entity to provide a scope document, conceptual budget, construction timeline and certain preliminary engineering work for approximately $60,000. This fee will be applied to the total construction cost of the ethanol plant if the Company enters into a formal design-build agreement with this unrelated entity. As of November 30, 2002, a formal design-build agreement has not been reached, and is currently being negotiated.

        In March 2002, the Company hired a project manager at a contracted price of $1,800 per month for the term of six months. The Company has paid the project manager approximately $7,400 under this contract. The Company entered into an employment contract with this project manager, from June 1, 2002 through June 2004, which provides for a base salary, certain employee benefits, and a provision for incentive pay.

        The Company has entered into a contract to purchase approximately 346 acres of land for approximately $1,370,000. The Company deposited $50,000 of earnest money with an unrelated party. This deposit gives the Company until March 25, 2003 to inspect the land, and if unsatisfied with the land for any reason, may by written notice terminate the contract without obligation and receive a full refund of the earnest money deposit.

        Environmental assessments of the aforementioned land have revealed certain materials that had been disposed into a quarry on the site. The assessment further revealed that the quarry, because of its magnitude, was not investigated and may pose an environmental liability. The assessments also revealed a confined area of soil contamination. Although the Company intends to build the plant on a part of the land unaffected by the environmental assessments, management intends to remove the materials from the quarry and does not believe the ultimate cleanup of the site will be material. Because of this uncertainty, however, management is unable to ascertain its ultimate impact.

6.    EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR'S REPORT

        On February 27, 2003, the SEC declared the Company's registration statement effective for the sale of up to 25,000,000 membership units at $1 per unit.

        On March 20, 2003, the Company terminated its contract to purchase approximately 346 acres of land. The Company received the full amount of the deposit with interest upon termination.

        On March 31, 2003, the Company entered into a contract with a member who is a manager and his family to purchase approximately 68.9 acres of land for approximately $413,400. The Company deposited $5,000 of earnest money with an unrelated party. The deposit gives the Company until March 31, 2004 to exercise this option at which time the option will expire, unless extended by mutual agreement of the parties. In the event the buyer fails to close on the property after certain conditions are met, the seller may retain one half of the down payment, $2,500.

        An environmental assessment of the aforementioned land has revealed that approximately ten acres of the eastern portion of the site was used for land application of grease trap/septic system wastes and a composite soil sample indicates the detection of several metals, although the level of metals detected were below the cleanup levels for such metals in residential and industrial areas. In addition, a water well may be present on the site and may need to be properly sealed. Management does not believe the costs associated with these issues will be material but is unable to ascertain its ultimate impact.

        The Company has signed a contract with an unrelated entity to sell its entire output of CO2 gas from the production of ethanol. Amongst other terms, the contract provides for a minimum amount of CO2 to be purchased and sold annually. The contract states if either party is responsible for not meeting the minimum requirements, that party is liable to the other for the shortfall in quantity.

        In addition to the $2.82 million matching grant from the United States Department of Energy described in Note 5, funding for a renewal grant for the Company for up to $2.889 million has been earmarked in the fiscal year 2003 Congressional appropriation conference report. The Company plans to combine these two grants and, if awarded, anticipates it will be eligible to receive $5.709 million from the combined grant, assuming the Company spends at least $11.418 million on qualified expenditures and complies with the other terms and conditions of the grant.

        In July 2003, the Company executed an ethanol marketing and services agreement with an organization. The agreement contains an exclusive right by the marketer to market all of the plant's ethanol at available market prices. The marketer is responsible for all scheduled shipments and will review the credit worthiness of all customers and make reasonable efforts to collect customer balances. The fees for these services will be a percentage of the net-back sales price per gallon of denatured ethanol.

        In August 2003, the Company entered into a consulting agreement with an unrelated party. The Company has paid the consultant a nonrefundable retainer of $20,000 and has agreed to pay if the Company retains one or more suitable underwriter(s), payments of $10,000 per month commencing with the effectiveness of a post-effective amendment to the Company's registration statement naming the underwriter(s), as well as a $60,000 fee if the Company retains one or more suitable underwriter(s). The $60,000 fee is due and payable on March 31, 2004. The Company is also responsible for pre-approved, reasonable expenses not to exceed $2,000 per month. The Company may terminate this agreement upon a ten day written notice within ten days of a sixty or one hundred and twenty day right to review period.

        The Company is filing an amendment to its registration statement. Incorporated in the amendment, the Company has revised its estimate of total costs of the project from approximately $57.9 million to approximately $60.1 million. The Company anticipates funding the development of the ethanol plant by using approximately $0.9 million of seed capital currently raised, raising equity of at least $20 million, securing financing of $28.575 - $33.450 million, and utilizing up to approximately $5.7 million in matching grants from the United States Department of Energy. In addition, the Company is incorporating the intended use of a broker to sell up to 16 - 21 million units, extending its equity offering period to December 31, 2003, subject to one or more further extensions to no later than June 30, 2004, extending the deadline on its closing on debt financing to September 30, 2004, and other changes outlined in the amendment to the registration statement. As of August 24, 2003, the Company has received subscriptions for 4,038,000 units, which will be subject to certain withdrawal rights as described in the amendment.

IROQUOIS BIO-ENERGY COMPANY, LLC
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

May 31, 2003 and November 30, 2002

	May 31, 2003	November 30, 2002
	Unaudited	Audited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$252,423	$587,139
Grants receivable	46,182	18,875
Prepaid expenses	6,216	222

TOTAL CURRENT ASSETS	304,821	606,236
PROPERTY AND EQUIPMENT
Office equipment	7,973	4,740
Accumulated depreciation	(945)	(316)

	7,028	4,424
OTHER ASSETS
Deferred offering costs	298,030	105,385
Land option	5,000	50,000

	303,030	155,385

TOTAL ASSETS	$614,879	$766,045

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$75,883	$52,398
Payroll taxes payable	3,217	2,803
Other accrued liabilities	1,685	773

TOTAL CURRENT LIABILITIES	80,785	55,974
MEMBERS' EQUITY
Member contributions, net of costs related to capital contributions, 1,875,000 units outstanding	947,060	947,060
Deficit accumulated during development stage	(412,966)	(236,989)

Total members' equity	534,094	710,071

TOTAL LIABILITIES AND MEMBERS' EQUITY	$614,879	$766,045

IROQUOIS BIO-ENERGY COMPANY, LLC
(A DEVELOPMENT STAGE COMPANY)

COMBINED STATEMENTS OF OPERATIONS

Three Months Ended May 31, 2003 and
Three Months Ended May 31, 2002 and
Period from Date of Inception to May 31, 2003

	Three Months Ended 5/31/03	Three Months Ended 5/31/02	Date of Inception to 5/31/03
	Unaudited	Unaudited	Unaudited
REVENUES	$0	$0	$0
OPERATING EXPENSES
Professional and consulting fees	45,179	330	209,712
Project coordination and development	35,920	7,400	150,304
General and administrative	78,907	21,891	175,583

OPERATING LOSS	160,006	29,621	535,599
OTHER INCOME
Grant income	46,182	0	86,138
Miscellaneous income	0	0	24,265
Interest	1,587	338	12,230

	47,769	338	122,633

NET LOSS	$(112,237)	$(29,283)	$(412,966)

Loss Per Unit (1,875,000, 282,110 and 293,810 weighted average units outstanding for the three months ended May 31, 2003 & 2002, and the period from inception to May 31, 2003, respectively.)	$(0.06)	$(0.10)	$(1.41)

IROQUOIS BIO-ENERGY COMPANY, LLC
(A DEVELOPMENT STAGE COMPANY)

COMBINED STATEMENTS OF OPERATIONS

Six Months Ended May 31, 2003 and
Six Months Ended May 31, 2002

	Six Months Ended 5/31/03	Six Months Ended 5/31/02
	Unaudited	Unaudited
REVENUES	$0	$0
OPERATING EXPENSES
Professional and consulting fees	69,971	12,605
Project coordination and development	95,904	7,400
General and administrative	80,962	25,410

OPERATING LOSS	246,837	45,415
OTHER INCOME
Grant income	67,263	0
Interest	3,597	865

	70,860	865

NET LOSS	$(175,977)	$(44,550)

Loss Per Unit (1,875,000 and 267,071 weighted average units outstanding for the six months ended May 31, 2003 and 2002, respectively.)	$(0.09)	$(0.17)

IROQUOIS BIO-ENERGY COMPANY, LLC
(A DEVELOPMENT STAGE COMPANY)

COMBINED STATEMENTS OF CASH FLOWS

Six Months Ended May 31, 2003 and
Six Months Ended May 31, 2002 and
Period from Date of Inception to May 31, 2003

	Six Months Ended 5/31/03	Six Months Ended 5/31/02	Date of Inception to 5/31/03
	Unaudited	Unaudited	Unaudited
OPERATING ACTIVITIES
Net loss	$(175,977)	$(44,550)	$(412,966)
Adjustments to net loss during development stage
Depreciation	629	0	945
Grant income	(67,263)	0	(86,138)
(Increase) decrease in current assets
Prepaid expenses	(5,994)	0	(6,216)
Increase (decrease) in current liabilities
Accounts payable	(12,071)	0	11,943
Accrued expenses	1,326	0	4,902

NET CASH USED IN OPERATING ACTIVITIES	(259,350)	(44,550)	(487,530)
INVESTING ACTIVITIES
Purchase of office equipment	(3,233)	(4,740)	(7,973)
Payment of land earnest money	0	0	(50,000)
Refund of land earnest money	50,000	0	50,000
Purchase of land option	(5,000)	0	(5,000)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	41,767	(4,740)	(12,973)
FINANCING ACTIVITIES
Grants receivable	39,956	0	39,956
Contributed capital	0	31,500	965,050
Redemption of capital	0	(7,000)	(7,000)
Payments for deferred offering costs	(157,089)	(10,990)	(234,090)
Cost of raising capital	0	0	(10,990)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(117,133)	13,510	752,926

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(334,716)	(35,780)	252,423
CASH AND CASH EQUIVALENTS—beginning of period	587,139	100,767

CASH AND CASH EQUIVALENTS—end of period	$252,423	$64,987	$252,423

SUPPLEMENTAL DISCLOSURE ON NONCASH INVESTING AND FINANCING ACTIVITIES
Deferred offering costs in accounts payable	$63,940	$0	$63,940

IROQUOIS BIO-ENERGY COMPANY, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

May 31, 2003

        The statements included herein have been prepared by the company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which are, in the opinion of management, necessary to a fair presentation of the financial statements for the interim period, on a basis consistent with the annual audited financial statements. The adjustments made to these statements consists only of normal recurring adjustments. These financial statements should be read in conjunction with the financial statements and the summary of significant accounting polices and notes thereto included in the company's Registration Statement on Form SB-2, as amended (SEC Registration No. 333-100692).

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        PRINCIPAL BUSINESS ACTIVITY—Iroquois Bio-Energy Company, LLC (an Indiana limited liability development stage company) located in Hebron, Indiana was organized to pool investors to build a 40 million gallon annual production ethanol plant near Rensselaer, Indiana. As of May 31, 2003, the company is in the development stage with its efforts being principally devoted to organizational and construction activities. Construction is projected to begin in the year 2003.

        FISCAL REPORTING PERIOD—The company has adopted a fiscal year ending November 30 for reporting financial operations.

        USE OF ESTIMATES—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

        CASH AND CASH EQUIVALENTS—The company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The company maintains its accounts primarily at one financial institution. At times throughout the year, the company's cash and cash equivalents balance may exceed amounts insured by the Federal Deposit Insurance Corporation. The company's financial instruments consist primarily of cash and cash equivalents, whose fair value equals their carrying amount.

        PROPERTY AND EQUIPMENT—Property and equipment is stated at the lower of cost or estimated fair value. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized. Depreciation is computed using the straight-line method over the following estimated useful lives:

Office equipment	5 years

        DEFERRED OFFERING COSTS—The company defers the cost incurred to raise equity financing until that financing occurs. At such time that the new equity is available to the company, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed. At May 31, 2003, the company had $298,030 of costs deferred related to the registered offering discussed in Note B.

        NON-MEMBER CONTRIBUTIONS AND GRANT—The company received certain non-recurring contributions from various local businesses and individuals in the surrounding community to assist the company in paying for its costs during the development stage. These contributions represent unconditional transfers from non-members and do not obligate the company in any manner or give the contributors any future investment rights. Accordingly, such non-member contributions are recognized as other income.

        The company recognizes grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the capital asset upon complying with the conditions of the grant.

        INCOME TAXES—The company is organized as a limited liability company under state law and is treated as a partnership for federal and state tax purposes. In general, under this type of organization, the company's earnings pass through to the members and are taxed at the member level. Accordingly, no income tax provision has been calculated.

        ORGANIZATIONAL COSTS AND START UP COSTS—The company expenses all organizational and start up costs as incurred.

        COST OF RAISING CAPITAL—The cost of raising capital are the costs directly associated with successfully raising capital and these costs totaled $10,990 at May 31, 2003.

NOTE B: MEMBERS' EQUITY

        The company was formed on April 2, 2002 to have perpetual life. The company was initially capitalized in April 2002 through the dissolution of Iroquois Bio-Energy Cooperative. Immediately prior to its dissolution, the cooperative, consisting of 278 members, contributed its net assets consisting of approximately $87,000 of cash and $5,000 of equipment in exchange for 278,000 units of the company, which was treated in a manner similar to pooling of interest. The company is the successor of the cooperative.

        The company was further capitalized by 110 members, contributing an aggregate of $798,500 for 1,597,000 units. The company offered, through a private placement memorandum, a maximum of 1,600,000 units of securities at a cost of $.50 per unit for a maximum of $800,000. Each investor was required to purchase a minimum of 5,000 units for a minimum investment of $2,500, and each investor was limited to a maximum investment of 50,000 units at a cost of $25,000. This offering was closed and the units were issued in June 2002. The weighted average units and loss per unit computations have been adjusted retroactively to account for this activity.

        The combined statements of operations and cash flows include the cooperative's activity from September 8, 1995 (cooperative date of inception) to the dissolution and contribution of the cooperative's assets to the company.

        Income and losses are allocated to all members based upon their respective percentage units held.

        As specified in the company's operating agreement, the company has one class of membership units. The company is authorized to issue up to 50,000,000 membership units, including the units discussed above. No additional units may be issued for less than $1 per unit without the consent of a majority in interest of the members.

        The company has filed a registration statement on Form SB-2 with the Securities and Exchange Commission (SEC). The registration statement was declared effective on February 27, 2003 for the sale of up to 25,000,000 membership units at $1 per unit. Should the company raise the minimum of $20,000,000 through the offering, obtain sufficient debt financing from a lender and execute a design build agreement for the construction of the ethanol plant by September 1, 2003, subject to extension to no later than September 30, 2003, they will be able to close on the offering. If the company is unable to close on the offering by September 1, 2003, subject to extension no later than September 30, 2003, the capital raised through the offering will be returned to the respective investors without interest.

NOTE C: COMMITMENTS AND CONTINGENCIES AND SUBSEQUENT EVENTS

        The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $57.9 million dollars. The company anticipates funding the development of the ethanol plant by raising equity of at least $20 million, securing financing for up to approximately $34.1 million, and utilizing up to approximately $5.7 million in matching grants from the United States Department of Energy. The amount of debt financing needed depends on the amount of equity raised in the offering.

        The company was awarded an approximately $2.8 million matching grant for fiscal year 2002 by letter on September 27, 2002 from the United States Department of Energy and accepted the terms and conditions of the grant by receipting letter on October 3, 2002. The majority of the grant is expected to be used to offset the engineering costs of constructing the plant. As of May 31, 2003, the company recognized $86,138 of this grant. The company and the Department of Energy are currently in negotiations regarding an extension of this grant.

        The United States Department of Energy notified the company of a renewal matching grant in the amount of approximately $2.9 million by letter dated May 5, 2003. The grant funds have been appropriated, but the company and the Department of Energy are currently in negotiations regarding the terms and conditions of the grant. The majority of the grant is expected to be used to build the plant and purchase equipment.

        The company has signed a letter of intent with an unrelated entity to provide a scope document, conceptual budget, construction timeline and certain preliminary engineering work for approximately $60,000. This fee will be applied to the total construction cost of the ethanol plant if the company enters into a formal design-build agreement with this unrelated entity. As of May 31, 2003, a formal design-build agreement has not been reached, and is currently being negotiated.

        In March 2002, the company hired a project manager at a contracted price of $1,800 per month for the term of six months. The company has paid the project manager approximately $7,400 under this contract. The company entered into an employment contract with this project manager, from June 1, 2002 through June 2004, which provides for a base salary, certain employee benefits, and a provision for incentive pay.

        The Company had entered into a contract to purchase approximately 346 acres of land for approximately $1,370,000. The Company deposited $50,000 of earnest money with an unrelated party. This contract gave the Company until March 25, 2003, in which to inspect the land and, if unsatisfied with the land for any reason or if other conditions were not satisfied, to terminate the contract by written notice without obligation and receive a full refund of the earnest money deposit. On March 20, 2003 the Company terminated the contract and received the full amount of the deposit with interest.

        On March 31, 2003, the company entered into a contract with a member who is a manager and his family to purchase approximately 68.9 acres of land for approximately $413,400. The company deposited $5,000 of earnest money with an unrelated party. The deposit gives the company until September 30, 2003 to exercise this option at which time the option will expire, unless extended by mutual agreement of the parties. In the event the company fails to close on the property the seller may retain one half of the down payment, $2,500.

        An environmental assessment of the aforementioned land has revealed approximately ten acres of the eastern portion of the site was used for land application of grease trap/septic system wastes and a composite soil sample indicates the detection of several metals, although the level of metals detected were below the cleanup levels for such metals in residential and industrial areas. In addition, a water well may be present on the site and may need to be properly sealed. Management does not believe the costs associated with these issues will be material but is unable to ascertain its ultimate impact.

        The company has signed a contract with an unrelated entity to sell its entire output of CO2 gas from the production of ethanol. Amongst other terms, the contract provides for a minimum amount of CO2 to be purchased and sold annually. The contract states if either party is responsible for not meeting the minimum requirement, that party is liable to the other for the shortfall in quantity.

NOTE D: SUBSEQUENT EVENTS

        In July 2003, the company executed an ethanol marketing and services agreement with an organization. The agreement contains an exclusive right by the marketer to market all of the plant's ethanol at available market prices. The marketer is responsible for all scheduled shipments and will review the credit worthiness of all customers and make reasonable efforts to collect customer balances. The fees for these services will be a percentage of the net-back sales price per gallon of denatured ethanol.

        In August 2003, the company entered into a consulting agreement with an unrelated party. The company has paid the consultant a nonrefundable retainer of $20,000 and has agreed to pay if the company retains one or more suitable underwriter(s), payments of $10,000 per month commencing with the effectiveness of a post-effective amendment to the company's registration statement naming the underwriter(s), as well as a $60,000 fee if the company retains one or more suitable underwriter(s). The $60,000 fee is due and payable on March 31, 2004. The company is also responsible for pre-approved, reasonable expenses not to exceed $2,000 per month. The company may terminate this agreement upon a ten day written notice within ten days of a sixty or one hundred and twenty day right to review period.

        The company is filing an amendment to its registration statement. Incorporated in the amendment, the company has revised its estimate of total costs of the project from approximately $57.9 million to approximately $60.1 million. The company anticipates funding the development of the ethanol plant by using approximately $0.9 million of seed capital currently raised, raising equity of at least $20 million, securing financing of $28.575 - $33.450 million, and utilizing up to approximately $5.7 million in matching grants from the United States Department of Energy. In addition, the company is incorporating the intended use of a broker to sell up to 16 - 21 million units, extending its equity offering period to December 31, 2003, subject to one or more further extensions to no later than June 30, 2004, extending the deadline on its closing on debt financing to September 30, 2004, and other changes outlined in the amendment to the registration statement. As of August 24, 2003, the company has received subscriptions for 4,038,000 units, which will be subject to certain withdrawal rights as described in the amendment.

Appendix A

ARTICLES OF ORGANIZATION
OF
IROQUOIS BIO-ENERGY COMPANY, LLC

        Pursuant to the Indiana Business Flexibility Act, Indiana Code 23-18-1-1, et seq. as amended (the "Act"), the undersigned hereby adopts the following Articles of Organization for Iroquois Bio-Energy Company, LLC (also referred to as "the Company").

ARTICLE I
NAME

        The name of this limited liability company is Iroquois Bio-Energy Company, LLC.

ARTICLE II
REGISTERED OFFICE AND AGENT

        The street address of the Company's initial registered office is 6317 East 181st Avenue, Hebron, Indiana 46341-9302, and the name of its initial registered agent at such address is John H. Bryant, Jr.

ARTICLE III
DURATION

        Unless dissolved earlier according to law, the existence of the Company shall be perpetual.

ARTICLE IV
MANAGER-MANAGED

        The management of the business and affairs of the Company shall be vested in by one or more Managers, and not in its Members. No Member, acting solely in the capacity as a Member, shall be an agent of the Company or have authority to act on behalf of or bind the Company. Managers shall be agents of the Company and shall have authority to act on behalf of and bind the Company only to such extent as provided for in the Operating Agreement of the Company.

ARTICLE V
BOARD OF MANAGERS

        The names of the members of the first Board of Managers of the Company, who shall serve for such terms and in such manner as the Operating Agreement shall prescribe, are as follows:

Michael Aylesworth	Ron Gick
John H. Bryant, Jr.	Leroy Torbet
Leroy Cosgray	Ken Culp, Jr.
Gary Green	Sherman Gumz
Wally Laird	Mark Wuethrich
Matt Gibson

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

A.
No Member or Manager of the Company shall be personally liable solely by reason of being a Member or Manager of the Company for any debt, obligation, or liability of the Company, whether that debt, liability or obligation arises in contract, tort, or otherwise.

B.
No Manager of the Company shall be personally liable to the Company or its Members or anyone else for monetary damages for breach of fiduciary duty by such Manager; provided that this provision shall not eliminate or limit the liability of a Manager for any of the following: (i) breach of the Manager's duty of loyalty to the Company or to its Members; (ii) acts or omissions not in good faith or which involve willful misconduct, recklessness or a knowing violation of law; and (iii) transactions from which the Manager derives an improper personal benefit or a wrongful distribution in violation of section 23-18-5-6 of the Act.

C.
Each person who is or was a Manager of the Company (and the heirs, executors, personal representatives, administrators, or successors of such person) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Manager of the Company ("Indemnitee"), shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, except for any acts or omissions involving willful misconduct or knowing violation of law. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. The right to indemnification conferred in this Article shall be a contract right.

D.
The Company may, by action of the Managers, provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effect as the Managers shall determine to be appropriate and authorized by applicable law and the Operating Agreement of the Company.

E.
The rights and authority conferred by this Article shall not be exclusive of any other right which any person may have or subsequently acquire under any statute, provision of the Articles of Organization or Operating Agreement of the Company, agreement, vote of the Members or disinterested Managers, or otherwise.

F.
Any repeal or amendment of this Article by the Members of the Company shall not adversely affect any right or protection of a Manager or officer existing at the time of such repeal or amendment.

        IN WITNESS WHEREOF, the undersigned has executed the foregoing Articles of Organization on this 1st day of April, 2002.

IROQUOIS BIO-ENERGY COOPERATIVE

By:	/s/ MICHAEL AYLESWORTH Michael Aylesworth Its: President

IROQUOIS BIO-ENERGY COMPANY, LLC

An Indiana Limited Liability Company

FIRST AMENDED AND RESTATED
OPERATING AGREEMENT

(Contains Restrictions on
Transfer of Membership Interests)

Dated September 26, 2002

FIRST AMENDED AND RESTATED
OPERATING AGREEMENT
OF
IROQUOIS BIO-ENERGY COMPANY, LLC

SECTION 1:	THE LIMITED LIABILITY COMPANY	A-8
1.1	Formation	A-8
1.2	Name	A-8
1.3	Purpose; Powers	A-8
1.4	Principal Place of Business	A-8
1.5	Term	A-8
1.6	Filings; Agent for Service of Process	A-9
1.7	Title to Property	A-9
1.8	Payments of Individual Obligations	A-9
1.9	Independent Activities	A-9
1.10	Member Authority	A-9
1.11	Access to and Confidentiality of Information	A-10
1.12	Limited Liability	A-10
1.13	Definitions	A-11
SECTION 2:	CAPITAL AND INTERESTS	A-15
2.1	Members	A-15
2.2	Limited Liability Company Interests; Authorized Units	A-16
2.3	Capital Contributions; Issuance of Units	A-16
2.4	Capital Accounts	A-16
SECTION 3:	ALLOCATIONS	A-17
3.1	Profits	A-17
3.2	Losses	A-17
3.3	Special Allocations	A-17
3.4	Curative Allocations	A-19
3.5	Loss Limitation	A-19
3.6	Other Allocation Rules	A-20
3.7	Tax Allocations: Code Section 704(c)	A-20
SECTION 4:	DISTRIBUTIONS	A-21
4.1	Net Cash Flow	A-21
4.2	Amounts Withheld	A-21
4.3	Limitations on Distributions	A-21

SECTION 5:	MANAGEMENT AND OPERATIONS	A-21
5.1	Management by Board of Managers	A-21
5.2	Actions by Managers; Committees; Reliance on Authority	A-23
5.3	The Board of Managers	A-23
5.4	Duties and Obligations of Managers	A-25
5.5	Officers	A-26
5.6	Limitation of Liability; Indemnification of Managers and Officers	A-27
5.7	Member Compensation; Expenses; Loans	A-28
5.8	Contracts with Members or their Affiliates	A-28
SECTION 6:	MEMBERS	A-29
6.1	Members; Rights or Powers Generally	A-29
6.2	Membership Requirements and Member Voting	A-29
6.3	Member Meetings	A-30
6.4	Termination of Membership	A-31
6.5	Continuation of the Company	A-31
6.6	No Obligation to Purchase Member's Interest	A-31
6.7	Waiver of Dissenters Rights	A-32
SECTION 7:	UNIT CERTIFICATES	A-32
7.1	Certificates for Units	A-32
7.2	Transfer of Certificates	A-32
7.3	Loss or Destruction of Certificates	A-32
7.4	Certificate Registrations	A-32
7.5	Legends	A-32
SECTION 8:	ACCOUNTING, BOOKS AND RECORDS	A-33
8.1	Accounting, Books and Records	A-33
8.2	Reports	A-33
8.3	Tax Matters	A-34
8.4	Delivery to Members and Inspection	A-35
SECTION 9:	AMENDMENTS	A-35
9.1	Amendments	A-35
SECTION 10:	TRANSFERS	A-35
10.1	Restrictions on Transfers	A-35
10.2	Permitted Transfers	A-36
10.3	Conditions to Permitted Transfers	A-36

10.4	Prohibited Transfers	A-37
10.5	Rights of Unadmitted Assignees	A-37
10.6	Admission of Substituted Members	A-37
10.7	Representations Regarding Transfers; Legend	A-38
10.8	Distributions and Allocations in Respect of Transferred Units	A-39
SECTION 11:	[intentionally omitted]	A-39
SECTION 12:	DISSOLUTION AND WINDING UP	A-39
12.1	Dissolution Events	A-39
12.2	Winding Up	A-39
12.3	Compliance With Certain Requirements of Regulations; Deficit Capital Accounts	A-40
12.4	Deemed Distribution and Recontribution	A-40
12.5	Rights of Unit Holders	A-40
12.6	Notice of Dissolution/Termination	A-41
12.7	Allocations During Period of Liquidation	A-41
12.8	Character of Liquidating Distributions	A-41
12.9	The Liquidator	A-41
12.10	Form of Liquidating Distributions	A-41
SECTION 13:	DISPUTE RESOLUTION	A-42
SECTION 14:	MISCELLANEOUS	A-42
14.1	Notices	A-42
14.2	Binding Effect	A-42
14.3	Construction	A-42
14.4	Time	A-43
14.5	Headings	A-43
14.6	Severability	A-43
14.7	Incorporation by Reference	A-43
14.8	Variation of Terms	A-43
14.9	Governing Law	A-43
14.10	Waiver of Jury Trial	A-43
14.11	Counterpart Execution	A-43
14.12	Specific Performance	A-43

FIRST AMENDED AND RESTATED
OPERATING AGREEMENT
OF
IROQUOIS BIO-ENERGY COMPANY, LLC

        THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT is hereby adopted and entered into effective as of September 26, 2002 (the "Effective Date"), by the Members (as defined below), pursuant to the provisions of the Act, on the terms and conditions set forth herein. This First Amended and Restated Operating Agreement amends and restates in its entirety the Operating Agreement that was entered into and made effective as of May 1, 2002, by and among the Members.

SECTION 1
THE LIMITED LIABILITY COMPANY

  1.1    Formation.

        The Members have caused the Company to be formed as an Indiana limited liability company pursuant to the provisions of the Act and upon the terms and conditions of this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement, to the extent permitted by the Act, shall control.

  1.2    Name.

        The name of the Company shall be Iroquois Bio-Energy Company, LLC, and all business of the Company shall be conducted in such name. The Board may change the name of the Company from time to time in accordance with the Act.

  1.3    Purpose; Powers.

        (a)   The business and purposes of the Company are to develop, construct, own and operate an ethanol plant and conduct related activities, to engage in any other business and investment purpose or activity in which an Indiana limited liability company may lawfully be engaged, and to conduct any and all activities related or incidental thereto.

        (b)   The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including without limitation such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

  1.4    Principal Place of Business.

        The principal place of business of the Company shall be 5427 South 150 West, Rensselaer, Indiana 47978, or at such other place(s) within or without the State of Indiana as the Board may determine. The records required by the Act shall be maintained at one of the Company's principal offices.

  1.5    Term.

        The term of the Company began on the date the Articles of Organization were filed in the office of the Secretary of State of Indiana, and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event as provided in Section 12 of this Agreement.

  1.6    Filings; Agent for Service of Process.

        (a)   The Board has caused the Articles to be filed in accordance with the provisions of the Act. The Company shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Indiana. The Board shall cause amendments to be filed whenever required by the Act.

        (b)   The Board shall cause to be filed the original or amended Articles and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other states or jurisdictions in which the Company engages in business.

        (c)   The name and address of the agent for service of process on the Company in the State of Indiana shall be John H. Bryant, Jr., 6317 East 181stAvenue, in the City of Hebron, County of Lake, 46341-9302 or any successor as appointed by the Board.

        (d)   Upon the dissolution and completion of the winding up and liquidation of the Company, the Board shall promptly execute and cause to be filed Articles of Dissolution in accordance with the Act and the laws of any other jurisdictions in which the Board deems such filing necessary or advisable.

  1.7    Title to Property.

        All Property owned by the Company shall be owned by the Company as an entity and no Member or Manager shall have any ownership interest in such Property in its individual name. Each Member's interest in the Company shall be personal property for all purposes. The Company shall hold title to all of its Property in the name of the Company and not in the name of any Member or Manager.

  1.8    Payments of Individual Obligations.

        The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member or Manager.

  1.9    Independent Activities.

        (a)   Each Manager shall be required to devote only such time to the affairs of the Company as may be necessary to manage the business and affairs of the Company in accordance with Section 5, and shall be free to serve any other Person or enterprise in any capacity that the Manager may deem appropriate in his discretion.

        (b)   Neither this Agreement nor any activity undertaken pursuant hereto shall (i) prevent any Member, Manager or its Affiliates, acting on their own behalf, from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any other Member or Manager, or (ii) require any Member or Manager to permit the Company or other Member or Manager or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

  1.10    Member Authority.

        Each Member represents and warrants to the Company and to the other Members that:

        (a)   the Member, if not an individual, is duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified and in good standing as a foreign organization in the jurisdiction of its principal place of business if not organized therein; and, in all instances:

        (b)   the Member has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary or appropriate for the due authorization, execution, delivery and performance of this Agreement by the Member have been taken;

        (c)   the Member has duly executed and delivered this Agreement; and

        (d)   the Member's authorization, execution, delivery and performance does not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.

  1.11    Access to and Confidentiality of Information.

        (a)   In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which the Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated, which conditions include but are not limited to such reasonable standards governing what information and documents are to be furnished at what time and location and at whose expense as may be set forth herein or otherwise established by the Board of Managers. However, without limiting the foregoing, the Members agree that, except as otherwise provided by law, the Board of Managers may from time to time determine, due to contractual obligations, business concerns or other considerations, that certain information regarding the business, affairs, properties, and financial condition of the Company should be kept confidential and not provided to some or all of the Members or that it is not just or reasonable for some or all of the Members or their assignees or representatives to examine or copy any such information.

        (b)   Each Member acknowledges that from time to time the Member may receive information from or regarding the Company in the nature of trade secrets or that is otherwise confidential, the release of which may be damaging to the Company or Persons with whom it does business. Each Member agrees to hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if such information is provided in writing, is so marked) and may not disclose such information to any Person, except for disclosures (i) to another Member having the right to such information, (ii) compelled by law, provided the Member must promptly notify an officer of the Board of Managers of any request or demand for such information, to the extent reasonably possible, (iii) to advisors or representatives of the Member, or to Persons (and their advisors or representatives) seeking to acquire all or any portion of the Member's Interest through a Transfer in accordance with this Agreement, but only if in each case such Person has agreed to be bound by the provisions of this section, or (iv) of information that the Member has also received from a source independent of the Company that the Member reasonably believes has the legal right to disclose such information to the Member. Each Member acknowledges that a breach of the provisions of this section may cause the Company irreparable harm and injury for which monetary damages are inadequate or difficult to calculate or both. Accordingly, each Member specifically agrees that the Company shall be entitled to injunctive relief to enforce the provisions of this section, that such relief may be granted without the necessity of proving actual damages, and that such injunctive or equitable relief shall be in addition to, not in lieu of, the right to recover monetary damages for any breach of this section by the Member. The obligations referred to in this section shall survive the termination of a Member's membership in the Company.

  1.12    Limited Liability.

        Except as otherwise expressly provided by the Act, this Agreement or agreed to under another written agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Members or Managers for any debt, obligation or liability of the Company.

  1.13    Definitions.

        Capitalized words and phrases used in this Agreement have the following meanings:

        "Act" means the "Indiana business flexibility act" as set forth in the Indiana Code (commencing with IC 23-18-1-1 of the Indiana Code), as amended from time to time (or any corresponding provision or provisions of any succeeding law).

        "Adjusted Capital Account Deficit" means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (i)  Credit to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

         (ii)  Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

        "Affiliate" means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person (ii) any officer, director, general partner, or trustee of such Person or (iii) any Person who is an officer, director, general partner, or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the Membership of voting securities, by contract or otherwise, or the power to elect at least 50% of the board of directors, officers, members, or persons exercising similar authority with respect to such Person or entities.

        "Agreement" means this First Amended and Restated Operating Agreement of Iroquois Bio-Energy Company, LLC, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

        "Articles" means the Articles of Organization filed with the Secretary of State of the State of Indiana pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

        "Assignee" means a transferee of Units who is not admitted as a substituted Member pursuant to Section 10.6.

        "Board" or "Board of Managers" means collectively the persons who are named as Managers of the Company in or designated or elected as Managers of the Company pursuant to this Agreement.

        "Capital Account" means the capital account maintained for each Unit Holder in accordance with Section 2.4.

        "Capital Contributions" means, with respect to any Unit Holder, the amount of cash, property, services rendered or a promissory note or other obligation to contribute cash or property or to perform services contributed to the Company with respect to the Units in the Company held or purchased by such Unit Holder.

        "CEO" means the Chief Executive Officer/General Manager of the Company, including any interim Chief Executive Officer, as appointed by the Board of Managers.

        "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

        "Company" means the limited liability company formed pursuant to this Agreement and the Certificate and the limited liability company continuing the business of this Company in the event of dissolution of the Company as herein provided.

        "Company Minimum Gain" has the meaning given the term partnership minimum gain" in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

        "Debt" means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v), above provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company's business and are not delinquent or are being contested in good faith by appropriate proceedings.

        "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

        "Dissolution Event" shall have the meaning set forth in Section 12.1 hereof.

        "Effective Date" shall mean September 26, 2002.

        "Fiscal Quarter" means, subject to a change in Fiscal Year pursuant to Section 8.1(b), (i) the period commencing with the formation of the Company and ending on June 30, 2002, (ii) any subsequent three-month period commencing on each July 1, October 1, January 1 and April 1 and ending on the last date before the next such date and (iii) the period commencing on the immediately preceding January 1, April 1, July 1 and October 1 as the case may be, and ending on the date on which all Property is distributed to the Unit Holders pursuant to Section 12 hereof.

        "Fiscal Year" means, subject to a change in Fiscal Year pursuant to Section 8.1(b), (i) the period commencing with the formation of the Company and ending on December 31, 2002, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31 and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Unit Holders pursuant to Section 12 hereof or, if the context requires, any portion of a Fiscal Year for which an allocation of Profits or Losses or a distribution is to be made.

        "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

        "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (i)  The initial Gross Asset Value of any asset contributed by a Unit Holder to the Company shall be the gross fair market value of such asset, as determined by the Board of Managers, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 2.1 hereof shall be as set forth in such section;

         (ii)  The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as determined by the Board of Managers as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Unit Holder in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Unit Holder of more than a de minimis amount of Company property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this subparagraph shall be made only if the Board of Managers determines that such adjustment is necessary to reflect the relative economic interests of the Unit Holders in the Company, and further provided that the adjustment described in clause (A) of this subparagraph shall not be made to reflect the issuance of additional Units in connection with the Company's initial registration of Units in 2002;

        (iii)  The Gross Asset Value of any item of Company assets distributed to any Unit Holder shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board of Managers; and

        (iv)  The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" or Section 3.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

        If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

        "Interest" means, collectively, a Unit Holder's share of the "Profits" and "Losses" of the Company, a Unit Holder's right to receive distributions of the Company's assets, and, with respect to a Member, any right of the Member to vote on or participate in the management of the Company and to information concerning the business and affairs of the Company as provided for in this Agreement. An Interest is quantified by the unit of measurement referred to herein as "Units."

        "Issuance Items" has the meaning set forth in Section 3.3(h) hereof.

        "Liquidation Period" has the meaning set forth in Section 12.7 hereof.

        "Losses" has the meaning set forth in the definition of "Profits" and "Losses."

        "Majority in Interest" means Members holding more than fifty percent (50%) of the Units then held by all Members.

        "Member" means any Person who is described in Section 6.1 and Section 6.2 hereof who has not ceased to be a Member. "Members" means all such Persons.

        "Net Cash Flow" means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as reasonably determined by the Board of Managers. "Net Cash Flow" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

        "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

        "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

        "Permitted Transfer" has the meaning set forth in Section 10.2 hereof.

        "Person" means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

        "Profits" and "Losses" mean, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

          (i)  Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

         (ii)  Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

        (iii)  In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

        (iv)  Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

         (v)  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

        (vi)  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unit Holder's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

       (vii)  Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 and Section 3.4 hereof shall not be taken into account in computing Profits or Losses.

        The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and Section 3.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

        "Property" means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

        "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

        "Regulatory Allocations" has the meaning set forth in Section 3.4 hereof.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Syndication Expenses" means all expenditures classified as syndication expenses pursuant to Section 1.709-2(b) of the Regulations.

        "Subsidiary" means any corporation, partnership, joint venture, limited liability company, association or other entity in which such Person owns, directly or indirectly, fifty percent (50%) or more of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the governing body of such entity.

        "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition, whether by operation of law (e.g. pursuant to a merger) or otherwise, and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

        "Unit" means the unit of measurement into which an Interest is divided for purposes of those provisions of this Agreement that require quantification of the rights, preferences and obligations represented by an Interest as authorized and designated in Section 2.2 and issued pursuant to Section 2.3 hereof.

        "Unit Holder" means a Person who owns Units, regardless of whether such Person is a Member. "Unit Holders" means all Unit Holders. Unit Holders may be designated with respect to specific types or classes of Units held.

        "Unit Holder Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Section 1.704-2(b)(4) of the Regulations.

        "Unit Holder Nonrecourse Debt Minimum Gain" means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

        "Unit Holder Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

SECTION 2
CAPITAL AND INTERESTS

  2.1    Members.

        The Members of the Company are those Persons described in Section 6.1 and Section 6.2 hereof, who have not ceased to be Members.

  2.2    Limited Liability Company Interests; Authorized Units.

        The Company shall be authorized to issue up to 50,000,000 Units. Units shall be issued only in accordance with Section 2.3. Following the Effective Date, no additional Units may be issued for less than $1.00 per Unit without the consent of a Majority in Interest of the Members. The rights of Units are established herein and, in general, Units shall participate in the growth and appreciation in value of the Company as well as the risk of a decline in the value of the Company.

  2.3    Capital Contributions; Issuance of Units

        (a)   Capital Contributions made before the Effective Date of this Agreement and the Units issued to the Members are as set forth in the books and records of the Company.

        (b)   No Member shall be obligated to make any additional Capital Contributions to the Company or to pay any assessment to the Company, other than the unpaid portion of such Member's written agreement to make Capital Contributions, and no Units shall be subject to any mandatory assessment, requests or demands for capital.

        (c)   Additional Units may only be issued in consideration of Capital Contributions. The Board of Managers may accept Capital Contributions from Members or Persons seeking to become Members, may authorize the Company to enter into a written subscription agreement with such Members or Persons seeking to become Members to make Capital Contributions for the purchase of Units, and may cause the Company to issue additional Units to such Persons in consideration of Capital Contributions to the Company. Subject to Section 2.2 and Section 6.1, Capital Contributions and the issuance of additional Units shall be made at such times and upon such terms and conditions as the Board of Managers and the Person acquiring the Units may agree.

        (d)   Upon acceptance of Capital Contributions and the issuance of additional Units, the Board of Managers shall cause the books and records of the Company to be appropriately adjusted.

  2.4    Capital Accounts.

        A Capital Account shall be maintained for each Unit Holder in accordance with the following provisions:

        (a)   To each Unit Holder's Capital Account there shall be credited (A) such Unit Holder's Capital Contributions, (B) such Unit Holder's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 and Section 3.4, and (C) the amount of any Company liabilities assumed by such Unit Holder or which are secured by any Property distributed to such Unit Holder. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Unit Holder related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Unit Holder until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

        (b)   To each Unit Holder's Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Unit Holder pursuant to any provision of this Agreement, (B) such Unit Holder's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 and 3.4 hereof, and (c) the amount of any liabilities of such Unit Holder assumed by the Company or which are secured by any Property contributed by such Unit Holder to the Company;

        (c)   In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

        (d)   In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

        The foregoing provisions and the other provisions of this Agreement relating to allocation of Profits and Loss, nonliquidating distributions, liquidating distributions, and the maintenance of Capital Accounts, including and subject to Section 12.3, are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Unit Holders), are computed in order to comply with such Regulations, the Board of Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 12 hereof upon the dissolution of the Company. The Board of Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Unit Holders and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

SECTION 3
ALLOCATIONS

  3.1    Profits.

        After giving effect to the special allocations in Section 3.3 and Section 3.4 hereof, and except as otherwise provided in Section 3.5 hereof, Profits for any Fiscal Year shall be allocated among the Unit Holders ratably in proportion to Units held.

  3.2    Losses.

        After giving effect to the special allocations in Section 3.3 and 3.4 hereof, and except as otherwise provided in Section 3.5 hereof, Losses for any Fiscal Year shall be allocated among the Unit Holders ratably in proportion to Units held.

  3.3    Special Allocations.

        The following special allocations shall be made in the following order:

        (a)   Minimum Gain Chargeback.    Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f) (6) and 1.704-2(j) (2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

        (b)   Unit Holder Minimum Gain Chargeback.    Except as otherwise provided in Section 1.704-2(i) (4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder

Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i) (5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder's share of the net decrease in Unit Holder Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i) (4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i) (4) and 1.704-2(j) (2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i) (4) of the Regulations and shall be interpreted consistently therewith.

        (c)   Qualified Income Offset.    In the event any Unit Holder unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Unit Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Unit Holder as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Unit Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in the Agreement.

        (d)   Gross Income Allocation.    In the event any Unit Holder has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Unit Holder is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Unit Holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Unit Holder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) and this Section 3.3(d) were not in the Agreement.

        (e)   Nonrecourse Deductions.    Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holders in proportion to Units owned.

        (f)    Unit Holder Nonrecourse Deductions.    Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

        (g)   Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

        (h)   Allocations Relating to Taxable Issuance of Units.    Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Unit Holder (the "Issuance Items") shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit

Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

        (i)    Special Allocation of Gain.    Any net gain on the disposition of Property in dissolution that otherwise would be allocable under Section 3.1 shall be specially allocated to the Unit Holders who hold Units that were issued in the Seed Money Round in proportion to such Units in an amount not to exceed Fifty Cents ($0.50) per Unit. For purposes of this special allocation, Units issued in the Seed Money Round shall mean (i) the 278,000 Units issued to Members on May 1, 2002 in consideration of the $500 exploratory funding fee that was paid by each Member upon admission as a Member and (ii) the 1,597,000 Units issued to Members in the Company's private placement in May of 2002 (for a total of 1,875,000 Units in the Seed Money Round).

        (j)    Syndication Expenses.    Syndication Expenses for any Fiscal Year shall be specially allocated to the Unit Holders in proportion to their Units, provided that, if Units are issued Section 2 hereof during the Fiscal Year, all Syndication Expenses shall be divided among the Unit Holders from time to time so that, to the extent possible, the cumulative Syndication Expenses allocated with respect to each Unit at any time is the same amount. In the event the Board of Managers shall determine that such result is not likely to be achieved through future allocations of Syndication Expenses, the Board may allocate other items of income, gain, deduction, or loss so as to achieve the same effect on the Capital Accounts of the Unit Holders.

        (k)   Equalization of Certain Profits or Loss Allocations.    Following the issuance of Units sold pursuant to the Company's offering thereof as registered with the United States Securities and Exchange Commission in 2002, and subject to Section 3.3(j), items of income, loss and deduction shall be specially allocated to the extent possible among the Units until the cumulative Profits or Losses allocated to each Unit since the Company's formation is equal.

  3.4    Curative Allocations.

        The allocations set forth in Sections 3.3(a) through (g) and 3.5 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Unit Holder's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unit Holder would have had if the Regulatory Allocations were not part of the Agreement.

  3.5    Loss Limitation.

        Losses allocated pursuant to Section 3.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 hereof, the limitation set forth in this Section 3.5 shall be applied on a Unit Holder by Unit Holder basis among the Units, so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations. If this Section 3.5 causes Losses to be allocated in disproportion to Units, the effect of such allocation shall be reversed at the earliest opportunity by specially allocating Net Profits to the Unit Holders to whom such Losses were allocated, the most recently allocated Losses to be reversed first.

  3.6    Other Allocation Rules.

        (a)   For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under Code Section 706 and the Regulations thereunder.

        (b)   Generally, all Profits and Losses allocated to the Unit Holders or the Holders of specified Units or a specified class thereof shall be allocated among them in proportion to the Units or specified Units or class thereof, respectively, held by each. In the event Units issued pursuant to Section 2 hereof during a Fiscal Year, the Profits (or Losses) allocated to the Unit Holders for each such Fiscal Year shall be allocated among the Unit Holders in proportion to the number of Units each holds from time to time during such Fiscal Year in accordance with Code Section 706, using any convention permitted by law and selected by the Board of Managers.

        (c)   The Unit Holders are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes.

        (d)   Solely for purposes of determining a Unit Holder's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a) (3), the Unit Holders' aggregate interests in Company profits shall be deemed to be as provided in the capital accounts.

        To the extent permitted by Section 1.704-2(h) (3) of the Regulations, the Unit Holders shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.

  3.7    Tax Allocations: Code Section 704(c).

        (a)   In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

        (b)   In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

        (c)   Allocations pursuant to Section 3.7(a) shall be made using the "remedial allocation method" described in Regulation Section 1.704-3(d) (or any successor Regulation). Allocations pursuant to Section 3.7(b) shall be made as required or permitted by Regulations Section 1.704-3 pursuant to such method provided therein as may reasonably be designated by the Board of Managers. Any elections or other decisions relating to allocations under this Section 3.7 will be made in any manner that the Board of Managers reasonably determines to reflect the purpose and intention of this Agreement. Allocations under this Section 3.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder's Capital Account or share of Profits or Losses or distributions under any provision of this Agreement.

SECTION 4
DISTRIBUTIONS

  4.1    Net Cash Flow.

        Except as otherwise provided in Section 12 hereof, Net Cash Flow, if any, shall be distributed to the Unit Holders ratably in proportion to the Units held.

  4.2    Amounts Withheld.

        All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Unit Holders with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Unit Holders, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Unit Holders with respect to which such amount was withheld.

  4.3    Limitations on Distributions.

        (a)   The Company shall make no distributions to the Unit Holders except (i) as provided in this Section 4 and Section 12 hereof.

        (b)   A Unit Holder may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Unit Holders on account of their Capital Contributions, would exceed the Gross Asset Value of the Company's assets.

SECTION 5
MANAGEMENT AND OPERATIONS

  5.1    Management by Board of Managers.

        (a)   Except those matters for which approval of the Members is required by this Agreement or any nonwaivable provisions of the Act, and subject to the provisions of Section 5.2 hereof, the powers and privileges of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Managers and not by the Members. No Member, other than a Member acting in his or her capacity as an officer of the Board of Managers or as an officer of the Company, has the power or authority to act for or on behalf of the Company, to bind the Company by any act, or to incur any expenditures on behalf of the Company, except with the prior consent of the Board of Managers. Without limiting the foregoing authority of the Board of Managers to manage the business and affairs of the Company or the actions the Board of Managers may take in exercising the powers and privileges of the Company, the Board of Managers shall have the right to make the following decisions and take the following actions:

            (i)  Acquire by purchase, lease, or otherwise any real or personal property;

           (ii)  Operate, maintain, finance, improve, construct, own, grant operations with respect to, sell, convey, assign, mortgage, or lease any real estate and any personal property;

          (iii)  Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the business or affairs of the Company, including, executing amendments to this Agreement and the Certificate in accordance with the terms of this Agreement;

          (iv)  Borrow money and issue evidences of indebtedness, and secure the same by mortgage, pledge, or other lien on any or all of the Company's assets;

           (v)  Execute any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company's assets;

          (vi)  Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

          (vi)  Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

         (vii)  Hire or contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as consultants, lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

        (viii)  Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Manager liability), as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

          (ix)  Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

           (x)  Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or the Managers in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

          (xi)  Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;

         (xii)  Subject to Section 5.1(c) and Section 2 hereof, agree with any Person as to the form and other terms and conditions of such Person's Capital Contribution to the Company and cause the Company to issue Units in consideration of such Capital Contribution; and

        (xiii)  Indemnify a Member or Manager or officer or former Member or Manager or officer, and to make any other indemnification that is authorized by this Agreement in accordance with the Act.

The Board of Managers may adopt such policies, rules, and regulations and may take such actions as it shall deem advisable in furtherance of the purposes of the Company, provided that the Board of Managers shall not act in a manner contrary to this Agreement.

        (b)   The Board of Managers shall take action by the affirmative vote of the Managers present at a duly held meeting of the Board at which a quorum is present.

        (c)   Notwithstanding Section 5.1(a), the Board of Managers shall not have authority to approve, authorize or take the following actions with respect to the Company without the approval or consent of a Majority in Interest of the Members: (i) issue Units in the Company at less than $1.00 per Unit; (ii) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of the Company; (iii) merge or consolidate the Company with another Person; (iv) any change in the business purpose of the Company; or (v) voluntarily dissolve the Company.

  5.2    Actions by Managers; Committees; Reliance on Authority.

        (a)   In managing the business and affairs of the Company and in exercising the powers and privileges of the Company, the Board of Managers shall act: (i) collectively through meetings held and conducted pursuant to the provisions of this Agreement or by written action taken pursuant to the provisions of this Agreement, (ii) through committees established pursuant to Section 5.2(b); and (iii) through officers of the Board of Managers and officers of the Company to whom authority and duties have been delegated pursuant to the provisions of this Agreement.

        (b)   The Board of Managers, by resolution approved by the affirmative vote of a majority of the Managers then holding office, may from time to time establish one or more committees, each of which shall be comprised of one or more natural persons who may but need not be Managers or Members, provided that a majority of committee members on each committee must be a Manager or Member. Any such committee shall have and may exercise only such authority and duties to the extent provided by the Board of Managers in such resolution, subject at all times to the limitations set forth in the Act, this Agreement and to the direction and control of the Board of Managers. Unless otherwise provided by the Board of Managers, the presence of a majority of the members of any such committee shall constitute a quorum for the transaction of business at a meeting of the committee, and the committee shall act by the affirmative vote of a majority of committee members present at a duly held meeting. In other matters of procedure the provisions of this Agreement shall apply to committees and the members thereof to the same extent they apply to the Board of Managers and Managers, including, without limitation, the provisions with respect to meetings and notice thereof, absent members, written actions, and valid acts. Each committee shall keep regular minutes of its proceedings and report the same to the Board of Managers. The Board of Managers may dissolve any committee at any time.

        (c)   Any Person dealing with the Company, other than a Member or a Manager or an Affiliate of a Member or Manager, may rely on the authority of any officer of the Board of Managers or any officer of the Company in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether the action is actually taken in accordance with the provisions of this Agreement.

  5.3    The Board of Managers.

        (a)   Number, Qualification and Term of Office.

            (i)  Initial Board of Managers.    Managers shall be elected by the Members at the times, in the manner and for the terms as prescribed by this Agreement. The initial Managers of the Company comprising the initial Board of Managers, who shall serve for such terms and in such manner as prescribed by this Agreement, are the following persons:

Michael Aylesworth	Ron Gick
John H. Bryant, Jr.	Leroy Torbet
Leroy Cosgray	Ken Culp, Jr.
Gary Green	Sherman Gumz
Wally Laird	Mark Wuethrich
Matt Gibson

  and such other eligible natural persons designated as an initial Manager by the initial Board of Managers. The number of initial Managers serving the Company shall be established by the initial Board of Managers, provided that the number of initial Managers shall not be less than seven (7) nor more than fifteen (15).

           (ii)  Qualification.    The initial Managers of the Company may but need not be Members, provided that a majority of the initial Managers must be a Member or an elected or appointed representative of a Member that is not a natural person. Following the annual meeting of the Members to be held in 2004 ("2004 Annual Meeting"), all Managers elected by Members must be a Member or an elected or appointed representative of a Member that is not a natural person. No more than five (5) Managers shall reside in the same county.

          (iii)  Term.    Except as otherwise provided herein, all Managers shall serve three-year terms and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. In order to preserve continuity of governance and the harmonious transition of the initial Board of Managers to the elected or appointed Board of Managers, the terms of the initial Managers shall be staggered such that one-third of the Managers (or as nearly as possible) shall be elected annually by the Members at the 2004 Annual Meeting and continuing each year thereafter. The initial Board of Managers shall adopt nomination, reporting and other election procedures in advance of the 2004 Annual Meeting to achieve the desired staggered effect and election matters prescribed by this Agreement.

          (iv)  Number.    Beginning at the 2004 Annual Meeting of the Members, the number of Managers serving the Company shall be established by the initial Board of Managers, having due consideration for the equitable representation of the membership, provided that the number of Managers shall not be less than seven (7) nor more than eleven (11), and provided that no resolution shall shorten the term of a Manager previously elected (the initial Managers shall not be considered "previously elected" Managers).

        (b)   Resignation.    Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified then at the time of its receipt by the President or the Secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

        (c)   Removal.    An initial Manager may be replaced or removed for cause by the affirmative vote of two-thirds of the remaining initial Managers then serving. Following the election of a Manager, a Manager may be removed for any reason at any special meeting of Members by resolution adopted by the Members. The notice of the meeting shall state that such removal will be discussed and acted upon at the meeting, and must also be provided to the Manager in question at least 10 days in advance of such meeting. The Manager in question has a right to be heard at such meeting.

        (d)   Vacancies.    Any vacancy occurring on the Board of Managers (whether by reason of an increase in the number of Managers or by reason of a vacancy in an existing Manager seat) may be filled by appointment through an affirmative vote of a majority of the remaining Managers, though less than a quorum. A Manager appointed by the Board of Managers to fill a vacancy shall serve until the next annual or special meeting of the Members held for the purpose of electing Managers, at which time the Members shall elect a new Manager to serve for the remainder of the original term of the vacated position. At the next annual or special meeting of the Members, the Members shall elect a Manager to fill the unexpired term of the vacant Manager's position.

        (e)   Meetings.    Regular meetings of the Board of Managers shall be held from time to time as determined by the Board of Managers. Special meetings of the Board of Managers shall be held upon the call of the President or 3 or more Managers. Board of Managers meetings shall be held at the principal office of the Company or at such other place, either within or without the State of Indiana, as shall be designated by the person calling the meeting and stated in the notice of the meeting or a duly executed waiver of notice thereof. Managers may participate in a Board of Managers meeting by means of video or audio conferencing or similar communications equipment whereby all Managers participating in the meeting can hear each other.

        (f)    Notice.    Oral or written notice of each meeting of the Board of Managers, stating the place, day and hour of the meeting, shall be given to each Manager at least 3 days before the day on which the meeting is to be held. The notice or waiver of notice of any special or regular meeting of the Board of Managers does not need to specify the business to be transacted or the purpose of the meeting.

        (g)   Waiver.    Whenever any notice is required to be given to a Manager under the provisions of this Agreement, a waiver thereof in writing signed by the Manager, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Manager at any meeting of the Board of Managers shall constitute waiver of notice of such meeting by the Manager, except where the Manager attends a meeting for the express purpose of stating his objection to the transaction of any business because the meeting is not lawfully called or convened.

        (h)   Quorum.    Two thirds of the Managers in office shall constitute a quorum necessary for the transaction of business at any regular or special meeting of the Board of Managers. If less than a quorum is present, those Managers present may adjourn the meeting from time to time until a quorum shall be present.

        (i)    Voting and Act of the Board.    Each Manager shall have one vote. The Board of Managers shall take action by the affirmative vote of a majority of the Managers present at a duly held meeting at which a quorum is present.

        (j)    Action Without a Meeting.    Any action required or permitted to be taken at a meeting of the Board of Managers may be taken by written action signed by all of the Managers comprising the Board of Managers.

        (k)   Absentee Managers.    A Manager of the Company may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the Manager is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the Manager has consented or objected.

        (l)    Compensation.    The Board of Managers may fix the compensation, if any, of Managers. Managers shall also be entitled to reimbursement for actual expenses incurred in attending meetings of the Board of Managers or other business of the Company.

  5.4    Duties and Obligations of Managers.

        (a)   Duties.    The Board of Managers shall cause the Company to conduct its business and operations separate and apart from that of any Member, Manager or any of its Affiliates. The Board of Managers shall take all actions which may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Indiana and each other jurisdiction in which such existence is necessary to protect the limited liability of Members or to enable the Company to conduct the business in which it is engaged, and (ii) for the accomplishment of the Company's purposes, including the acquisition, development, maintenance, preservation, and operation of Company property in accordance with the provisions of this Agreement and applicable laws and regulations. Each Manager shall have the duty to discharge the foregoing duties in good faith, in a manner the Manager believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. No Manager shall act or fail to act in a manner that constitutes any of the following: (i) a willful failure to deal fairly with the Company or its Members in connection with a matter in which the Manager has a material conflict of interest; (ii) a violation of criminal law, unless the Manager had reasonable cause to believe that the Manager's conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (iii) a transaction from which the Manager derived an improper personal profit; or (iv) willful misconduct or recklessness. No Manager shall be under any other duty to the Company or the Members to conduct the affairs of the Company in a particular manner.

        (b)   Employment of CEO.    At a reasonable time prior to the estimated start-up date of the Company's operations, the Board of Managers shall select, employ, and fix the compensation of the CEO/General Manager of the Company, who shall not be a member of the Board of Managers. The CEO shall have responsibility for all administrative and operational aspects of the Company, shall have responsibility for hiring and supervising all employees, and shall perform such other duties that may be assigned by the Board of Managers.

        (c)   Bonds and Insurance.    The Board of Managers may require all officers, agents and employees charged by this Company with responsibility for the custody of any of its funds or property to give bonds. Bonds shall be furnished by a responsible bonding company and approved by the Board of Managers, and the cost shall be paid by the Company. The Board of Managers shall cause the Company to provide for insurance of the property of the Company, or property which may be in the possession of the Company and not otherwise adequately insured by the owner of the property. In addition, the Board of Managers shall cause the Company to provide for insurance covering liability of the Company to all employees and the public, in such commercially reasonable amounts as is customary for businesses similar to the Company.

  5.5    Officers.

        (a)   Number; Qualification; Election.    Officers must be natural persons, and shall be elected or appointed by the Board of Managers on an annual basis. The officers of the Company shall consist of the officers of the Board of Managers and such other officers of the Company appointed by the Board of Managers. The officers of the Board of Managers shall consist of a President, a Vice President, a Secretary and a Treasurer. The President and Vice President of the Board of Managers may also be referred to as Chairman and Vice Chairman, respectively. The Secretary and Treasurer position may be held by the same person. The officers of the Board of Managers must be Managers. The Board of Managers may also appoint such other officers and assistant officers of the Company as it may deem necessary or advisable, and such other officers and assistant officers shall not be members of the Board of Managers. Except as otherwise provided in this Agreement, the Board of Managers shall fix the powers, duties, and compensation of all officers of the Company.

        (b)   Term of Office.    An officer of the Board shall hold office for a term of one year and until a successor shall have been duly elected or appointed, unless prior thereto such officer shall have resigned or been removed from office as hereinafter provided. Any other officer of the Company (including the CEO/General Manager if so designated an officer) shall hold office at the pleasure of the Board of Managers and may be removed at any time with or without cause, subject to any contract rights which then may be in existence.

        (c)   Removal and Vacancies.    Any officer elected or appointed by the Board of Managers may be removed, with or without cause, at any time by a resolution of the Board of Managers. Any vacancy in an office of the Company shall be filled by a resolution of the Board of Managers. An Officer may resign at any time by giving written notice to the Company. The resignation is effective without acceptance when the notice is given to the Company, unless a later effective date is specified in the notice.

        (d)   President.    Unless provided otherwise by a resolution adopted by the Board of Managers, the President shall preside at meetings of the Members and Board of Managers; shall see that all orders and resolutions of the Board of Managers are carried into effect; may execute all documents, agreements, and instruments on behalf of the Company; may maintain records of and certify proceedings of the Board of Managers and Members; and shall perform such other duties as may from time to time be prescribed by the Board of Managers.

        (e)   Vice President.    The Vice President shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties as the Board of Managers or the President may from time to time prescribe. The Board of Managers may designate more than one Vice President, in which case the Vice President shall be designated as to denote which is most senior in office.

        (f)    Treasurer.    Unless provided otherwise by a resolution adopted by the Board of Managers, the Treasurer shall be the Chief Financial Officer of the Company and: shall keep accurate financial records for the Company; shall deposit all monies, drafts, and checks in the name of and to the credit of the Company in such banks and depositories as the Board of Managers shall designate from time to time; shall endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Board of Managers, making proper vouchers therefor; shall disburse Company funds and issue checks and drafts in the name of the Company as ordered by the Board of Managers, shall render to the CEO/General Manager and the Board of Managers, whenever requested, an account of all such Officer's transactions as Treasurer and of the financial condition of the Company, and shall perform such other duties as may be prescribed by the Board of Managers or the President from time to time.

        (g)   Secretary.    The Secretary shall attend all meetings of the Board of Managers and of the Members and shall maintain records of, and whenever necessary, certify all proceedings of the Board of Managers and of the Members. The Secretary shall keep the required records of the Company, when so directed by the Board of Managers or other person or persons authorized to call such meetings, shall give or cause to be given notice of meetings of the Members and of meetings of the Board of Managers, and shall also perform such other duties and have such other powers as the President or the Board of Managers may prescribe from time to time.

        (h)   Delegation.    Unless prohibited by a resolution of the Board of Managers, an officer elected or appointed by the Board of Managers may delegate in writing some or all of the duties and powers of such person's management position to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

        (i)    Compensation.    Officers shall receive such compensation as may be determined from time to time by resolution of the Board of Managers.

  5.6    Limitation of Liability; Indemnification of Managers and Officers.

        (a)   No Manager or officer of the Company shall be personally liable to this Company or its Members for monetary damages for a breach of fiduciary duty by such Manager or officer; provided that this provision shall not eliminate or limit the liability of a Manager or officer for an act or failure to act in a manner that constitutes any of the following: (i) a willful failure to deal fairly with the Company or its Members in connection with a matter in which the Manager has a material conflict of interest; (ii) a violation of criminal law, unless the Manager had reasonable cause to believe that the Manager's conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (iii) a transaction from which the Manager derived an improper personal profit; or (iv) willful misconduct or recklessness.

        (b)   The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, defend, save harmless, and pay all judgments and claims against, and reasonable expenses of, each present and former Manager or officer relating to any liability or damage or reasonable expenses incurred with respect to a proceeding if the Manager or officer (or former Manager or officer) was a party to the proceeding in the capacity of a Manager or officer of the Company (which reasonable expenses including reasonable attorneys' fees may be paid as incurred). Notwithstanding the foregoing provisions, the Company shall not indemnify, defend, save harmless, or pay all judgments and claims against, and reasonable expenses of, a Manager (or former Manager) under the foregoing provisions where such judgments and claims or proceedings arise out of or are related to act or failure to act of the Manager in a manner that constitutes any of the following: (i) a willful failure to deal fairly with the Company or its Members in connection with a matter in which the Manager has a material conflict of interest; (ii) a violation of criminal law, unless the Manager had reasonable cause to believe that the Manager's conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (iii) a transaction from which the Manager derived an improper personal profit; or (iv) willful misconduct or recklessness.

        (c)   The Company may purchase and maintain insurance on behalf of any person in such person's official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not the Company would otherwise be required to indemnify the person against the liability.

  5.7    Member Compensation; Expenses; Loans

        (a)   Except as otherwise provided in a written agreement approved by the Board of Managers, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company. Except as otherwise approved by or pursuant to a policy approved by the Board of Managers, no Member shall be reimbursed for any expenses incurred by such Member on behalf of the Company.

        (b)   Any Member or Affiliate may, with the consent of the Board of Managers, lend or advance money to the Company. If any Member or Affiliate shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. The amount of any such loan or advance by a lending Member or Affiliate shall be repayable out of the Company's cash and shall bear interest at a rate not in excess of the prime rate established, from time to time, by any major bank selected by the Board of Managers for loans to its most creditworthy commercial borrowers, plus up to four percent (4%) per annum as agreed upon by the Board of Managers and the Member, and on such other terms and conditions no less favorable to the Company than if the lender had been an independent third party. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.

  5.8    Contracts with Managers or their Affiliates.

        (a)   No contract or transaction between the Company and a Manager or its Affiliate or between the Company and any other entity in which a Manager or its Affiliate has a material financial interest, shall be void or voidable solely for this reason, or solely because the Manager is present at or participates in the Board of Managers meeting at which the contract or transaction is authorized, if (i) the material facts of such Manager's material financial interest are disclosed to the Board of Managers and (ii) the contract or transaction is authorized or approved by two thirds of all of the disinterested Managers. The presence of the interested Manager may be counted in determining the presence of a quorum at any such meeting at which the contract or transaction is authorized but may not be counted in determining the authorization or approval of the contract or transaction by the necessary two thirds quantum of consent.

        (b)   No contract or transaction involving the sale or delivery of corn, between the Company and a Manager or its Affiliate or between the Company and any other entity in which a Manager or its

Affiliate has a material financial interest, shall be void or voidable solely for this reason, or solely because the Manager is present at or participates in the Board of Managers meeting at which or pursuant to which the contract or transaction is authorized or approved, notwithstanding the fact that the standard of Section 5.7(a) was not met, provided that the terms of the contract or transaction are or were no less favorable to the Company than could be or could have been obtained between disinterested parties negotiating at an arms-length basis at the time the contract or transaction was entered into (and without the benefit of hindsight).

SECTION 6
MEMBERS

  6.1    Members; Rights or Powers Generally.

        (a)   As of the Effective Date, the Members of the Company are the Persons who were Members of the Company on May 1, 2002 as shown on the books and records of the Company, who have not ceased to be Members.

        (b)   Additional Persons may, upon the approval of the Board of Managers, become a Member of the Company (i) by submitting a completed a subscription agreement to subscribe for Units in the Company upon the terms and conditions as may be set forth in the subscription agreement, which shall include a representation and warranty that the representations and warranties required of all Members in this Agreement are true and correct with respect to such Person, (ii) by meeting any requirements of membership established in or pursuant to this Agreement, (iii) by submitting an executed counterpart signature agreeing to be bound by this Agreement, (iv) by submitting payment of the purchase price for the number of Units subscribed for in the subscription agreement, in accordance with the terms of the subscription agreement, and (v) upon being admitted as a Member by the Board of Managers. A Person is not admitted as a Member by the Board of Managers unless and until an officer of the Board of Managers has countersigned such Person's subscription agreement. The Board of Managers may refuse to admit any Person as a Member in its sole discretion.

        (c)   Transferees of Units may become Members as provided in the last sentence of Section 6.2(a) or in Section 10.6 hereof.

        (d)   Other than the right to elect Managers to the Board of Managers, no Member, other than a Member acting in his or her capacity as an officer of the Board of Managers or as an officer of the Company, has any right or power to take part in the management or control of the Company or its business and affairs. No Member, other than a Member acting in his or her capacity as an officer of the Board of Managers or as an officer of the Company, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except with the prior written consent of the Board of Managers.

        (e)   No Member shall have any voting right except with respect to those matters requiring a Member vote or approval as specifically provided for in this Agreement or in the Act.

  6.2    Membership Requirements and Member Voting.

        (a)   Membership.    The Company shall have one class of Members. No Member together with any Affiliates may own more than twenty percent (20%) of the Units held by all Members. Following the date on which the Company reaches financial closing on the debt and equity financing to construct its planned ethanol plant (estimated in December of 2002), Members must own a minimum of five thousand (5,000) Units. The estate of a deceased Member shall automatically become a Member until the Units held by the estate are distributed out of such estate, at which time each distributee must meet the requirements of membership established herein, and be admitted as a substitute Member as provided in Section 10.6.

        (b)   Members.    Beginning with the 2004 Annual Meeting of the Members, Members shall elect Managers to the Board of Managers in the manner provided in Section 5.3(a) of this Agreement. In addition, Members shall be entitled to vote on any other matters coming to a vote of the Members as specifically provided by this Agreement or as required by the Act. Each Member may cast one vote for each Unit held. On those matters specifically identified in Section 5.1(c) and Section 9 of this Agreement as requiring the approval or consent of a Majority in Interest of the Members, the Members shall take action by the affirmative vote of a Majority in Interest of the Members. On all other matters to be voted upon by the Members, including without limitation, the election (or removal) of Managers by the Members, Members shall take action by the affirmative vote of the Members holding a majority of the voting power of the Members present, either in person or by proxy, at a duly held meeting of the Members at which a quorum is present for the transaction of business.

  6.3    Member Meetings.

        (a)   Place and Manner of Meeting.    All meetings of Members shall be held at such time and place, within or without the State of Indiana, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Presence in person or by proxy shall constitute participation in a meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully convened.

        (b)   Conduct of Meetings.    All meetings of the Members shall be presided over by the President. All meetings of the Members shall be conducted in general accordance with the most recent edition of Roberts' Rules of Order, or such other rules and procedures as may be determined by the Board of Managers in its discretion.

        (c)   Annual Meeting.    The annual meeting of the Members for the transaction of all business which may come before the meeting shall be held on a date determined by the Board of Managers. Failure to hold the annual meeting at the designated time shall not be grounds for dissolution of the Company.

        (d)   Special Meetings.    Special meetings of the Members may be called at any time by the President, the Board of Managers or by the Secretary upon the request of Members holding more than twenty percent (20%) of the Units then held by all Members. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on at the special meeting.

        (e)   Notice.    Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 15 nor more than 60 days before the date of the meeting either personally or by mail, by or at the direction of the President, the Secretary or the Board of Managers calling the meeting, to each Member entitled to vote at the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at the Member's address as it appears on the records of the Company, with postage thereon prepaid. If the purpose of the meeting is to consider any item requiring Member approval in Section 5.1(c) hereof, removal of a Manager, or an amendment of this Agreement under Section 9 hereof, then the notice shall state such purpose, identify such Manager (if applicable), and a summary of the transaction to be considered or a verbatim statement of the amendment to be considered must accompany the notice.

        (f)    Quorum.    At any annual or special meeting of the Members, Members representing a majority of the Units then held by all Members, represented in person or by proxy, shall constitute a quorum necessary for the transaction of business. The Members present at a duly organized meeting at which a quorum is present may transact business until adjournment, notwithstanding the departure or withdrawal of Members leaving less than a quorum. The registration shall be verified by the Secretary and shall be reported in the minutes of the meeting.

        (g)   Record Date.    For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof or in order to make a determination of Members for any other proper purpose, the Board of Managers may provide that the record books shall be closed for a stated period not exceeding 15 days. If the record books shall be closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such books shall be closed for a period not exceeding 15 days immediately preceding such meeting. In lieu of closing the record books, the Board of Managers may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 60 days and in the case of a meeting of Members, not less than 15 days prior to the date of which the particular action requiring such determination of Members is to be taken. If the record books are not closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, the date on which notice of the meeting is mailed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of record books and the stated period of closing has expired.

        (h)   Proxies.    At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. A proxy shall be considered filed with the Company when received by the Company at its executive offices, unless later revoked. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

  6.4    Termination of Membership.

        A Member may not be expelled, provided that failure of a Member to comply with the membership requirements prescribed herein shall result in the termination of membership of such Person. In addition, the membership of a Member in the Company shall terminate upon the occurrence of events described in the Act or this Agreement, including resignation and withdrawal. In the event a Person ceases to be a Member without having transferred its entire Interest, such Person shall lose all voting rights and shall be considered merely an assignee of the financial rights associated with the Units held by such Person, having only the rights of an unadmitted assignee. Such Person shall remain subject to the applicable provisions of this Agreement with respect to such financial rights. Such Person shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, shall not be entitled to vote on any matters reserved to the Members, and shall not have any of the other rights of a Member under this Agreement or of a member under the Act. Further, such Person shall not have the right to Transfer such Person's Interest except by means of a Permitted Transfer in accordance with the provisions of Section 10 herein.

  6.5    Continuation of the Company.

        The Company shall not be dissolved upon the occurrence of any event which is deemed to terminate the continued membership of a Member. The Company's affairs shall not be required to be wound up. The Company shall continue without dissolution.

  6.6    No Obligation to Purchase Member's Interest.

        No Member whose membership in the Company terminates, nor any transferee of such Member, shall have any right to demand or receive a return of such terminated Member's Capital Contributions or to require the purchase or redemption of the Member's Interest. The other Members and the Company shall not have any obligation to purchase or redeem the Member's Interest of any such terminated Member or transferee of any such terminated Member. No Member whose membership has terminated shall be entitled to receive a distribution in complete redemption of the fair value of the Member's Interest in the Company (except as provided in Section 12 hereof following a Dissolution Event), notwithstanding any provisions of the Act or any other provision of law. As a material part of the consideration for becoming a Member and becoming bound by this Agreement, each Member hereby waives any right, and expressly agrees that it intends for this Agreement to negate any entitlement, to receive a distribution in complete redemption of the fair value of the Member's Interest of such Member upon an event of dissociation which, in the absence of the provisions in this Agreement, it would otherwise be afforded by the Act.

        6.7   Waiver of Dissenters Rights.    Each Member hereby waives and agrees not to assert any dissenters' rights under the Act.

SECTION 7
UNIT CERTIFICATES

  7.1    Certificates For Units.

        Certificates representing Units of the Company shall be in such form as determined by the Board of Managers. The President or the Vice President and by the Secretary or assistant Secretary of the Company shall sign the certificates. All certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom the certificate has been issued shall be entered on the books of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificates shall be issued until the former certificate is surrendered and canceled by the Company.

  7.2    Transfer of Certificates.

        Transfer of certificates of the Company shall be made pursuant to this Operating Agreement and only by the holder of record thereof or by the holder's legal representative, who shall furnish proper evidence of authority to transfer, or by the holder's attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Company, and upon surrender of the certificate to the Company for cancellation. The Person in whose name the Certificate appears on the books of the Company is deemed to be the owner thereof for all purposes.

  7.3    Loss or Destruction of Certificates.

        In case of loss or destruction of any certificate, another certificate may be issued in its place upon proof of such loss or destruction, and upon the holder of the certificate giving a satisfactory bond of indemnity to the Company and to the transfer agent and registrar, if any, of such certificate, in such amount as the Board of Managers may provide.

  7.4    Certificate Regulations.

        The Board of Managers has the power and authority to make such further rules and regulations, not inconsistent with this Operating Agreement and the statutes of the State of Indiana, as they may deem expedient concerning the issue, transfer, conversion and registration of certificates of the Company, including the appointment or designation of one or more transfer agents and one or more registrars. The Company may act as its own transfer agent and registrar.

  7.5    Legends.

        The Board of Mangers may place one or more legends on the certificates representing the Units to indicate restrictions on transfer, registration requirements, or other restrictions or obligations contained herein.

SECTION 8
ACCOUNTING, BOOKS AND RECORDS

  8.1    Accounting, Books and Records.

        (a)   The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP, consistently applied; provided, that the financial provisions in this Agreement relating to Capital Contributions, Profits and Losses, distributions and Capital Accounts shall be construed and determined in accordance with this Agreement without regard to whether such provisions are inconsistent with GAAP. The books and records shall reflect all the Company's transactions and shall be appropriate and adequate for the Company's business. The Company shall maintain at its principal office all of the following:

            (i)  A current list of the full name and last known business or residence address of each Unit Holder set forth in alphabetical order, together with the Capital Contributions, Capital Account and Units of each Unit Holder;

           (ii)  The full name and business address of each Manager;

          (iii)  A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed;

          (iv)  Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

           (v)  A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

          (vi)  Copies of the financial statements of the Company, if any, for the six most recent Fiscal Years; and

         (vii)  The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

        (b)   The Company shall use the accrual method of accounting in preparing its financial reports and for tax purposes and shall keep its books and records accordingly. The Board of Managers may, without any further consent of the Unit Holders (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, the Company's Fiscal Year. Any Member or its designated representative has the right to have reasonable access to and inspect and copy the contents of such books or records and shall also have reasonable access during normal business hours to such additional financial information, documents, books and records. The rights granted to a Member pursuant to this Section 8.1 are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time by the Board of Managers.

  8.2    Reports.

        (a)   In General.    The Treasurer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company's accountants.

        (b)   Periodic and Other Reports.    The Company shall maintain and provide to each Member upon request, the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than with respect to Unit Holder's Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied (and, file with the Securities and Exchange Commission, if required, for purposes of reporting under the Securities Exchange Act of 1934,

Regulation S-X), and such other reports as any Member may reasonably request from time to time; provided that, if the Board of Managers so determines within thirty (30) days thereof, such other reports shall be provided at such requesting Member's sole cost and expense.

            (i)  As soon as practicable following the end of each Fiscal Year (and in any event not later than ninety (90) days after the end of such Fiscal Year or such earlier date if required by applicable SEC regulation) and at such time as distributions are made to the Unit Holders pursuant to Section 12 hereof following the occurrence of a Dissolution Event, a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Unit Holders' Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company's accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).

           (ii)  As soon as practicable following the end of the first three Fiscal Quarters of each Fiscal Year (and in any event not later than forty-five (45) days after the end of such Fiscal Quarter or such earlier date if required by applicable SEC regulation), an unaudited balance sheet of the Company as of the end of such Fiscal Quarter and the related unaudited statements of operations and cash flows for such Fiscal Quarter and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year's Fiscal Quarter and the Fiscal Quarter just completed.

  8.3    Tax Matters.

        (a)   Tax Elections.    The Board of Managers shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 to apply to the Company [refers to election by certain "small partnerships" that are not covered by the TEFRA audit rules to have such rules apply to them] (ii) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions; (iii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Unit Holders with respect to adjustments to the Company's federal, state, local or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as Unit Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Unit Holders with respect to such tax matters or otherwise affect the rights of the Company and the Unit Holders. The Board of Managers shall designate a qualifying Member to act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law.

        (b)   Tax Information.    Necessary tax information shall be delivered to each Unit Holder as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year.

  8.4    Delivery to Members and Inspection.

        (a)   Upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the Board of Managers shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained under Sections 8.1(a)(i), (ii), (iii) and (iv), a copy of this Agreement and all amendments hereto.

        (b)   Each Member has the right, upon reasonable request for purposes reasonably related to the interest of the Person as a Member and for proper purposes, to:

            (i)  Inspect and copy during normal business hours any of the Company records described in Sections 8.1(a)(i) through (vii); and

           (ii)  Obtain from the Members, promptly after their becoming available, a copy of the Company's federal, state, and local income tax or information returns for each Fiscal Year.

        (c)   Each Assignee shall have the right to information regarding the Company only to the extent required by the Act.

SECTION 9
AMENDMENTS

  9.1    Amendments.

        (a)   Amendments to this Agreement may be proposed by the Board of Managers. Following approval of any such proposal, the Board shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Board of Managers shall include in any such submission a recommendation as to the proposed amendment. The Board shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto only if approved by a Majority in Interest of the Members.

        (b)   Notwithstanding Section 9.1(a) hereof:

            (i)  This Agreement shall not be amended without the consent of each Unit Holder adversely affected if such amendment would modify the limited liability of a Unit Holder, or alter the interest of a Unit Holder in Profits, Losses, other items, or any distributions (unless such alteration results from a change in the number of outstanding Units or an adjustment to the Capital Accounts as provided for herein);

           (ii)  A provision of this Agreement that requires the approval or consent of a specified percentage in interest of the Members may not be amended without the affirmative vote of such percentage in interest of the Members; and

          (iii)  This Section 9 shall not be amended without the consent of all Members.

SECTION 10
TRANSFERS

  10.1    Restrictions on Transfers.

        No Transfer of Units shall be valid except as otherwise specifically permitted by this Section 10 of this Agreement. It is the intent of this Agreement that (i) the tax status of the Company be the same as for a partnership, (ii) this Company preserve its partnership tax status by complying with Section 1.7704-1, et seq., and any amendments thereto, and (iii) to the extent possible, this Agreement shall be read and interpreted to prohibit the free transferability of Units.

  10.2    Permitted Transfers.

        (a)   No Transfer of Units shall be binding on this Company without the approval of the Board of Managers nor until such Transfer shall have been entered in the books and records of this Company. The Board of Managers may adopt a Unit Transfer Policy to further implement the provisions of this Section 10. The Board of Managers shall not approve, and the Company shall not recognize for any purpose, any purported Transfer of Units unless and until the provisions, conditions and restrictions set forth in this Section 10 (including Section 10.3 hereof) and of any Unit Transfer Policy adopted by the Board of Managers have been satisfied. Any Transfer approved by the Board of Managers and satisfying the provisions, conditions and restrictions set forth in this Section 10 (including Sections 10.2 and 10.3 hereof) shall be referred to in this Agreement as a "Permitted Transfer". Notwithstanding the foregoing, a Member may pledge or otherwise encumber all or any portion of its Units as security for the payment of debt, provided that any subsequent foreclosure or transfer to the secured party in lieu of foreclosure shall be considered a Transfer for all purposes of this Agreement.

        (b)   Immediately following a Permitted Transfer, the Units held by the transferee shall again be subject to the Transfer restrictions set forth in this Section 10.

  10.3    Conditions to Permitted Transfers.

        A Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until the following conditions are satisfied:

        (a)   Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company (i) such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

        (b)   The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

        (c)   Except in the case of a Transfer of Units involuntarily by operation of law, either (a) such Units shall be registered under the Securities Act, and any applicable state securities laws, or (b) the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Board of Managers, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

        (d)   Except in the case of a Transfer of Units involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Board of Managers, to the effect that such Transfer will not cause the Company to be deemed to be an "investment company" under the Investment Company Act of 1940.

        (e)   Except in the case of a Transfer of Units involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Board of Managers, to the effect that such Transfer will not cause the Company to be deemed to be a "publicly-traded limited partnership" under applicable provisions of the Code.

        (f)    Unless otherwise approved by the Board of Managers, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the Board and the transferor Member, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company. In determining whether a particular proposed Transfer will result in a termination of the Company, counsel to the Company shall take into account the existence of prior written commitments to Transfer made pursuant to this Agreement and such commitments shall always be given precedence over subsequent proposed Transfers.

        (g)   No notice or request initiating the procedures contemplated by Section 10.3 may be given by any Member after a Dissolution Event has occurred. No Member may Transfer all or any portion of its Units after a Dissolution Event has occurred.

        The Board of Managers shall have the authority to waive any legal opinion or other condition required in this Section10.3.

  10.4    Prohibited Transfers.

        (a)   Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Board of Managers, in their sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Units Transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Units may have to the Company.

        (b)   In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

  10.5    Rights of Unadmitted Assignees.

        Unless admitted as a substitute Member pursuant to Section 10.6 hereof, a Person who acquires Units shall only be entitled to allocations and distributions with respect to such Units in accordance with this Agreement, and shall not have any right to any information or accounting of the affairs of the Company, and shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement. In addition, the Units held by such Person shall continue to be subject to the restrictions on Transfer provided for in this Section 10.

  10.6    Admission of Substituted Members.

        Except as otherwise provided in the last sentence of Section 6.2(a) hereof, a transferee of Units (whether as a result of a Permitted Transfer or otherwise) may be admitted as a substitute Member only upon satisfaction of each of the following conditions:

        (a)   The transferee acquired its Units by means of a Permitted Transfer;

        (b)   The approval of the Board of Managers which approval may be given or withheld in the sole and absolute discretion of the Board of Managers;

        (c)   The transferee of Units (other than, with respect to clauses (i) below, a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Members (and, in the case of clause (ii) below, the transferor Member), (i) accept and adopt the terms and provisions of this Agreement, including this Section 10, and (ii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Units. The transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, (y) in the case of a Transfer to any Person other than a Member or any of its Affiliates, those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the date of Transfer, and (z) in the case of a Transfer to any of its Affiliates, any Capital Contribution or other financing obligation of the transferor Member under this Agreement;

        (d)   The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Units; and

        (e)   Except in the case of a Transfer involuntarily by operation of law, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Members reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority.

  10.7    Representations Regarding Transfers; Legend.

        (a)   Each Member hereby covenants and agrees with the Company for the benefit of the Company and all Members, that (i) it is not currently making a market in Units and will not in the future make a market in Units, (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as "matching services" as being a secondary market or substantial equivalent thereof, it will not Transfer any Units through a matching service that is not approved in advance by the Company. Each Member further agrees that it will not Transfer any Units to any Person unless such Person agrees to be bound by this Section 10.8(a) and to Transfer such Units only to Persons who agree to be similarly bound.

        (b)   Each Member hereby represents and warrants to the Company and the Members that such Member's acquisition of Units hereunder is made as principal for such Member's own account and not for resale or distribution of such Units. Each Member further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing Membership of Units:

    A Public Company Legend approved by the Board of Managers; and

    The Units represented by this document are subject to further restriction as to their sale, transfer, hypothecation, or assignment as set forth in the Agreement and agreed to by each Member. Said restriction provides, among other things, that no Units may be transferred without first offering such Units to the other Members, and that no vendee, transferee, assignee, or endorsee of a Member shall have the right to become a substituted Member without the consent of the Company's Board of Managers which consent may be given or withheld in the sole and absolute discretion of the Board of Managers.

  10.8    Distributions and Allocations in Respect of Transferred Units.

        If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Section 10, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and adopted by the Board of Managers. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Units were transferred and such other information as the Board of Managers may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the Member of the Units on the last day of such Fiscal Year. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.8, whether or not the Members or the Company has knowledge of any Transfer of Membership of any Units.

SECTION 11
[intentionally omitted]

SECTION 12
DISSOLUTION AND WINDING UP

  12.1    Dissolution Events.

        (a)   Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a "Dissolution Event"):

            (i)  The affirmative vote of each of the Board of Managers and a Majority in Interest of the Members to dissolve, wind up, and liquidate the Company; or

           (ii)  The entry of a decree of judicial dissolution pursuant to the Act.

        (b)   The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

  12.2    Winding Up.

        Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Unit Holder shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Unit Holders until such time as the Property has been distributed pursuant to this Section 12.2 and the Articles have been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company. The Liquidator shall take full account of the Company's liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 12.9 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

        (a)   First, to creditors (including Managers and Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company's Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made; and

        (b)   Second, the balance, if any, to the Unit Holders in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

  12.3    Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.

        In the event the Company is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 12 to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Unit Holder has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to this Section 12 may be:

        (a)   Distributed to a trust established for the benefit of the Unit Holders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Unit Holders from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Unit Holders pursuant to Section 12.2 hereof; or

        (b)   Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Unit Holders as soon as practicable.

  12.4    Deemed Distribution and Recontribution.

        Notwithstanding any other provision of this Section 12, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company's Debts and other liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of its Property and liabilities to a new limited liability company in exchange for an interest in such new company, and immediately thereafter, the Company will be deemed to liquidate by distributing such interest in the new company to the Unit Holders.

  12.5    Rights of Unit Holders.

        Except as otherwise provided in this Agreement, each Unit Holder shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Unit Holders shall have no recourse against the Company or any other Unit Holder or Unit Holders.

  12.6    Notice of Dissolution/Termination.

        (a)   Upon the occurrence of a Dissolution Event, the Board shall, within thirty (30) days thereafter, provide written notice thereof to each of the Unit Holders, and the Board may notify its known claimants and/or publish notice as further provided in the Act.

        (b)   Upon completion of the distribution of the Company's Property as provided in this Section 12, the Company shall be terminated, and the Liquidator shall cause the filing of a Articles of Dissolution in accordance with the Act and shall take all such other actions as may be necessary to terminate the Company.

  12.7    Allocations During Period of Liquidation.

        During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unit Holders pursuant to Section 12.2 hereof (the "Liquidation Period"), the Unit Holders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof.

  12.8    Character of Liquidating Distributions.

        All payments made in liquidation of the interest of a Unit Holder in the Company shall be made in exchange for the interest of such Unit Holder in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Unit Holder in Company goodwill.

  12.9    The Liquidator.

        (a)   Definition. The "Liquidator" shall mean a Person appointed by the Board of Managers to oversee the liquidation of the Company. The Liquidator may be the Board of Managers or a committee of three or more Managers appointed by the Board.

        (b)   Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section 12 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

        (c)   Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, Board of Managers, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, Board of Managers, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys' fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

  12.10    Form of Liquidating Distributions.

        For purposes of making distributions required by Section 12.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

SECTION 13
DISPUTE RESOLUTION

        If a dispute arises out of or relates to this Agreement, or the performance or breach thereof, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Thereafter, any remaining unresolved controversy or claim arising out of or relating to this Agreement, or the performance or breach thereof, shall be settled by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association as modified by this Section 13, PROVIDED, that this Section 13 shall not require use of the American Arbitration Association (only that such Rules as modified by this Section 13 shall be followed). The arbitration shall be conducted in the State of Indiana. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any court having competent jurisdiction. The parties shall (i) agree upon and appoint as the arbitrator a retired former trial Judge in Indiana; (ii) direct the arbitrator to follow substantive rules of law and the Federal Rules of Evidence; (iii) allow for the parties to conduct discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed 60 days; (iv) require the testimony to be transcribed; and (v) require the award to be accompanied by findings of fact and a statement of reasons for the decision. The cost and expense of the arbitrator and location costs shall be borne equally by the parties to the dispute. All other costs and expenses, including reasonable attorney's fees and expert's fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section 13 shall be borne by the party incurring such cost and expense. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.

SECTION 14
MISCELLANEOUS

  14.1    Notices.

        Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company and the Unit Holders:

        (a)   If to the Company, to the address determined pursuant to Section 1.4 hereof;

        (b)   If to the Unit Holders, to the address set forth on record with the company;

  14.2    Binding Effect.

        Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

  14.3    Construction.

        Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

  14.4    Time.

        In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

  14.5    Headings.

        Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

  14.6    Severability.

        Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. Notwithstanding the foregoing, if such illegality or invalidity would be to cause any Member to lose the material benefit of its economic bargain, then the Members agree to negotiate in good-faith to amend this Agreement in order to restore such lost material benefit.

  14.7    Incorporation by Reference.

        Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

  14.8    Variation of Terms.

        All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

  14.9    Governing Law.

        The laws of the State of Indiana shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

  14.10    Waiver of Jury Trial.

        Each of the Members irrevocably waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.

  14.11    Counterpart Execution.

        This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

  14.12    Specific Performance.

        Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

        IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the day first above set forth.

ADDITIONAL MEMBER SIGNATURE PAGE

        IN WITNESS WHEREOF, pursuant to Sections 2.3 and Section 6.1 of this First Amended and Restated Operating Agreement dated September 26, 2002, in consideration of and as a condition to the undersigned's acquiring Units in Iroquois Bio-Energy Company, LLC, the undersigned hereby executes and enters into this Operating Agreement as an additional Member as of the effective date of the undersigned's acquisition of Units and admission as a Member pursuant to this First Amended and Restated Operating Agreement, and agrees to be bound by the terms and conditions of this First Amended and Restated Operating Agreement on and after such effective date.

Date Signed:
Individuals:
Signature	Signature (Joint Investor)
Print Name	Print Name
Entities:
Name of Entity
Signature
Print Name
Its:

Appendix B

        Revised September 23, 2003

IROQUOIS BIO-ENERGY COMPANY, LLC
SUBSCRIPTION AGREEMENT

UNITS OF IROQUOIS BIO-ENERGY COMPANY, LLC
$1.00 PER UNIT

INSTRUCTIONS TO INVESTORS:

        You must complete all items and sign this Subscription Agreement. You should read the prospectus in its entirety, including financial statements and appendices, before making an investment decision. Along with the completed and signed Subscription Agreement, you must submit 20% or all of the total subscription price, a Promissory Note for the remaining 80% of the total subscription price (if you are not submitting full payment), and a signed execution page of the Operating Agreement. The principal balance (if any) will be due in one or more installments upon written notice from us, pursuant to the terms and conditions of the Promissory Note. We will hold all of your subscription payment in an escrow account that we have established at Peoples State Bank of Francesville until we receive and accept subscriptions for the minimum offering amount of $20,000,000. The fact that we deposit your subscription payment does not mean that we have accepted your subscription. If we accept your subscription, one of our officers or managers will countersign a copy of your Subscription Agreement and return it to you. If we reject your subscription, we will promptly return your investment, together with any related interest earned after September 30, 2003. We intend to close the offering on December 31, 2003, subject to one or more extensions to no later than June 30, 2004. If we do not raise the minimum amount offered by the close of the offering, we will promptly return all subscription payments, together with any related interest earned after September 30, 2003, and all related promissory notes. If we receive and accept subscriptions for the minimum amount offered by the close of the offering, 10% of your total subscription price (or one-half of your 20% minimum initial payment) may be released to us from escrow. If we do not subsequently close on our debt financing and execute a design-build agreement for the construction and operation of our proposed ethanol plant by September 30, 2004, we will promptly return all subscription payments remaining in the escrow account, together with any related interest earned after September 30, 2003, and all related Promissory Notes. See the section entitled "Plan of Distribution—Escrow Procedures" in the prospectus for additional information.

Item 1.	Check the appropriate box to indicate form of ownership. If you are a Custodian, Corporation, Partnership or Trust, please provide additional information and documents.
Item 2.
Indicate the number of units you are purchasing and complete the payment schedule. To participate in this offering, you must purchase a minimum of 5,000 units (a $5,000 investment), and in increments of 1,000 units thereafter.
Item 3.
You need not be an accredited investor to participate in this offering. However, for state securities law purposes, if you are an accredited investor, please indicate which of the requirements in this Item that you satisfy.

Item 4.
Please print the name(s) in which units are to be registered and provide your address and telephone number. Check the appropriate box if you are a non-resident alien, a U.S. Citizen residing outside the United States or subject to back up withholding. IRAs and KEOGHS should provide the Taxpayer Identification Number of the account and the Social Security Number of the accountholder. Trusts should provide their Taxpayer Identification Number. Custodians should provide the minor's Social Security Number. All individual investors should provide their Social Security Number. Other entities should provide their Taxpayer Identification Number.
Item 5.	Please indicate your state of residence.
Item 6.	Please indicate if you are a broker or dealer or an affiliate or associated person of a broker or dealer.
Item 7.	You must make the representations and warranties set forth in this Item and sign and date the Subscription Agreement in the space provided.

After following these instructions, return the Subscription Agreement, the Promissory Note (if you are not submitting full payment), the signature page to the Operating Agreement and checks to:

Iroquois Bio-Energy Company, LLC
6317 East 181st Avenue
Hebron, Indiana 46341-9302

The undersigned hereby subscribes for and agrees to purchase the number of units set forth in Item 2. Further, the undersigned, under penalties of perjury, certifies that: (i) the number shown under Item 4 on this Subscription Agreement is his or her correct Taxpayer Identification Number, and (ii) he or she is not subject to back up withholding either because: (a) he or she has not been notified by the Internal Revenue Service ("IRS") that he or she is subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the IRS has notified him or her that he or she is no longer subject to backup withholding (Note: Clause (ii) should be crossed out if the box in Item 4 is checked).

1.     Form of Ownership (check one box)

☐	Individual
☐	Joint Tenants with Right of Survivorship (Both signatures must appear in Item 7)
☐	Custodian for
☐	Corporation or Partnership (Corporate Resolutions authorizing purchase or Partnership Agreement must be enclosed)
☐	IRA
☐	KEOGH
☐	Pension or Profit Sharing Plan
☐	Trust (Signature and title pages of Trust Agreement and all amendments must be enclosed)
Trustee name:
Trust date:
☐	Other
☐	Estate

2.     Purchase Information

Number of units subscribed:
Purchase price per unit:	×	$1.00
Total subscription price:	$

20% minimum initial payment:	×	0.2
Minimum initial payment due:	$		(Include a check for either the "total
			subscription price" or the "minimum initial payment due" payable to Iroquois Bio-Energy Company, LLC Escrow)

        Note: If you pay only the minimum initial payment due, the balance of the total subscription price will need to be paid pursuant to the Promissory Note

3.    Accredited Investor Status.    You need not be an accredited investor to purchase the units. However, for state securities law purposes, please indicate whether you are an accredited investor by completing the following. If you are not an accredited investor, then check the following box and skip to Item 4.

☐	Not an accredited investor

        If you are an accredited investor, then you hereby represent and warrant that you are an accredited investor because (check all that apply):

INDIVIDUALS
☐
(a) You are an individual with a net worth, or a joint net worth together with your spouse, in excess of $1,000,000. (In calculating net worth, you may include equity in personal property and real estate, including your principal residence, cash, short-term investments, stock and securities. Equity in personal property and real estate should be based on the fair market value of such property minus debt secured by such property).
☐	(b) You are an individual that had an individual income in excess of $200,000 in each of the prior two years and reasonably expects an income in excess of $200,000 in the current year.
☐	(c) You are an individual that had with your spouse joint income in excess of $300,000 in each of the prior two years and reasonably expects joint income in excess of $300,000 in the current year.
☐	(d) You are a manager or executive officer of Iroquois Bio-Energy Company, LLC.
ENTITIES
☐	(e) You, if other than an individual, are an entity all of whose equity owners meet one of the tests set forth in (a) through (d) above.
☐	(f) You are an entity, and are an "Accredited Investor" as defined in Rule 501(a) of Regulation D of the Securities Act of 1933 (the "Act") because (check one or more, as applicable):
☐
(i) You (or, in the case of a trust, the undersigned trustee) are a bank or savings and loan association as defined in Sections 3(a)(2) and 3(a)(5)(A), respectively, of the Act acting either in your individual or fiduciary capacity.
	☐	(ii) You are an insurance company as defined in Section 2(13) of the Act.
	☐	(iii) You are an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act.
	☐	(iv) You are a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.
	☐	(v) You are an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 and either (check one or more, as applicable):
☐
(a) The investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser; or
☐ (b) The employee benefit plan has total assets in excess of $5,000,000; or
☐ (c) The plan is a self-directed plan with investment decisions made solely by persons who are "Accredited Investors" as defined under the 1933 Act.
	☐	(vi) You are a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐
(vii) You have total assets in excess of $5,000,000, were not formed for the specific purpose of acquiring Securities of the Company and are one or more of the following (check one or more, as applicable):
	☐	(a) an organization described in Section 501(c)(3) of the Internal Revenue Code;
	☐	(b) a corporation;
	☐	(c) a Massachusetts or similar business trust; or
	☐	(d) a partnership.
☐
(viii) You are a trust with total assets exceeding $5,000,000, which was not formed for the specific purpose of acquiring Securities of the Company and whose purchase is directed by a sophisticated investor as described in Rule 506(b)(2)(ii) of Regulation D of the Act. (IF ONLY THIS RESPONSE IS CHECKED, please contact us to receive and complete an information statement before this subscription can be considered.)

4.     Investor Information

Names and addresses will be recorded exactly as printed below.

Name
Name of Joint Investor
Address

City	State	Zip Code
Telephone No.:		Fax No. (if any):
E-mail address (if any):
☐ Check box if you are a non-resident alien
☐ Check box if you are a U.S. citizen residing outside of the United States
☐ Check box if you are subject to backup withholding
Investor's Social Security No.	Joint Investor's Social Security No.	Taxpayer Identification No.

5.     State of Residence

6.     Relationship to Brokerage Firms

        (Please answer the following questions by checking the appropriate response.)

  (a)
  ☐ YES    ☐ NO:    Are you a manager, officer, partner, branch manager, registered representative, employee, shareholder of, or similarly related to or employed by, a brokerage firm? (IF YES, please contact the Company to provide additional information before submitting your subscription.)

  (b)
  ☐ YES    ☐ NO:    Is your spouse, father, mother, father-in-law, mother-in-law, or any of your brothers, sisters, brothers-in-law, sisters-in-law or children, or any relative which you support, a manager, officer, partner, branch manager, registered representative, employee, shareholder of, or similarly related to or engaged by, a brokerage firm? (IF YES, please contact the Company to provide additional information before submitting your subscription.)

  (c)
  ☐ YES    ☐ NO:    If you are an entity, are any of your managers, officers, partners or 5% owners also managers, officers, partners, branch managers, registered representatives, employees, shareholders of, or similarly related to or employed by a brokerage firm? (IF YES, please contact the Company to provide additional information before submitting this subscription.)

7.     Signature of Investor

        By signing below, you represent and warrant to us that you:

  (i)
  Have received a copy of Iroquois Bio-Energy Company, LLC's Prospectus dated September 23, 2003, along with all amendments or supplements thereto (collectively the "Prospectus").

  (ii)
  Are aware that the Prospectus is a part of the Company's Registration Statement on Form SB-2, as amended, as filed with the United States Securities and Exchange Commission, that such Registration Statement contains important information, materials and exhibits not included with the Prospectus, that such additional materials are considered to be material or informative in connection with a decision to acquire the units, and you have been directed to and have been informed of the existence of such additional information in the Registration Statement.

  (iii)
  Are a bona fide resident of, and are domiciled in, the state set forth in Item 5 above.

  (iv)
  Have received and carefully reviewed a copy of the Iroquois Bio-Energy Company, LLC Articles of Organization and Operating Agreement, and agree that upon our acceptance of this Subscription Agreement, you will be bound by the provisions of the Operating Agreement, including, among others, Sections 1.10 and 1.11, and the restrictions on the transfer of the units.

  (v)
  Agree that if you are paying only the 20% minimum initial payment due, you will pay the remaining 80% of the total subscription price upon written notice from us, pursuant to the terms and conditions of the Promissory Note.

  (vi)
  Agree that if the units or any part thereof are sold or distributed in the future, you will sell or distribute them pursuant to the Operating Agreement and the requirements of the Securities Act of 1933, as amended, and applicable state securities laws. You agree to not transfer any part of the units subscribed without (x) obtaining an opinion of counsel satisfactory in form and substance to our counsel to the effect that such transfer is exempt from the registration requirements of applicable state securities laws or (y) such registration.

  (vii)
  Consent to our placing a restrictive legend on any certificate representing any unit containing substantially the following language:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER APPLICABLE STATE SECURITIES LAWS.

  THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FURTHER RESTRICTION AS TO THEIR SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THE COMPANY'S OPERATING AGREEMENT, AS AMENDED, AND AGREED TO BY EACH MEMBER. SAID RESTRICTION PROVIDES, AMONG OTHER THINGS, THAT NO UNITS MAY BE TRANSFERRED, AND THAT NO VENDEE, TRANSFEREE, ASSIGNEE, OR ENDORSEE OF A MEMBER SHALL HAVE THE RIGHT TO BECOME A SUBSTITUTED MEMBER WITHOUT THE CONSENT OF THE COMPANY'S BOARD OF MANAGERS WHICH CONSENT MAY BE GIVEN OR WITHHELD IN THE SOLE AND ABSOLUTE DISCRETION OF THE BOARD OF MANAGERS.

  (viii)
  Consent to our placing a stop transfer order with our registrar and stock transfer agent (if any) covering all certificates representing any of the units.

  (ix)
  Understand that for administrative convenience, upon our acceptance of this Subscription Agreement, the issuance of the units subscribed for hereunder may be made effective as of a uniform date, as determined by the board of managers, that is different from the date we accept this Subscription Agreement, provided that the effective date must be within 30 days of the date we accept this Subscription Agreement.

  (x)
  Are purchasing the units for your own account, for investment purposes, and not for resale.

ONCE YOU SIGN THIS SUBSCRIPTION AGREEMENT AND SEND IT TO US WITH YOUR CHECK, YOUR SUBSCRIPTION IS IRREVOCABLE. IF YOU ARE NOT SUBMITTING FULL PAYMENT, YOU WILL BE BOUND TO PAY THE REMAINING 80% OF THE TOTAL SUBSCRIPTION PRICE UPON WRITTEN NOTICE FROM US, PURSUANT TO THE TERMS AND CONDITIONS OF THE PROMISSORY NOTE. WE WILL RETURN YOUR INVESTMENT ONLY IF WE REJECT YOUR SUBSCRIPTION OR WE CANNOT SATISFY THE CONDITIONS TO BREAKING ESCROW.

        You understand that we are relying on the representations, warranties and other information set forth in this Subscription Agreement with respect to the offer and sale of the units. By signing below, you certify that all information provided in this Subscription Agreement is accurate and complete as of the date listed below.

Individuals:	Entities:

Signature of Investor	Name of Entity

Signature of Joint Investor	Authorized Signature

Date	Print Name
Its:
Date

Have you included the following with this Subscription Agreement:

☐	Check for payment of 20% or 100% of the total subscription price made payable to "Iroquois Bio-Energy Company, LLC Escrow"?
☐	Completed and signed Promissory Note for the remaining 80% of the total subscription price (if you are not submitting full payment)?
☐	Signed copy of the signature page of the Amended and Restated Operating Agreement?

ACCEPTANCE

        The above Subscription Agreement for the purchase of units is accepted as of this              day of                                                  , 200        .

IROQUOIS BIO-ENERGY COMPANY, LLC
By:
Its:

Exhibit 1

PROMISSORY NOTE

Number of units subscribed:
Purchase price per unit:	×	$1.00
Total subscription price:	$

80% deferred payment:	×	0.8
Principal balance:	$

        For value received, the undersigned, pursuant to the undersigned's subscription agreement (the "Subscription Agreement") to purchase the above units of Iroquois Bio -Energy Company, LLC, an Indiana limited liability company (the "Company"), hereby promises to pay in lawful money of the United States of America, the principal sum of $                                       ("Principal Balance").

        1.     Payments.

        (a)   The Principal Balance shall be due and payable in one or more installments as specified in a written notice from the Company ("Call Notice"), but not less than 30 days from the date of the notice; provided, however, that the Company may not issue the Call Notice until it receives and accepts subscription agreements for at least $20,000,000 in connection with its initial public offering of membership units (the "Offering"). The date(s) and amount(s) of payments due shall be as specified in the Call Notice. All payments shall be made payable to the order of "Iroquois Bio-Energy Company, LLC Escrow" unless the Call Notice states that the Company has closed on at least the minimum amount offered in the Offering, in which case payments shall be made as specified in the Call Notice.

        (b)   In the event the undersigned fails to make any payment of the Principal Balance when due (as specified in the Call Notice), interest shall accrue on such payment amount at the rate of 8% per annum from the due date, and be due and payable as of the last day of the calendar month in which incurred.

        2.     Default.    In the event the undersigned fails to make any payment of principal or interest under this Promissory Note when due, the undersigned acknowledges and agrees that:

        (a)   The Company may commence legal proceedings to collect the amounts due, and shall be entitled to collect from the undersigned all of its costs and expenses of collection or enforcement including, but not limited to, reasonable attorneys' fees and expenses; and

        (b)   The Company may retain the entire subscription payment remitted pursuant to the Subscription Agreement as liquidated damages, and redeem any units then already issued with respect to the Subscription Agreement, in exchange for canceling this Promissory Note.

        3.     Notices.    All notices, requests, consents and demands shall be made in writing and shall be delivered by facsimile or by hand, sent via a reputable nationwide overnight courier service or mailed by first class certified or registered mail, return receipt requested, postage prepaid, if to the undersigned at the fax number or address of such undersigned as shown on the books of the Company, or if to the Company at the following fax number or address, or to such other fax number or address as may be furnished in writing to the undersigned: Iroquois Bio-Energy Company, LLC, 6317 East 181st Street, Hebron, Indiana 46341-9302, fax number: (219) 866-7490. Notices, etc. shall be deemed delivered upon confirmation of facsimile transmission, upon personal delivery, one business day after being sent via reputable nationwide overnight courier service, or three business days after deposit in the mail.

        4.     Modification and Waiver.    No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by the undersigned and the Company (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof in the circumstances or events specifically made subject thereto, and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any reoccurrence thereof.

        5.     Successors and Assigns.    All the terms and provisions of this Promissory Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the undersigned and the Company, whether or not so expressed.

        6.     Waiver of Demand, Presentment and Notice of Dishonor.    The undersigned hereby waives demand, presentment, protest, notice of protest and notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance or default hereof.

        7.     Applicable Law.    The laws of the State of Indiana, without regard to its conflicts of law principles, shall govern the validity, the construction and the interpretation of the rights and duties of the parties.

        IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date set forth below.

Individuals:	Entities:
Signature of Investor	Name of Entity
Signature of Joint Investor	Authorized Signature
Date	Print Name
Its:
Date:

IROQUOIS BIO-ENERGY COMPANY, LLC

20,000,000 Units, $20,000,000 Minimum Offering
25,000,000 Units, $25,000,000 Maximum Offering

$1.00 per Unit

Until December 22, 2003 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
WARNING REGARDING FORWARD-LOOKING STATEMENTS
CAPITALIZATION
DILUTION
DISTRIBUTION POLICY
SELECTED FINANCIAL DATA
USE OF PROCEEDS
MANAGEMENT'S PLAN OF OPERATION
Sources of Funds
Uses of Funds
BUSINESS
Historical Wholesale Distillers Dried Grains Prices (Lawrenceburg, IN)
U.S. FUEL ETHANOL PRODUCTION CAPACITY million gallons per year (mgy)
MANAGEMENT
Summary Compensation Table
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PLAN OF DISTRIBUTION
DETERMINATION OF OFFERING PRICE
DESCRIPTION OF UNITS AND OPERATING AGREEMENT
UNITS ELIGIBLE FOR FUTURE SALE
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
LEGAL MATTERS
EXPERTS
TRANSFER AGENT
WHERE YOU CAN GET MORE INFORMATION
Index to Financial Statements
IROQUOIS BIO-ENERGY COMPANY, LLC (A Development Stage Company) Balance Sheet November 30, 2002
IROQUOIS BIO-ENERGY COMPANY, LLC (A Development Stage Company) Combined Statement of Operations
IROQUOIS BIO-ENERGY COMPANY, LLC (A Development Stage Company) Combined Statement of Changes in Members' Equity
IROQUOIS BIO-ENERGY COMPANY, LLC (A Development Stage Company) Combined Statement of Cash Flows
IROQUOIS BIO-ENERGY COMPANY, LLC (A Development Stage Company) Notes to Combined Financial Statements November 30, 2002 and 2001
IROQUOIS BIO-ENERGY COMPANY, LLC (A DEVELOPMENT STAGE COMPANY) BALANCE SHEETS May 31, 2003 and November 30, 2002
IROQUOIS BIO-ENERGY COMPANY, LLC (A DEVELOPMENT STAGE COMPANY) COMBINED STATEMENTS OF OPERATIONS Three Months Ended May 31, 2003 and Three Months Ended May 31, 2002 and Period from Date of Inception to May 31, 2003
IROQUOIS BIO-ENERGY COMPANY, LLC (A DEVELOPMENT STAGE COMPANY) COMBINED STATEMENTS OF OPERATIONS Six Months Ended May 31, 2003 and Six Months Ended May 31, 2002
IROQUOIS BIO-ENERGY COMPANY, LLC (A DEVELOPMENT STAGE COMPANY) COMBINED STATEMENTS OF CASH FLOWS Six Months Ended May 31, 2003 and Six Months Ended May 31, 2002 and Period from Date of Inception to May 31, 2003
IROQUOIS BIO-ENERGY COMPANY, LLC (A DEVELOPMENT STAGE COMPANY) NOTES TO UNAUDITED FINANCIAL STATEMENTS May 31, 2003
ARTICLES OF ORGANIZATION OF IROQUOIS BIO-ENERGY COMPANY, LLC
ARTICLE I NAME
ARTICLE II REGISTERED OFFICE AND AGENT
ARTICLE III DURATION
ARTICLE IV MANAGER-MANAGED
ARTICLE V BOARD OF MANAGERS
ARTICLE VI LIMITATION OF LIABILITY; INDEMNIFICATION
FIRST AMENDED AND RESTATED OPERATING AGREEMENT OF IROQUOIS BIO-ENERGY COMPANY, LLC
FIRST AMENDED AND RESTATED OPERATING AGREEMENT OF IROQUOIS BIO-ENERGY COMPANY, LLC
SECTION 1 THE LIMITED LIABILITY COMPANY
SECTION 2 CAPITAL AND INTERESTS
SECTION 3 ALLOCATIONS
SECTION 4 DISTRIBUTIONS
SECTION 5 MANAGEMENT AND OPERATIONS
SECTION 6 MEMBERS
SECTION 7 UNIT CERTIFICATES
SECTION 8 ACCOUNTING, BOOKS AND RECORDS
SECTION 9 AMENDMENTS
SECTION 10 TRANSFERS
SECTION 11 [intentionally omitted]
SECTION 12 DISSOLUTION AND WINDING UP
SECTION 13 DISPUTE RESOLUTION
SECTION 14 MISCELLANEOUS
ADDITIONAL MEMBER SIGNATURE PAGE
IROQUOIS BIO-ENERGY COMPANY, LLC SUBSCRIPTION AGREEMENT
ACCEPTANCE
PROMISSORY NOTE